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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Edwards Lifesciences Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 29, 2013

To our Stockholders:

        The Board of Directors joins me in inviting you to attend our 2013 Annual Meeting of Stockholders. The meeting will be held at our corporate headquarters located at One Edwards Way, Irvine, California, on Tuesday, May 14, 2013, commencing at 10:00 a.m., Pacific Daylight Time. Registration will begin at 9:00 a.m. and refreshments will be provided.

        Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. Stockholders also may access the Notice of Annual Meeting of Stockholders and the Proxy Statement via the Internet at www.edwards.com.

        At the meeting, in addition to discussing matters described in the Proxy Statement, I will report on our 2012 achievements and discuss our plans for continued growth and success.

        We look forward to seeing you at our upcoming Annual Meeting of Stockholders.

Sincerely,

Michael A. Mussallem
 Chairman of the Board and
Chief Executive Officer

Edwards Lifesciences Corporation
One Edwards Way
Irvine, California USA 92614
Phone: 949.250.2500 www.edwards.com

Edwards Lifesciences Corporation
One Edwards Way
Irvine, California USA 92614
949.250.2500

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To be held on Tuesday, May 14, 2013

To the Stockholders of

EDWARDS LIFESCIENCES CORPORATION

        The 2013 Annual Meeting of Stockholders (the "Annual Meeting") of Edwards Lifesciences Corporation, a Delaware corporation (the "Company"), will be held at the corporate headquarters of the Company, located at One Edwards Way, Irvine, California 92614 on Tuesday, May 14, 2013, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

  1.
  To elect the three nominees identified in the attached proxy statement (this "Proxy Statement") as directors for the terms described therein;

  2.
  To approve an amendment and restatement of the Company's Long-Term Stock Incentive Compensation Program (the "Long-Term Stock Program") to increase the total number of shares of common stock available for issuance under the Long-Term Stock Program by 1,500,000 shares;

  3.
  To approve an amendment and restatement of the Company's 2001 Employee Stock Purchase Plan for United States Employees (the "U.S. ESPP") to increase the total number of shares of common stock available for issuance under the U.S. ESPP by 700,000 shares;

  4.
  To approve, in a non-binding vote, the compensation of the Company's Named Executive Officers as described in this Proxy Statement;

  5.
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2013;

  6.
  To approve amendments to the Company's Restated Certificate of Incorporation to declassify our Board;

  7.
  To approve an amendment to the Company's Restated Certificate of Incorporation to eliminate the supermajority voting provision;

  8.
  To consider a stockholder proposal, if properly presented at the Annual Meeting; and

  9.
  To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on Wednesday, March 20, 2013, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

        We direct your attention to the accompanying Proxy Statement. Whether or not you plan to attend the meeting in person, please vote your shares in one of the following three ways: (1) complete, sign, date, and return the enclosed proxy card in the enclosed, postage-prepaid envelope; (2) call the toll-free number listed on the proxy card; or (3) access the Internet as indicated on the proxy card. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

By Order of the Board of Directors,

Denise E. Botticelli Vice President, Associate General Counsel and Secretary

March 29, 2013

EDWARDS LIFESCIENCES CORPORATION

PROXY STATEMENT FOR THE
2013 ANNUAL MEETING OF STOCKHOLDERS

i

ii

EDWARDS LIFESCIENCES CORPORATION

 PROXY STATEMENT FOR THE
2013 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

        Our Board of Directors (the "Board") is soliciting your proxy for use at the 2013 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., Pacific Daylight Time, on Tuesday, May 14, 2013, at our corporate headquarters, located at One Edwards Way, Irvine, California 92614.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 14, 2013: Pursuant to rules promulgated by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our fiscal 2012 Annual Report are available at our website at www.edwards.com. Additionally, as required by SEC rules, you may access our proxy statement at www.edwards.com/2013proxy, which does not have "cookies" that identify visitors to the site.

        These proxy materials are first being sent to stockholders on or about March 29, 2013.

Record Date and Stockholder List

        Our Board has fixed the close of business on Wednesday, March 20, 2013, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders of record entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any purpose germane to the meeting, during normal business hours, for a period of ten days prior to and including the date of the meeting, at our corporate headquarters located at One Edwards Way, Irvine, California 92614.

Who Can Vote

        You are entitled to vote your shares at the Annual Meeting if our records show that you held your shares as of the record date, March 20, 2013. At the close of business on that date, 113,534,739 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. We have no other class of voting securities outstanding. Each stockholder is entitled to one vote per share on each proposal to be voted upon at the meeting.

How to Vote

        Shares Held of Record.    If you hold your shares in your own name as a holder of record with our transfer agent, Computershare, you may authorize that your shares be voted at the Annual Meeting in one of the following three ways:

  •
  By Mail—complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope;

  •
  By Telephone—call the toll-free number listed on the proxy card; or

  •
  By Internet—access the Internet as indicated on the proxy card.

        You may also vote in person if you attend the Annual Meeting.

        Shares Held in Street Name.    If you hold your shares through a broker, bank or other nominee (that is, in street name), you will receive instructions from your broker, bank or nominee that you must follow in order to have your shares voted at the Annual Meeting. If you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting.

        Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the meeting so that your vote will be counted if you later decide not to attend the meeting.

Appointment of Proxies

        Our Board has appointed Mike R. Bowlin, Barbara J. McNeil, M.D., Ph.D., and Michael A. Mussallem to serve as proxy holders to vote your shares according to the instructions you submit. If you return a properly signed and dated proxy card, but do not mark a choice on one or more items, your shares will be voted in accordance with the recommendations of our Board as set forth in this Proxy Statement:

        FOR the election of the named director nominees;

        FOR the amendment and restatement of the Long-Term Stock Incentive Compensation Program (the "Long-Term Stock Program");

        FOR the amendment and restatement of the Company's 2001 Employee Stock Purchase Plan for United States Employees (the "U.S. ESPP");

        FOR the approval of the compensation of the Company's Named Executive Officers (as defined below);

        FOR the ratification of the appointment of PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm for fiscal year 2013;

        FOR the approval of amendments to the Company's Restated Certificate of Incorporation to declassify our Board;

        FOR the approval of an amendment to the Company's Restated Certificate of Incorporation to eliminate the supermajority voting provision; and

        AGAINST the stockholder proposal regarding special meetings of stockholders.

        With respect to any other matter properly presented at the Annual Meeting, your proxy, if properly submitted, gives authority to the proxy holders to vote your shares in accordance with their best judgment.

Revocation of Your Proxy

        If you are a holder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company by submitting a subsequently dated proxy by mail, telephone or the Internet in the manner described above under "How to Vote", or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy. If you hold your shares in street name, you must follow the instructions provided by your broker, bank, or nominee to revoke your voting instructions.

 Broker Voting

        Brokers holding shares of record for their customers generally are not entitled to vote on certain matters, including the election of directors, matters relating to equity compensation plans or executive compensation and certain corporate governance proposals, unless their customers submit voting instructions. If you hold your shares in street name through a broker and the broker does not receive your voting instructions, the broker will not be permitted to vote your shares in its discretion on any of the proposals at the Annual Meeting other than the proposal to ratify the appointment of PwC as our independent registered public accounting firm (Proposal No. 5). If you do not submit voting instructions and your broker votes your shares on Proposal No. 5 in its discretion, your shares will constitute "broker non-votes" on each of the other proposals.

Quorum

        The presence at the Annual Meeting, in person or by proxy, of holders of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the Annual Meeting. Shares represented at the meeting are counted toward a quorum even if the holder of such shares abstains from voting. Shares held by brokers are not counted toward a quorum unless the broker has authority to vote upon at least one matter at the Annual Meeting.

Vote Required on Proposals

        The following summary describes the vote required to approve each of the proposals at the Annual Meeting.

        Election of Directors.     Each director named in Proposal No. 1 will be elected by a majority of votes cast, which means that the number of shares voted "for" each of the nominees for election to the Board must exceed 50% of the number of votes cast with respect to each nominee's election. Stockholders are not permitted to cumulate their shares for the purpose of electing directors. Abstentions and broker non-votes will not be counted as votes cast "for" or "against" a director and consequently will not be counted in determining the outcome of a director's election. In the event that the number of nominees exceeds the number of directors to be elected, which is a situation that we do not anticipate, directors will be elected by a plurality of the shares represented in person or by proxy at the meeting and entitled to vote on the election of directors.

        Management and Stockholder Proposals (except for Proposals to Amend the Restated Certificate of Incorporation).     These proposals will be decided by the affirmative vote of a majority of shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposals. This vote standard applies to the proposals to amend the Long-Term Stock Program (Proposal No. 2) and the U.S. ESPP (Proposal No. 3), approve the compensation of our Named Executive Officers (Proposal No. 4), ratify the appointment of PwC as our independent registered public accounting firm for fiscal year 2013 (Proposal No. 5), and approve the advisory stockholder proposal (Proposal No. 8). In addition, under applicable rules of the New York Stock Exchange, Proposal No. 2 to amend the Long-Term Stock Program also requires that the total votes cast on the proposal represent over 50% of the voting power of the total outstanding shares of our common stock. With respect to each of these proposals, abstentions will have the effect of votes against the proposal. Broker non-votes will not be counted in determining the outcome of these proposals, although broker non-votes could impair our ability to satisfy the requirement that the total vote cast on Proposal No. 2 represent over 50% of the voting power of the total outstanding shares of our common stock.

        Because your votes on the compensation of our Named Executive Officers (Proposal No. 4), the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal year 2013 (Proposal No. 5), and the stockholder proposal (Proposal 8) are advisory only, such votes will not bind the Board or any of its committees. However, the Board or its committees, as applicable, will review the voting results and take the results into consideration to determine what action, if any, should be taken in response to the stockholder vote.

        Amendments to Restated Certificate of Incorporation.     The affirmative vote of at least 80% of our outstanding shares of common stock is necessary to approve the amendments to our Restated Certificate of Incorporation to declassify the Board (Proposal No. 6) and the amendment to our Restated Certificate of Incorporation to eliminate the supermajority voting provision (Proposal No. 7). With respect to each of these proposals, abstentions and broker non-votes will have the effect of votes against the proposal.

Proxy Solicitation Costs

        Your proxy is being solicited on behalf of our Board and we will pay the cost of the solicitation. At our expense, we will also request brokers and other custodians, nominees, and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons.

        In addition, we have retained Georgeson Inc. ("Georgeson") to assist with the distribution and solicitation of proxies for a fee of $20,000, plus expenses for these services. We also agreed to indemnify Georgeson against liabilities and expenses arising in connection with the proxy solicitation unless caused by Georgeson's gross negligence or intentional misconduct. Georgeson and our officers, directors, and regular employees may supplement the original solicitation by mail of proxies by telephone, facsimile, e-mail, and personal solicitation. We will not pay additional compensation to our officers, directors, and regular employees for these activities.

CORPORATE GOVERNANCE

Board Composition

        Our Board currently consists of eight directors divided into three classes as indicated below. None of the directors has any family relationship with any other director or with any of our executive officers.

Proposal 1—Election of Directors

        The Board nominates the individuals below to serve as directors for the terms indicated below and until their successors are elected and qualified.

Current Class I Directors—Nominated for Reelection for a Term Expiring in 2016

Robert A. Ingram, age 70. Mr. Ingram has been a director of the Company since 2003. He has been a General Partner in the firm Hatteras Venture Partners, a venture capital firm that invests in early stage life science companies, since 2007. Mr. Ingram has served as a strategic advisor to the Chief Executive Officer of GlaxoSmithKline plc, a pharmaceutical research and development company, since January 2010. He previously served as Vice Chairman, Pharmaceuticals, GlaxoSmithKline plc, from 2003 through 2009, and Chief Operating Officer and President of Pharmaceutical Operations, GlaxoSmithKline plc, from January 2001 through January 2003. Mr. Ingram has been on the board of directors of Valeant Pharmaceuticals International since 2003, serving as its Chairman of the Board from 2006 to 2008, when he became its lead director. He was again named Chairman of the Board of Valeant from December 2010 until March 2011, after which he was again appointed Lead Director. Mr. Ingram has also been a director of Cree, Inc., since 2008, serving as its Lead Director since October 2011, and Elan Corporation, since December 2010, serving as its Chairman of the Board since January 2011. Mr. Ingram was a director of Wachovia Corporation until 2008, OSI Pharmaceuticals, Inc., until 2010, Lowe's Companies, Inc., until 2011, Pharmaceutical Product Development Inc., until 2011, and Allergan Inc., until 2012.

Mr. Ingram is a seasoned executive and corporate director with extensive knowledge and experience in the management of highly regulated pharmaceutical and medical device companies. His in-depth knowledge and understanding of the regulatory environment and governmental processes, coupled with the relationships he has developed with key governmental officials, have been particularly helpful to the Board's perspective.

William J. Link, Ph.D., age 66. Dr. Link has been a director of the Company since May 2009. He is Managing Director and co-founder of Versant Ventures, a venture capital firm investing in early stage healthcare companies. Prior to co-founding Versant Ventures in 1999, Dr. Link was a general partner at Brentwood Venture Capital. From 1986 to 1997, he was founder, Chairman and Chief Executive Officer of Chiron Vision, which was later sold to Bausch & Lomb, Inc. He also founded and served as President of American Medical Optics, Inc., which was acquired by Allergan, Inc. Dr. Link served as a director of Advanced Medical Optics, Inc., from 2002 to 2009. Before entering the healthcare industry, Dr. Link was an assistant professor in the Department of Surgery at the Indiana University School of Medicine. Dr. Link earned his Bachelor's, Master's, and Doctorate degrees in Mechanical Engineering from Purdue University.

Dr. Link's experience in identifying new business opportunities and successfully commercializing products in the medical device industry provide the Board with a valuable perspective in evaluating the prospects of existing business operations and assessing the potential for future innovative opportunities.

Wesley W. von Schack, age 68. Mr. von Schack has been a director of the Company since February 2010 and is currently serving as Presiding Director of the Board. He served as Chairman, President, and Chief Executive Officer of Energy East Corporation, an energy services company, from 1996 until his retirement in 2009 (Energy East Corporation was acquired by Iberdrola S.A. in 2008). Mr. von Schack has been a director of the Bank of New York Mellon Corporation since 2007 and is its lead director and chairman of its executive committee. He has been a member of the board of directors of AEGIS Insurance Services since 1997, its chairman since 2006, and a non-executive director of AEGIS Managing Agency Limited, which manages Syndicate 1225 at Lloyd's of London. Mr. von Schack has been a director of Teledyne Technologies, Inc., since 2006. He received his Bachelor's degree in Economics from Fordham University, an MBA from St. John's University, and Doctorate from Pace University.

Mr. von Schack's experience of more than 30 years' managing operations in the highly regulated energy industry as both a chief executive officer and a chief financial officer, combined with many years of Board experience and audit and compensation committee chairmanships enable him to contribute his significant insights in assessing and managing the risks and opportunities inherent in complex organizations.

        Each of the nominees standing for election has consented to serve as a director if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute nominee designated by the Board. No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. Please see the remainder of this section entitled "Corporate Governance" for more information regarding the Board, the committees of the Board, director independence, and related matters.

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION
OF EACH OF THE NOMINEES FOR DIRECTOR.

Continuing Class II Directors—Term Scheduled to Expire in 2014

John T. Cardis, age 71. Mr. Cardis has been a director of the Company since 2004 and is the Chairman of the Audit and Public Policy Committee. Mr. Cardis, a senior partner of Deloitte & Touche until his retirement in 2004, served at Deloitte & Touche for 41 years in positions of increasing responsibility, including as National Managing Partner Global Strategic Clients, as a member of its executive committee for 18 years, and as a member of its board of directors. He has been a director of Avery Dennison Corporation since 2004. Mr. Cardis remains actively involved as a private investor and has served a number of non-profit and community organizations.

Mr. Cardis possesses in-depth, practical knowledge of financial and accounting principles as well as experience in overseeing enterprise risk and risk mitigation strategies. Throughout his career, he has worked with numerous boards and audit committees on technical and governance matters. This background, and his management and operations experience as a senior partner at Deloitte & Touche, provide a valuable perspective to the Board as a whole, and are important to his role as Chairman of the Audit and Public Policy Committee.

David E.I. Pyott, age 59. Mr. Pyott has been a director of the Company since 2000. He has served as Chairman of the Board of Allergan, Inc., a global specialty pharmaceutical and medical device company, since April 2001, as Allergan's Chief Executive Officer since January 1998, as its President from 1998 through January 2006, and again beginning March 2011. Mr. Pyott has been a director of Avery Dennison Corporation since 1999. He serves as Chairman of the Board of the California Healthcare Institute, is on the board and on the executive committee of the Biotechnology Industry Organization (BIO), is on the Directors' Board of the Paul Merage School of Business at the University of California (Irvine), and is a Vice Chairman of the Board of Trustees of Chapman University. Mr. Pyott holds a Diploma in European and International Law from the Europa Institute at the University of Amsterdam, a Master of Arts from the University of Edinburgh, and an MBA from the London Business School.

Mr. Pyott's many years of experience as the chairman and chief executive officer of a complex, global multi-specialty healthcare company enable him to make important contributions to the Board in a full range of company management issues and processes, particularly in the areas of global marketing, international regulatory requirements, and other unique aspects of doing business outside the United States. His legal background and insights also add a valuable perspective to the Board's discussions.

Continuing Class III Directors—Term Scheduled to Expire in 2015

Mike R. Bowlin, age 70. Mr. Bowlin has been a director of the Company since 2000, and is Chairman of the Compensation and Corporate Governance Committee. He served as the Presiding Director until May 2011. He served as Chairman of the Board of Atlantic Richfield Company (which merged with BP Amoco in 2000) from 1995 until his retirement in 2000, as its President from 1993 to 1998, and as its Chief Executive Officer from 1994 to 2000. Mr. Bowlin has been a director of FMC Technologies, Inc. since 2001.

Mr. Bowlin's general management experience as Chairman and Chief Executive Officer at Atlantic Richfield Company, a complex, global corporation, and business and risk oversight experience as a member of its Board of Directors, make him particularly well-suited to serve as a member of the Company's Board. In addition, his extensive experience in managing diverse compensation and incentive programs is especially valuable in his role as Chairman of the Compensation and Governance Committee.

Barbara J. McNeil, M.D., Ph.D., age 72. Dr. McNeil has been a director of the Company since 2006. Since 1990, she has served as the Ridley Watts Professor of Health Care Policy at Harvard Medical School. In addition, since 1988, Dr. McNeil has served as the chair of the Department of Health Care Policy at Harvard Medical School. Since 1983, she has been a Professor of Radiology at both Harvard Medical School and Brigham and Women's Hospital. Dr. McNeil served as a director of CV Therapeutics, Inc., from 1994 to 2008. She also served as a director of Flagship Global Health, Inc., from 2005 to 2008. Dr. McNeil is a member of the Institute of Medicine of the National Academy of Sciences (where she was formerly chair of its Board of Healthcare Services) and the American Academy of Arts and Sciences. She is a member and former chair of the Medicare Evidence Development and Advisory Committee and is a member of the Blue Cross Medical Advisory Panel. Dr. McNeil holds an M.D. from Harvard Medical School and a Ph.D. in Biological Chemistry from Harvard University.

Dr. McNeil provides the Board with expertise related to a variety of scientific and medical matters from her broad experience in the academic and health care delivery worlds. Her experience in the health care policy arena also gives her insights into other medical-related organizations and the issues they face, and complements the Board's experience and insight.

Michael A. Mussallem, age 60. Mr. Mussallem has been our Chairman of the Board and Chief Executive Officer since 2000. Prior to 2000, he held a variety of positions with increasing responsibility in engineering, product development, and senior management at Baxter International Inc. ("Baxter"), including Group Vice President of its CardioVascular Group from 1994 to 2000, and Group Vice President of its Biopharmaceutical business from 1998 to 2000. Mr. Mussallem received his Bachelor of Science degree in Chemical Engineering from the Rose-Hulman Institute of Technology and was conferred an honorary Doctorate by his alma mater in 1999. He was a director of Advanced Medical Optics,  Inc. from 2002 to 2009, where he chaired the Organization, Compensation and Corporate Governance Committee. Mr. Mussallem currently serves on the boards and executive committees of Advanced Medical Technology Association ("AdvaMed"), California Healthcare Institute, and OCTANe Foundation for Innovation, and is a trustee of the University of California, Irvine Foundation.

Mr. Mussallem has an extensive knowledge of the medical device industry in general, and of the people, operations, processes, and products of the Company, in particular, built over a 30-year career with the Company and its predecessor. In addition, he has played a leadership role in the medical device industry and, particularly through his roles on the board and executive committee of AdvaMed, the largest medical device trade organization in the world, has made important contributions to the healthcare policy discussions in California, the United States, and the key global markets that the Company serves. These external experiences also have fostered relationships, which are helpful in developing the Board's strategic perspective and enhance his leadership of the Company.

Director Independence

        Under the corporate governance rules of the New York Stock Exchange ("NYSE"), a majority of the members of the Board must satisfy the NYSE criteria for "independence." No director qualifies as independent under the NYSE rules unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company). The Board has determined that each of Messrs. Bowlin, Cardis, Ingram, Pyott and von Schack, and Drs. Link and McNeil is independent under the NYSE rules. Mr. Mussallem is not independent under the NYSE rules as a result of his position as our Chief Executive Officer.

Governance Guidelines

        Our Board has adopted a set of Governance Guidelines to assist the Board and its committees in performing their duties and serving the best interests of the Company and its stockholders. The Governance Guidelines cover topics including, but not limited to, director selection and qualification, director responsibilities and operation of the Board, director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning, recoupment of performance-based compensation, and the annual evaluations of the Board. The Governance Guidelines are available on our website at www.edwards.com under "Investors"—Corporate Governance and Responsibility."

Board Leadership Structure

        Our Chief Executive Officer also serves as the Chairman of the Board. This leadership structure has been in place since we first became a public company in 2000. This approach is commonly used by other public companies in the United States, and our Board believes it has been effective for our company as well. We have a single leader, and our Chairman and Chief Executive Officer ("Chairman and CEO") is seen by customers, business partners, investors, and others as providing strong leadership for the Company in the communities we serve and in our industry. Our Board believes that combining the roles of Chairman of the Board and Chief Executive Officer has fostered a more constructive and cooperative relationship between the Board and management, and that communications between the Board and management are more open and effective than they would be under a different structure. Our Board also believes that, given its size and the constructive working relationships of its members, changing the existing structure would not improve the performance of the Board. The directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in overseeing the affairs of the Company. All directors are well-engaged in their responsibilities, express their views, and are open to the opinions expressed by other directors.

        Our Board believes that it is important to have an active, engaged, and independent Board. The requirements of the NYSE are that a majority of the members of the Board be independent. All members of the Board, other than the Chairman, are independent. In order to assure that the independent directors are not inappropriately influenced by management, the non-management members of the Board meet in executive session, without management, in conjunction with each of the regularly scheduled meetings of the Board and each committee, and otherwise, as deemed necessary. This allows directors to speak candidly on any matter of interest, without the Chief Executive Officer or other members of management present. Mr. von Schack is currently designated as the Presiding Director and, as such, he presides at the executive sessions of the Board. In addition, among other things, the Presiding Director serves as a liaison between the independent members of the Board and the Chairman and other members of management, providing feedback to management from the Board's executive sessions; coordinates the activities of the independent directors, including calling meetings of the independent directors as necessary and appropriate to address their responsibilities, and provides advice and counsel to the Chairman.

Board Role in Oversight of Risk

        It is management's responsibility to manage risk and bring to the Board's attention the most material risks to the Company. The Board has oversight responsibility of the processes established to monitor systems and operations, and identify material risks applicable to the Company. The Audit and Public Policy Committee (the "Audit Committee") regularly reviews enterprise-wide risk management, which focuses primarily on manufacturing processes and supplier quality, product development processes and systems, and regulatory compliance issues. The Audit Committee also regularly reviews treasury risks (insurance, credit, and debt), financial and accounting risks, legal and compliance risks, information technology security risks, and other risk management functions. In addition, the Audit Committee considers risks to the Company's reputation and reviews risks related to the sustainability of our operations.

        The Compensation and Governance Committee (the "Compensation Committee") considers risks related to succession planning, the attraction and retention of talent, and risks relating to the design of compensation programs and arrangements. As part of its normal review of these risks, the Compensation Committee considers the Company's compensation policies and practices to determine if their structure or implementation provides incentives to employees to take unnecessary or inappropriate risks that could have a material adverse effect on the Company. They have concluded that the Company's compensation programs appropriately encourage employees to achieve a strong balance sheet, improve operating performance, and create value for stockholders, without encouraging unreasonable or unrestricted risks. The Compensation Committee has determined that the Company's compensation policies and practices do not encourage risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. The full Board considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility.

        Our Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under "Board Leadership Structure" above.

Meetings of the Board

        During the year ended December 31, 2012, the Board held six meetings. Each director attended at least 75% of the total of all meetings of the Board and any applicable committee held during the period of his or her tenure in 2012.

        The Company encourages, but does not require, its directors to attend the annual meeting of stockholders. All of our directors attended our 2012 annual meeting of stockholders.

Committees of the Board

        To facilitate independent director review, and to make the most effective use of the directors' time and capabilities, we have established the Audit Committee and the Compensation Committee. The Board is permitted to establish other committees from time to time as it deems appropriate.

        Audit and Public Policy Committee.     The Audit Committee comprises three directors, each of whom must be independent as defined under applicable rules of the NYSE and the SEC and financially literate as defined under applicable rules of the NYSE. The Board has determined that each of the members of the Audit Committee is "independent" and "financially literate" under applicable rules of the NYSE and the SEC and that Mr. Cardis is an "audit committee financial expert" under the rules of the SEC. The responsibilities of the Audit Committee are included in its written charter, which is posted under the "Investors" section of the Company's website (www.edwards.com).

        As described more fully in the Audit Committee charter, the primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities relating to the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the Company's adherence to policies regarding ethics and business practices, the independent registered public accounting firm's qualifications and independence, the performance of the Company's internal audit function and independent registered public accounting firm, and the Company's enterprise-wide risk management practices. Management is responsible for the preparation, presentation, and integrity of the Company's financial statements; adoption of accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations. The Company has a full-time internal audit function that reports to the Audit Committee and to management and is responsible for, among other things, objectively reviewing and evaluating the adequacy, effectiveness, and quality of the Company's system of internal controls. The Company also has a Chief Responsibility Officer who manages the Company's ethics and compliance programs and reports to the Audit Committee.

        The Audit Committee appoints, retains, terminates, determines compensation for, and oversees the independent registered public accounting firm, reviews the scope of the audit by the independent registered public accounting firm, and inquires into the effectiveness of the Company's accounting and internal control functions. The Audit Committee also assists the Board in establishing and monitoring compliance with the ethical Business Practice Standards of the Company. The Company's Business Practice Standards are posted under the "Investors" section of the Company's website (www.edwards.com). The Audit Committee also reviews, with the Company's management and the independent registered public accounting firm, the Company's policies and procedures with respect to risk assessment and risk management.

        The Audit Committee held twelve meetings in 2012 and organized its activities at each meeting through the use of a periodic agenda. At each regularly scheduled meeting, the Audit Committee met with the senior members of the Company's financial management team and the Chief Responsibility Officer. Additionally, the Audit Committee met in executive sessions and without others present at its regularly scheduled meetings, with the Company's independent registered public accounting firm, the Senior Director of Internal Audit, the Company's Chief Financial Officer, the Company's Chief Responsibility Officer, and the Company's General Counsel. The current members of the Audit Committee are Messrs. Cardis (Chairperson), Pyott, and von Schack.

        Compensation and Governance Committee.     The Compensation Committee comprises four directors, each of whom must be independent as that term is defined under the rules of the NYSE. The Board has determined that each of the members of the Compensation Committee is "independent" under the rules of the NYSE. Each of the members of this committee is also a "nonemployee director" as that term is defined under Rule 16b-3 of the Securities and Exchange Act of 1934 and an "outside director" as that term is defined in Treasury Regulation § 1.162-27(3). The responsibilities of the Compensation Committee are included in its written charter, which is posted under the "Investors" section of the Company's website (www.edwards.com).

        The Compensation Committee determines the compensation of executive officers and recommends to the Board the compensation of outside directors, exercises authority of the Board concerning employee benefit plans, advises the Board on other compensation and employee benefit matters, and oversees the evaluation of the Board and management. The Compensation Committee also advises the Board on board committee structure and membership and corporate governance matters. The Compensation Committee may, and has, delegated authority to the Chairman and CEO to grant rights in, or options to purchase, shares of the Company's common stock to eligible employees who are not executive officers.

        In addition, the Compensation Committee makes recommendations to the Board regarding candidates for election as directors of the Company and is otherwise responsible for matters relating to the nomination of directors. The Compensation Committee maintains formal criteria for selecting director nominees who will best serve the interests of the Company and its stockholders. The criteria used for selecting director nominees are set forth in the Compensation Committee's charter, including experience, interest in the Company, intelligence, honesty, judgment, high ethics and standards, the absence of conflicts of interest, independence of mind, willingness to devote the required time, and compatibility with the Board and management. In addition to these requirements, the Compensation Committee also evaluates whether the candidate's skills and experience are complementary to the existing Board members' skills and experience, as well as the need of the Board for operational, management, financial, international, technological, or other expertise. The members of the Compensation Committee interview candidates that meet the criteria and the Compensation Committee selects nominees that it believes best suit the needs of the Board. From time to time, the Compensation Committee may engage the services of an executive search firm to assist the Compensation Committee in identifying and evaluating candidates for the Board.

        The Compensation Committee will consider qualified candidates for director nominees suggested by the Company's stockholders. Stockholders can suggest qualified candidates for director nominees by writing to the Secretary of the Company at One Edwards Way, Irvine, California 92614. Submissions received that meet the criteria described above are forwarded to the Compensation Committee for further review and consideration. The Compensation Committee does not intend to evaluate candidates proposed by stockholders any differently than other candidates.

        The Compensation Committee held five meetings in 2012. The current members of the Compensation Committee are Messrs. Bowlin (Chairperson) and Ingram, and Drs. Link and McNeil.

Board Diversity Policy

        The Compensation Committee is responsible for identifying, evaluating, and recommending to the Board, individuals qualified to be directors of the Company. The Compensation Committee's charter sets forth the membership criteria against which potential director candidates are evaluated. These written membership criteria state that the Company "seeks a board with diversity of background among its members, including diversity of experience, gender, race, ethnic or national origin, and age." In performing this responsibility, the Compensation Committee considers women and minority candidates consistent with the membership criteria and the Company's non-discrimination policies. The Compensation Committee also considers fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness, and responsibility; a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental, or educational organization; and the ability to hold independent opinions and express them in a constructive manner. Of equal importance, the Compensation Committee and the Board seek individuals who are compatible and able to work well with other directors and executives. The satisfaction of these criteria is implemented and assessed through ongoing consideration of directors and nominees by the Compensation Committee and the Board, as well as the Board's self-evaluation and peer evaluation processes. Based upon these activities and its review of the current composition of the Board, the Compensation Committee and the Board believe that these criteria have been satisfied. As a result, the members of the Board represent diverse backgrounds and experience in many areas, including financial, industrial, entrepreneurial, and educational.

Communications with the Board

        Any interested party who desires to contact any member of the Board, including the Presiding Director or the non-management members of the Board as a group, may write to any member or members of the Board at: Board of Directors, c/o Secretary, Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614. Communications will be received by the Secretary of the Company and, after initial review and determination of the nature and appropriateness of such communications, will be distributed to the appropriate members of the Board depending on the facts and circumstances described in the communication.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of February 28, 2013 by:

  •
  each stockholder known by the Company to own beneficially more than 5% of the common stock;

  •
  each of the Named Executive Officers;

  •
  each of the Company's directors; and

  •
  all of the Company's directors and executive officers as a group.

        The number of shares subject to options that each beneficial owner has the right to acquire on or before April 29, 2013, and restricted stock units with restrictions that will lapse prior to that date, are listed separately under the column "RSUs and Shares Underlying Options." These shares are not deemed exercisable for purposes of computing the beneficial ownership of any other person. Percent of beneficial ownership is based upon 114,489,500 shares of the Company's common stock outstanding as of February 28, 2013. The address for those individuals for which an address is not otherwise provided is c/o Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614. Unless otherwise indicated, the Company believes that the stockholders listed have sole voting and investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Outstanding Shares Beneficially Owned	RSUs and Shares Underlying Options	Total Shares Beneficially Owned	Percentage of Class
Principal Stockholders:
Capital Research Global Investors(1)	11,658,712	—	11,658,712	10.18%
333 South Hope Street Los Angeles, CA 90071
T. Rowe Price Associates, Inc.(2)	11,491,968	—	11,491,968	10.04%
100 E. Pratt Street Baltimore, MD 21202
Capital World Investors(3)	9,585,000	—	9,585,000	8.37%
333 South Hope Street Los Angeles, CA 90071
The Growth Fund of America, Inc.(4)	9,027,700	—	9,027,700	7.89%
333 South Hope Street Los Angeles, CA 90071
The Vanguard Group, Inc.(5)	6,986,180	—	6,986,180	6.10%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.(6)	6,503,444	—	6,503,444	5.68%
40 East 52nd Street New York, NY 10022

Name and Address	Outstanding Shares Beneficially Owned	RSUs and Shares Underlying Options	Total Shares Beneficially Owned	Percentage of Class
Named Executive Officers, Executive Officers and Directors:
Mr. Mussallem	320,396	1,682,572	2,002,968	1.75%
Mr. Abate	28,687	405,713	434,400	*
Mr. Bobo	28,130	180,270	208,400	*
Mr. Solomon	29,656	97,800	125,756	*
Mr. Verguet	49,978	232,025	282,003	*
Mr. Bowlin	66,164	12,142	78,304	*
Mr. Cardis(7)	42,358	—	42,358	*
Mr. Ingram	31,659	—	31,659	*
Dr. Link	18,017	—	18,017	*
Dr. McNeil	43,555	1,814	45,369	*
Mr. Pyott	40,232	7,818	48,050	*
Mr. von Schack	13,391	—	13,391	*
All directors and executive officers as a group (19 persons)	899,352	3,243,371	4,142,723	3.62%

*
Less than 1%

(1)
Based solely on information contained in the Schedule 13G/A filed with the SEC by Capital Research Global Investors, on its own behalf, on January 10, 2013. The Schedule 13G/A indicates Capital Research Global Investors has sole voting power and sole dispositive power for 11,658,712 shares.

(2)
Based solely on information contained in the Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc., on its own behalf, on February 11, 2013. The Schedule 13G/A indicates T. Rowe Price Associates, Inc. has sole voting power for 3,623,324 shares and sole dispositive power for 11,491,968 shares.

(3)
Based solely on information contained in the Schedule 13G/A filed with the SEC by Capital World Investors, on its own behalf, on February 13, 2013. The Schedule 13G/A indicates Capital World Investors has sole voting and sole dispositive power for 9,585,000 shares.

(4)
Based solely on information contained in the Schedule 13G/A filed with the SEC by The Growth Fund of America, Inc., on its own behalf, on February 13, 2013. The Schedule 13G/A indicates Capital World Investors has no voting or dispositive power for 9,585,000 shares, and may vote the shares in certain circumstances. According to the Schedule 13G/A, these shares may be separately reflected in the filing made by Capital Research Global Investors and/or Capital World Investors.

(5)
Based solely on information contained in the Schedule 13G filed with the SEC by The Vanguard Group, Inc., on its own behalf, on February 11, 2013. The Schedule 13G indicates The Vanguard Group, Inc. has sole voting power for 201,009 shares, shared dispositive power for 192,109 shares, and sole dispositive power for 6,794,071 shares.

(6)
Based solely on information contained in the Schedule 13G filed with the SEC by BlackRock, Inc. on its own behalf, on February 14, 2013. The Schedule 13G indicates BlackRock, Inc. has sole voting and sole dispositive power for 6,503,444 shares.

(7)
The number of shares shown for Mr. Cardis includes 10,533 shares of the Company's common stock pledged pursuant to the terms of a personal loan. This number of shares pledged is insignificant compared with 114,489,500 shares of the Company's common stock outstanding as of February 28, 2013. In addition, Mr. Cardis' stock holdings exceed the Company's stock ownership guidelines without taking into account these pledged shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

        Set forth below are the names and ages of each of our current executive officers, their positions with us, and summaries of their backgrounds and business experience. None of the executive officers has any family relationship with any other executive officer or any of our directors.

        Michael A. Mussallem, age 60. Mr. Mussallem has been our Chairman and CEO since 2000. Prior to 2000, he held a variety of positions with increasing responsibility in engineering, product development and senior management at Baxter, including Group Vice President of its CardioVascular Group from 1994 to 2000 and Group Vice President of its Biopharmaceutical business from 1998 to 2000. Mr. Mussallem received his Bachelor of Science degree in Chemical Engineering from the Rose-Hulman Institute of Technology and was conferred an honorary Doctorate by his alma mater in 1999. He was a director of Advanced Medical Optics, Inc., from 2002 to 2009, where he chaired the Organization, Compensation and Corporate Governance Committee. Mr. Mussallem currently serves on the boards and executive committees of AdvaMed, California Healthcare Institute, and OCTANe Foundation for Innovation, and is a trustee of the University of California, Irvine Foundation.

        Thomas M. Abate, age 59. Mr. Abate has been our Corporate Vice President, Chief Financial Officer since January 2006. From 2000 to 2006, he held positions of increasing responsibility with us, including Controller, Corporate Vice President, Financial Control and Operations, and was our Treasurer from 2006 through 2010. Mr. Abate earned a Bachelor's degree in Accounting from the University of Illinois and an MBA from Northern Illinois University.

        Donald E. Bobo, Jr., age 51. Mr. Bobo has been our Corporate Vice President, Heart Valve Therapy since 2007 and is responsible for the Company's global surgical heart valve business, including valve replacement and repair devices. He has also served as our Vice President and General Manager of Transcatheter Mitral Repair and as Vice President, Corporate Strategy. Prior to joining the Company in 1995, Mr. Bobo served as Director/General Manager of the Non-Invasive Monitoring Business Unit of InnerSpace, Inc., a medical device startup company. He currently serves as a member of the Board of InnerSpace, Inc. and as a board observer of CardioKinetix, Inc., a healthcare equipment and supply company. Mr. Bobo holds a Bachelor's degree in Mathematics and a Master's degree in Engineering from the University of Southern California.

        Bruce P. Garren, age 66. Mr. Garren has been our Corporate Vice President, Public Affairs and Special Counsel since January 2011, and is responsible for government affairs, global health economics and reimbursement, global communications, medical affairs, and specific legal matters. He previously served as our Corporate Vice President, General Counsel beginning in 2000, and was our Secretary from 2000 to 2004. Prior to joining the Company, Mr. Garren was Senior Vice President, General Counsel of Safeskin Corporation. He received his undergraduate degree from Antioch College, his law degree from Cornell Law School, and began his legal career as an associate at Arnold & Porter. He currently serves on the Board of the Alliance for Aging Research in Washington D.C.

        John H. Kehl, Jr., age 59. Mr. Kehl has been our Corporate Vice President, Strategy and Corporate Development since 2000. Prior to 2000, he served in positions of increasing responsibility at Baxter. Mr. Kehl earned his Bachelor of Arts degree in Business and Economics from Loras College and received his MBA from Loyola University in Chicago.

        Christine Z. McCauley, age 48. Ms. McCauley has been our Corporate Vice President, Human Resources since August 2012. Prior to assuming her current role, she served as the Company's

Vice President, Human Resources since 1999. Prior to joining the Company, she held a variety of human resources positions at Texas Instruments, Loral (Ford) Aerospace, and Bally's Health and Tennis. Ms. McCauley is a member of the advisory board of Healthcare Businesswomen's Association Southern California Chapter. She earned a dual Bachelor's Degree in Business Administration and Organizational Effectiveness at The College at Brockport State University of New York, and received her Master's Degree in Human Resource Management from Chapman University.

        Paul C. Redmond, age 49. Mr. Redmond is our Corporate Vice President, Global Corporate Operations, which includes responsibility for global supply chain, environmental health and safety, facilities, information technologies, process excellence, and global operations strategy. Prior to this, he was Corporate Vice President and General Manager of the Company's Cardiac Surgery Systems and Vascular businesses. Prior to joining the company in 2007, Mr. Redmond served as Vice President, CardioVascular Technologies and Vice President, New Product Development, at Cordis Cardiology, a Johnson & Johnson company. Mr. Redmond received his Bachelor's degrees in Mathematics and Mechanical Engineering from Trinity College in Dublin, Ireland, and also completed the IEP program at I.N.S.E.A.D., in Paris and Singapore.

        Carlyn D. Solomon, age 50. Mr. Solomon is our Corporate Vice President, Critical Care and Vascular, and also has responsibility for corporate quality and regulatory affairs. Prior to joining the Company in June 2005, he served in a number of positions at Baxter, including interim President of the Company's BioScience Division, Vice President of Global Manufacturing, and Vice President of Global Operations. Mr. Solomon has served as an executive board member for the California Manufacturers and Technology Association and the Plasma Protein Therapeutics Association. He also served on the Board of The Baxter International Foundation. Mr. Solomon earned a Bachelor's degree in Industrial Engineering from Kansas State University.

        Patrick B. Verguet, age 55. Mr. Verguet has been our Corporate Vice President, Europe, Middle East and Africa since 2004, and has been responsible for operations in Canada and Latin America since 2010 and 2012, respectively. Since 1984, he served the Company (or Baxter) in various positions including Vice President of Sales, Europe; Global Business Director for hemofiltration; Business Unit/Country Manager for the Company's operations in Western Europe; General Manager of the Company's operations in Utah; and Vice President and General Manager of the Company's Cardiac Surgery Systems business. Mr. Verguet holds a degree as Doctor in Pharmacy from the University of Besançon.

        Huimin Wang, M.D., age 56. Dr. Wang is our Corporate Vice President, Japan and Asia Pacific. From 2004 to 2010, he served as our Corporate Vice President, Japan and Intercontinental and was Corporate Vice President, Japan from 2000 to 2004. Previously, he was a representative director of Baxter Limited, a Japan corporation. Dr. Wang earned his Doctor of Medicine degree from Kagoshima University in Japan and was a Resident and Staff Physician in anesthesiology at Keio University Hospital in Tokyo. He earned his MBA from the University of Chicago. Dr. Wang is a Visiting Associate Professor in the Department of Anesthesiology at Keio University.

        Aimee S. Weisner, age 44. Ms. Weisner has been our Corporate Vice President, General Counsel since January 2011. From 2009 to 2010, she was engaged in private practice and served as legal advisor to publicly traded pharmaceutical and medical device companies located in Southern California. Prior to this, from 2002 to 2009, Ms. Weisner served in a number of positions at Advanced Medical Optics, Inc., including Corporate Vice President, General Counsel and Secretary; Executive Vice President, Administration, General Counsel and Secretary; and Executive Vice President, Administration and Secretary. From 1998 to 2002, Ms. Weisner served as Corporate Counsel and Assistant Secretary; and then Vice President, Assistant General Counsel and Assistant Secretary at Allergan, Inc. She received her Bachelor's degree in Communications from California State University, Fullerton, her law degree from Loyola Law School, Los Angeles, and began her legal career as an associate at the law firm of O'Melveny & Myers LLP.

        Larry L. Wood, age 47. Mr. Wood is our Corporate Vice President, Transcatheter Valves, and is responsible for our key initiatives in transcatheter heart valve replacement. From March 2004 to February 2007, he served as Vice President and General Manager, Percutaneous Valve Interventions. From 2001 to 2004, he was the Vice President, Global Franchise Management. Since 1985, Mr. Wood served the Company (or Baxter) in various positions including in manufacturing management and as Senior Director of Regulatory Affairs and Clinical Studies for the Heart Valve Therapy business. Mr. Wood holds a Bachelor's degree in Business and an MBA from Pepperdine University.

        For the year ended on December 31, 2012, our "Named Executive Officers" consisted of Messrs. Mussallem, Abate, Bobo, Solomon, and Verguet.

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides disclosure about the objectives and policies underlying the Company's compensation programs for its Named Executive Officers. The Company's compensation programs for the Named Executive Officers are evaluated and approved by the Compensation Committee of the Board.

        Executive Summary.     Edwards Lifesciences provides life-saving products to people with cardiovascular disease, the number-one cause of death in the world. Our business is complex, competitive, and highly regulated. Managing our business well in this challenging environment has contributed significantly to our success. This requires talented and energetic leaders who work toward our goals and drive our continued success.

        Compensation Program Highlights.    At our 2012 Annual Meeting, our stockholders cast an advisory vote on our executive compensation policies and procedures. More than 96% of the votes cast supported these policies and procedures. The Compensation Committee engages in an ongoing review of the Company's executive compensation and benefits programs and makes changes as appropriate to reflect the Company's compensation philosophy and objectives and to serve the best interests of our stockholders. As a result, our executive compensation programs and processes reflect a number of best practices, including:

  •
  An average of 82% of the total direct compensation (as defined below) of our Named Executive Officers is performance-based;

  •
  Consistent with the views of our stockholders in an advisory vote at our 2011 Annual Meeting, we are providing our stockholders annually with an opportunity to vote, on an advisory basis, on the compensation of our executive officers;

  •
  We provide our stockholders with an annual opportunity to evaluate and vote on proposed increases to the number of shares available for grant under the Long-Term Stock Program;

  •
  Stock ownership guidelines target the Chairman and CEO to hold stock valued at six times his base salary and the other Named Executive Officers to hold stock valued at three times their base salary (targets must be met within five years of becoming an executive officer and maintained thereafter);

  •
  The Compensation Committee is composed entirely of directors that the Board has determined are independent;

  •
  The Compensation Committee retains an independent executive compensation consultant to provide advice regarding compensation levels and structure;

  •
  In 2012, the Chairman and CEO amended his change-in-control severance agreement to eliminate the single trigger walk-away right;

  •
  All change-in-control severance agreements now contain "double triggers" requiring both a change-in-control and a termination of employment within a specified period of time in order for severance benefits to be triggered;

  •
  Change-in-control severance agreements provide for benefits, if triggered, of no more than three times annual salary and bonus;

  •
  Change-in-control severance agreements do not include excise tax gross-up provisions;

  •
  We adopted a recoupment policy for performance-based compensation, pursuant to which, in the event of any restatement of financial statements of the Company, the Board, in appropriate circumstances, could seek to recover or cancel any incentive compensation paid that was in excess of what would have been paid under the restated financial statements;

  •
  Equity compensation is structured to vest over a multi-year period;

  •
  In 2012, the Company awarded performance-based restricted stock units to the Named Executive Officers that require achievement of performance goals over a three-year performance period;

  •
  We have never engaged in repricing of options and other equity awards granted under our equity compensation program;

  •
  We have an anti-hedging policy that prohibits any director and employee with a title of vice president or above from writing put or call options or otherwise buying or selling options on the Company's stock;

  •
  Executive officers are entitled to only limited executive perquisites as described below that do not include excise gross up payments; and

  •
  The Compensation Committee, with the assistance of an independent compensation consultant and internal legal resources, regularly conducts a review and assessment of the potential risks to the Company from its compensation program and policies.

        Pay for Performance Philosophy.    The Compensation Committee strongly believes that executive compensation should be tied to performance and strives to create a pay for performance culture. Our compensation objectives are to offer programs that emphasize performance-based compensation and align the financial interests of our executives with those of the Company's stockholders. Accordingly, on average, approximately 82% of the total direct compensation of our Chairman and CEO and our Named Executive Officers is at risk based upon the performance of the Company. As described in more detail below under "Elements of Compensation," we use three primary indicators of performance to determine annual incentive compensation: company-wide financial measures, company-wide operational and strategic goals, and individual performance. Long-term incentive awards are granted predominantly in the form of stock options and performance-based restricted stock units in order to better align the interests of our executives with those of our stockholders.

        2012 Financial Performance.    The company-wide financial measures used to determine 2012 incentive compensation consisted of goals for revenue growth, net income, and free cash flow. The following table shows the 2012 results for these three metrics compared against the 2012 targets and the comparable results for 2011 and 2010:

	2012 Actual	2012 Target	2011 Actual		2010 Actual
Revenue Growth*	16.2%	20.0%	11.0	%**	12.7%
Net Income*	$312.8	$329.0	$259.6		$218.9
Free Cash Flow*	$262.9	$250.0	$215.0		$196.2

*
Performance measures used in setting and determining incentive compensation are not calculated in accordance with Generally Accepted Accounting Principles ("GAAP") and reflect adjustments for items such as foreign exchange rates, divested businesses and other special items.

**
Due to uncertainty in the timing of receiving Food and Drug Administration approval for commercial sale of the SAPIEN transcatheter heart valve in the United States, U.S. sales and launch related expenses resulting from this product were not included in the 2011 results.

        In addition, we returned more than $353 million to our stockholders during 2012 through our stock repurchase program.

        Stock Performance.    Over the past five years, our stock price has increased 292%, outperforming the S&P 500 and our medical products peer group, the Morgan Stanley Healthcare Products index. The cumulative total returns based on investment of $100 on December 31, 2007, including the reinvestment of dividends, are reflected in the chart below:

Comparison of Cumulative Five Year Total Return

	2007	2008	2009	2010	2011	2012
Edwards Lifesciences Corp.	100	119	189	352	307	392
S&P 500	100	62	76	86	86	97
Morgan Stanley Health Care Products	100	80	99	106	112	136

        One of the primary indicators of our pay for performance culture is the relationship of the growth in Chairman and CEO total direct compensation as compared to total stockholder return. Over the past five years, 70% of the Chairman and CEO's total direct compensation has been tied to the performance of the Company's stock. Over the past five years, total stockholder returns grew by 292%. In addition, the Chairman and CEO did not receive a base salary increase from 2009 to 2012. Instead, the Compensation Committee has provided more incentive compensation and equity opportunities to maintain competitive total direct compensation for the Chairman and CEO. Given the strong performance of the Company, the Compensation Committee believes this relationship is in the best interests of our stockholders.

        Compensation Philosophy and Objectives for the Named Executive Officers.     Our compensation programs are designed to attract, retain, motivate, and engage executives with superior leadership and management capabilities to enhance stockholder value. Within this overall philosophy, our objectives are to:

  •
  offer programs that emphasize performance-based compensation more than fixed compensation;

  •
  align the financial interests of executives with those of the Company's stockholders; and

  •
  provide compensation that is competitive.

        We strongly believe that a significant amount of compensation for the Named Executive Officers should be composed of short- and long-term incentives, or at-risk pay, to focus the executives on competitive and strategic initiatives. The amount of such short- and long-term incentive compensation is dependent on achievement of annual Company goals, individual performance, and long-term increases in the value of the Company's stock.

        The target total direct compensation for each Named Executive Officer consists of (i) base salary, (ii) Incentive Pay Objective (as defined below), and (iii) long-term incentive awards. The following chart illustrates the portions of the average 2012 target total direct compensation for the Named Executive Officers:

2012 Named Executive Officers

Average Target Total Direct Compensation Pay Mix

        Compensation Process.     The Compensation Committee is responsible for discussing, evaluating, and approving the compensation for the Chairman and CEO and the other Named Executive Officers, including the specific objectives and target performance levels to be included in our compensation plans. The Chairman and CEO and other members of our executive leadership team develop the Company's strategic plan as well as more detailed annual plans for execution. These plans are reviewed and approved by the Board. The Chairman and CEO then provides input to the Compensation Committee regarding the Company's plan, the strategic objectives, and the performance levels to be addressed by the compensation plans. In addition, the Chairman and CEO and the Company's Corporate Vice President, Human Resources, provide recommendations to the Compensation Committee regarding compensation for the Named Executive Officers (other than the Chairman and CEO). The Compensation Committee determines the compensation of the Chairman and CEO and reviews and approves the compensation of our other Named Executive Officers.

        The Compensation Committee retained Ernst & Young LLP ("E&Y") as an independent compensation consultant in 2012 to assist it in evaluating executive compensation programs and to provide competitive data for use in evaluating the compensation for the Named Executive Officers. E&Y provides additional consulting services to the Company, through a different business unit, with respect to corporate finance and tax planning. The Compensation Committee does not engage E&Y to provide the additional services. In 2012, the Company paid E&Y $338,821 for executive compensation consulting services and $267,575 for corporate finance and tax consulting services. In 2012, the Compensation Committee conducted a review of several compensation consultants and selected Semler Brossy Consulting Group ("Semler Brossy") to replace E&Y (due to the upcoming retirement of the E&Y consultant) as its independent compensation consultant for 2013. During the review process, the Compensation Committee took into account the six factor test that at the time was proposed, and has recently been adopted, by the SEC to analyze the independence of Semler Brossy, and determined that Semler Brossy is independent and that there were no conflicts of interest.

        The Chairman and CEO and the Corporate Vice President, Human Resources, are invited to and regularly attend Compensation Committee meetings as non-voting guests. The Compensation Committee regularly meets in executive session without participation by the Chairman and CEO or other management representatives. Meetings of the Compensation Committee may only be called by members of the Compensation Committee. In addition, our Chairman and CEO and our Corporate Vice President, Human Resources, meet with the Compensation Committee's independent compensation consultant in preparation for Compensation Committee meetings, and the independent compensation consultant also regularly attends Compensation Committee meetings.

        Use of Competitive Data.     We target each Named Executive Officer's total direct compensation (base salary plus annual cash incentive payment plus equity compensation) to be at approximately the median for comparable positions at competitive peer companies. In determining the appropriate level of each component of compensation for a Named Executive Officer, the Compensation Committee also took into account its assessment of the Company's or business unit's general performance, as applicable for each executive, and the executive's tenure, experience, level of individual performance, and potential to contribute to the Company's future growth. Accordingly, a Named Executive Officer's actual compensation may be higher or lower than the median for their position. Consistent with our philosophy of emphasizing pay for performance, the total cash compensation packages are designed to pay above the target when the Company exceeds its goals and below the target when the Company does not achieve its goals. In the event threshold levels of performance are not attained, no annual incentive payment is earned. For purposes of establishing the value of equity awards, stock options are valued as of the grant date using the Black-Scholes valuation model, restricted stock units are valued at the fair market value of the underlying shares at the grant date, and performance-based restricted stock units are valued using a Monte Carlo simulation model.

        In order to establish competitive compensation market data for the Named Executive Officers, the Compensation Committee's independent compensation consultant provides compensation data using public proxy information from companies primarily in the medical device industry that are chosen based on their market capitalization, revenue, complexity, extent to which the Compensation Committee believes they compete with the Company for executive talent, and geographic location (the "Comparator Group"). The composition of the Comparator Group is reviewed periodically to monitor the appropriateness of the profiles of the companies included so that the group continues to reflect the Company's competitive market and provides statistical reliability. The most recent review of the Comparator Group for pay decisions in 2012 was conducted in November 2011. For 2012, the Comparator Group consisted of the following companies:

Edwards Lifesciences 2012 Comparator Group
Allergan, Inc.	Masimo Corp.
Becton Dickinson & Co.	Medtronic, Inc.
Boston Scientific Corp.	PerkinElmer, Inc.
C. R. Bard, Inc.	ResMed, Inc.
CareFusion, Inc.	St. Jude Medical, Inc.
Covidien plc	Stryker Corp.
Gen-Probe, Inc.	Thoratec Corp.
Hospira, Inc.	Varian Medical Systems, Inc.
Illumina, Inc.	Zimmer Holdings, Inc.
Integra Lifesciences Holding Corp.

        In January 2012, the Company ranked approximately at the median of this group in terms of market capitalization. Compensation data are generally regressed for market capitalization to ensure that the data are not distorted by larger companies. Regression analysis is a commonly used technique to size-adjust data, which allows for more statistically valid comparisons. Many factors go into the regression analysis. The key measure used in our regression model is market capitalization. Based on this measure, the regression formula correlates and adjusts the raw data for base salary, total cash compensation, and total direct compensation to predict those items based on the market capitalization for each of the peer companies. These adjusted amounts are then used to develop the competitive benchmarks.

        Although data from the Comparator Group are the primary data input for compensation decisions for the Named Executive Officers, the Compensation Committee also considers compensation data for companies in the high technology, life sciences, and medical device industries reported in the following nationally recognized surveys: Hewitt Total Compensation Management Executive Compensation United States, Radford Global Lifesciences Survey, Radford U.S. Executive Survey, Mercer Benchmark Database (Executive Positions), and SIRS Executive Compensation Survey. These data are used to verify the reasonableness of the results from the Comparator Group related to base salary and total cash compensation. The Compensation Committee considers the survey data generally, without focusing on any one particular group or sub-set of companies included in the data (other than the Comparator Group identified above). The Compensation Committee believes it is appropriate to refer to these additional data because the Company competes with these types of companies for executive talent. If the results of the Comparator Group vary significantly from the data from the other surveys, the Compensation Committee will consider such information in its decision-making process. To date, reference to the data from the other surveys has not resulted in a change to the decisions based on the Comparator Group.

        When compared to the competitive data based on the 2012 Comparator Group, the average base salary compensation paid to the Named Executive Officers for 2012 was 1.56% below the median, average total cash compensation was 1.5% above the median, and average total direct compensation was 3.5% above the median. The following charts illustrate the total direct compensation of our Chairman and CEO as reported in our 2012 proxy statement and the total stockholder return for the Company's common stock for the previous one, three, and five years, compared to the same data for our 2012 Comparator Group:

	CEO Total Direct Compensation (Average) (in thousands)				Total Shareholder Return (Average)
Company	2012 Proxy Statement Data	Prior 3 FYs	Prior 5 FYs	Company	Most Recent FY	Last 3 FYs	Last 5 FYs
2012 Comparator Group				2012 Comparator Group
90th Percentile	$13,167	$13,703	$11,858	90th Percentile	44.1%	17.5%	11.5%
75th Percentile	$11,176	$10,844	$9,567	75th Percentile	23.6%	10.6%	7.9%
Median	$9,323	$9,307	$9,084	Median	15.5%	4.2%	0.4%
25th Percentile	$7,235	$6,193	$6,042	25th Percentile	9.2%	2.3%	-2.4%
Edwards Lifesciences	$6,210	$6,083	$5,947	Edwards Lifesciences	34.3%	37.8%	56.2%
Percentile	15.8%	24.2%	12.3%	Percentile	87.3%	Maximum	Maximum

        Elements of Compensation.     The compensation package for each Named Executive Officer consists primarily of (a) base salary, (b) an annual cash incentive payment based on attainment of pre-established financial measures and operating goals and individual performance, and (c) long-term stock-based incentive awards designed to further align the interests of the Named Executive Officers with those of the Company's stockholders. Each of these three components of compensation is intended to promote one or more of the Company's objectives of designing executive compensation that is competitive, is performance-based, and aligns the interests of the executives with the Company's stockholders.

        Base Salary.    In determining a Named Executive Officer's base salary, the Compensation Committee considers the following factors in addition to competitive data: responsibilities, tenure, prior experience, and expertise; individual performance as measured against performance management objectives; future potential; and internal equity. Base salary is the only fixed compensation element of executive compensation, and satisfies the compensation objective of providing competitive compensation that will help attract and retain qualified executives. Base salary is also intended to provide a certain level of security and continuity from year to year. The Compensation Committee reviews each Named Executive Officer's base salary each year in February and any approved changes are effective beginning the first pay period in April. The base salary for the Chairman and CEO is established in a similar manner and is described more fully under "Employment and Post-Termination Agreements," below.

        Base salaries in 2012 for the Named Executive Officers were increased by an average of approximately 4% from the level in effect for 2011. Base salaries for these Named Executive Officers on average comprised approximately 18% of their total direct compensation in 2012, compared to approximately 19% of their total direct compensation in 2011.

        Annual Cash Incentive Payment.    All of the Named Executive Officers and many other management and non-management level salaried employees (approximately 2,050 employees) participated in the Edwards Lifesciences 2012 Incentive Plan (the "Incentive Plan"). All participants in the Incentive Plan receive annual cash incentive payments that are tied to the achievement of corporate financial measures, operating goals, and individual performance, and the Plan provides no economic guarantee. The Compensation Committee, in collaboration with the Chairman and CEO, sets annual incentive performance goals each year based on the financial and operating goals in the Company's business plan for the year. The incentive payments for the year are determined when achievement of the predetermined financial measures and operational goals are known, and individual performance can be assessed.

        The Incentive Plan for the Named Executive Officers is structured to preserve the tax deductibility of payments under the Incentive Plan. As such, targets for all Named Executive Officers have been established and expressed as maximum amounts payable under the Incentive Plan. The Compensation Committee may then use "negative discretion" to reduce the payment based on performance results (corporate financial measures, operating goals, or individual performance) against pre-established objectives. By setting a high amount that can then be reduced, we are advised that the Incentive Plan meets the requirements of Section 162(m). See "Tax and Accounting Implications—Policy Regarding Section 162(m)" below. A reduction from the maximum amount is not necessarily a negative reflection on performance. In applying negative discretion, the Compensation Committee also utilizes for each Named Executive Officer a reference target for annual incentive payments, the "Incentive Pay Objective," as the amount of incentive payment that will be earned for expected performance. For 2012, annual Incentive Pay Objectives for the Named Executive Officers were, on average, approximately 5% above the median of the Comparator Group and comprised approximately 15% of their total direct compensation.

        The following illustration shows how the cash incentive payment for a participant in the Incentive Plan is determined, subject to the limitation that an individual's incentive payment will range from 0% -200% of his or her Incentive Pay Objective:

        Incentive Pay Objective.    As discussed above, the 162(m) targets established for the Named Executive Officers are maximum amounts payable in the event of over-achievement of pre-established objectives. Anticipating the application of negative discretion, the Compensation Committee establishes an annual Incentive Pay Objective for the Named Executive Officers so that the total cash compensation (base salary plus incentive payment for expected performance) will be at approximately the median of the Comparator Group.

        Financial Measure Achievement.    The Incentive Pay Objective is multiplied by the percentage of the pre-established Company financial measure achievement. No incentive payment is paid if actual performance associated with Company financial goals is not in excess of a pre-established minimum threshold. If the Company achieved the maximum level specified for each financial goal, the maximum incentive achievement for this measure would be 175%.

        For 2012, the Company's financial goals, and the corresponding weightings, were as follows: revenue growth (50% weighting); net income (30% weighting); and free cash flow (20% weighting). The following table sets forth the target level for each such goal as well as the level of achievement required to earn the various levels of the Financial Measure Achievement. Interpolation is applied for results between the levels shown in the chart.

2012 Company Financial Performance Measures*

Percentage of Financial Measure Achievement	Revenue Growth 50% Weight	Net Income ($M) 30% Weight	Free Cash Flow** ($M) 20% Weight
0%	Less than 11%*	Less than $306.0*	Less than $225.0*
25%	11%*	$306.0*	$225.0.0*
100%	20%*	$329.0*	$250.0*
175%	27%*	352.0*	$275.0.0*

*
Performance measures used in setting and determining incentive compensation are not calculated in accordance with GAAP and reflect adjustments for items such as constant foreign exchange rates, divested businesses, and other unusual items.

**
Defined as cash flow from operations less capital expenditures.

        Key Operating Driver Achievement.    The product of the Incentive Pay Objective and the Financial Measure Achievement is multiplied by the level of achievement of pre-established key operating drivers (the "KODs"). The Company establishes KODs each year to address specific business initiatives consistent with the Company's confidential internal strategic and operating plans. The KODs address specific business units, products and product lines, and focus the executive team on the areas and initiatives most important to the Company's future success. The Company has established a range of performance for each KOD. These ranges are established with the expectation that the target range should be achievable with the expected level of performance. Performance within the expected range results in a multiplier of 100%. Performance below the range is considered sub-optimal and will result in a reduction of the multiplier below 100%. Performance above the range is considered extraordinary and results in an increase of the multiplier above 100%, to a maximum of 150%.

        In 2012, there were four KODs, as follows:

  •
  lead the global transformation of aortic valve disease treatment ("KOD #1");

  •
  extend leadership in structural heart disease ("KOD #2");

  •
  improve therapeutic decisions and clinical outcomes through acute care monitoring ("KOD #3"); and

  •
  build capabilities and infrastructure to seamlessly support transformational growth ("KOD #4").

        The following chart illustrates the impact of the performance with respect to each KOD on the KOD multiplier, and the actual 2012 KOD performance. Actual KOD performance can range from 0% to 200%. The aggregate KOD multiplier can be as low as 0% and may not exceed 150%. Interpolation is applied for results between the levels shown in the chart.

Determination of 2012 Key Operating Driver Multiplier

Key Operating Driver	Target	Actual
KOD #1	60%	90%
KOD #2	15%	8%
KOD #3	15%	9%
KOD #4	10%	10%

Total KOD Multiplier	100%	117%

        Based upon the KOD performance described above, the Compensation Committee concluded that the 2012 KOD multiplier was 117%.

        Individual Performance Objective Multiplier.    Finally, the result of the above calculation is multiplied by the Individual Performance Objective Multiplier. The individual performance objectives for the Chairman and CEO are established by the Compensation Committee, and the individual performance objectives for each Named Executive Officer (other than the Chairman and CEO) are established collaboratively by the Chairman and CEO and each such executive. Each executive has an appropriate number of meaningful individual performance objectives. In choosing the individual performance objectives, the Chairman and CEO and the Compensation Committee strive to create objectives, the attainment of which are designed to implement the Company's strategic and operating plans, with a focus on the achievement of the financial measures and operational goals within each executive's individual area of responsibility.

        These objectives are considered in the aggregate to determine an overall performance modifier for each Named Executive Officer for the purposes of the compensation formula. Although some of the individual performance objectives are expressed in qualitative terms that require subjective evaluation, objectives also include several quantitative measures. However, the determination of the overall performance modifiers for each Named Executive Officer also involves a subjective process. The Chairman and CEO reviews the performance of each Named Executive Officer with the Compensation Committee and recommends the performance modifier for each executive. The Compensation Committee then exercises judgment, assigning a percentage of achievement for purposes of the compensation formula. This process involves reviewing the individual performance objectives, the overall performance of the individual executive against all of his or her individual objectives, taken together, and the executive's performance relative to the environment and to other executives. There is no formal weighting of the individual performance objectives. Individual performance objective multipliers may range from 0% to 200%. If an executive achieves less than 100% of his or her individual performance objectives, his or her incentive compensation is decreased from the level determined by the other factors, and if an executive achieves more than 100% of his or her individual performance objectives then that executive's incentive compensation is increased above the level determined by the other factors.

        The individual performance objectives established by the Compensation Committee for the Chairman and CEO and the other Named Executive Officers and the factors considered by the Compensation Committee for 2012 are described below.

        Mr. Mussallem:     Mr. Mussallem's performance objectives were to: develop and execute corporate strategy; achieve Company financial goals and Key Operating Drivers; increase stockholder value; drive innovation and product leadership; attract and retain talented employees; promote a culture of ethical business practices and social responsibility; and provide leadership as Board Chairman. The Compensation Committee assessed Mr. Mussallem's 2012 performance against each objective. In particular, they noted his: (i) success in implementing an increased strategic focus for the Company; (ii) strong oversight of important product-specific and infrastructure-related strategic initiatives; (iii) successfully attracting and retaining talent and planning for the future; (iv) promoting a culture of ethical business practices and social responsibility; and (v) encouraging strong corporate governance and an open and trusting Board environment. In making its evaluation, the Compensation Committee observed that Mr. Mussallem maintained focus on execution of the Company's strategy in order to deliver long-term superior stockholder value; strengthened the pipeline of future new products; and strengthened infrastructure, in particular quality systems, to support future growth.

        Mr. Abate:     Mr. Abate's performance objectives were to: ensure the Company's financial reporting maintains the highest integrity; maximize the Company's internal financial department's contribution to the Company's long-term financial success; work to enhance the Company's financial health; maintain a high standard of investor relations; attract and retain talented employees to the Company's global finance team; maximize the Company's capital capacity; and enhance stockholder returns. The Compensation Committee determined Mr. Abate's 2012 performance objective multiplier by evaluating his performance against each objective. In particular, they noted how the finance team led the development of solid financial guidance, remained focused on building investor confidence, and continued to build and retain strong finance talent.

        Mr. Verguet:     Mr. Verguet's performance objectives were to: achieve 2012 European, Canadian, and Latin American key operating drivers and financial goals; drive new product introductions in Eastern Europe, Middle East, Africa, and Canada; drive innovation and product leadership; enhance leadership in key franchises; attract, develop and retain talented employees; and promote a culture of ethical business practices and social responsibility. The Compensation Committee determined Mr. Verguet's 2012 performance objective multiplier by evaluating his performance against each objective. In particular, they noted his recently expanded scope to include Latin America, his continued leadership for the results of the European and Canadian regions and effectively managing the very difficult European economic climate, and developing talent.

        Mr. Solomon:     Mr. Solomon's performance objectives were to: develop, evolve and execute the strategy to transform the Critical Care business to consistently deliver significant sales growth with improving profitability; achieve the financial goals for the Critical Care business; meet 2012 product development Key Operating Drivers; attract, develop, and retain talented employees; promote a culture of customer focus, innovation, and operational excellence; and ensure quality compliance leadership. The Compensation Committee determined Mr. Solomon's 2012 performance objective multiplier by evaluating his performance against each objective. In particular, they noted his leadership of the Critical Care business as well as overall operations, his focus on quality compliance and his ability to attract, develop, and retain talented employees.

        Mr. Bobo:     Mr. Bobo's performance objectives were to: develop, evolve, and execute the strategy for the Surgical Heart Valve business to consistently deliver sales growth and achieve the financial goals for the Surgical Heart Valve business; meet 2011 product development Key Operating Drivers; attract, develop, and retain talented employees; and promote a culture of customer focus, innovation, and operational excellence. The Compensation Committee determined Mr. Bobo's 2012 performance objective multiplier by evaluating his performance against each objective. In particular, they noted his global leadership of the Surgical Heart Valve business, his success in seamlessly expanding heart valve capacity in support of THV growth, his drive to expand the business internationally, and his leadership of the innovative INTUITY and GLX next generation heart valve platforms.

        Committee Review Process.    The Compensation Committee meets each February to review and approve annual incentive payments for the prior year and to set incentive performance targets for the current year. The Compensation Committee may adjust the incentive payment levels based on Financial Measure Achievement, KOD Achievement, Individual Performance Objective Multiplier, and total stockholder return. In February 2013, after reviewing the Company's 2012 performance versus financial and operational goals, total stockholder return performance, and business segment performance, the Compensation Committee awarded incentive payments totaling approximately $2 million to the Named Executive Officers. The amount awarded to the Named Executive Officers, as a group, represented approximately 87% of the incentive pay target for the Named Executive Officers (including the Chairman and CEO), even though the percentage received by each Named Executive Officer was different. The amount awarded to each Named Executive Officer for 2012 is reported in the Summary Compensation Table. The incentive payments were paid in March 2013.

        In connection with setting 2012 compensation and the incentive compensation provided to the Named Executive Officers, the Compensation Committee considered the risk profile of the Company's compensation programs, policies, and practices and determined that the Company's incentive compensation does not encourage unnecessary or excessive risks and that the compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee considered the views of the Company's compensation staff and legal counsel, as well as outside compensation consultants.

        Long-term Incentive Awards.    The long-term incentive awards are designed to: (i) enhance the value of the Company (and, ultimately create stockholder value) by aligning participants' interests more closely to those of the Company's stockholders and by providing participants with an incentive to manage the Company from the perspective of an owner; and (ii) retain qualified employees.

        We grant long-term incentive awards in the form of stock options, performance-based restricted stock units and restricted stock units to eligible employees (including the Named Executive Officers) under the Long-Term Stock Program. The Long-Term Stock Program was last approved by the stockholders in May 2012. The combination of options, performance-based restricted stock units and restricted stock units allows the Company to maintain a competitive compensation program.

        At the Compensation Committee meeting immediately preceding the stockholder meeting in May of each year, the Compensation Committee determines the size of the long-term incentive award for each Named Executive Officer based on competitive total direct compensation targets for the executive along with such executive's level of responsibilities, ability to contribute to and influence long-term results of the Company, and individual performance. In making individual awards, the Compensation Committee considers factors similar to those taken into account in establishing non-equity incentive compensation. Also taken into account are benchmarking data from the Comparator Group, as well as a subjective determination regarding the individual executive's potential for contributing to the Company's future success. Of these factors, the ability to influence the Company's long-term goals and individual performance are weighted most heavily. In keeping with the Company's commitment to provide a total compensation package that emphasizes at-risk components of pay, long-term incentives for 2012 comprised, on average, 67% of the value of the Named Executive Officers' total direct compensation package.

        For 2012, a benchmark guideline expressed as a dollar value was established for each Named Executive Officer. Using the benchmark guideline, the Chairman and CEO evaluated each executive's performance (other than himself), as discussed previously (see "Compensation Process" above), and established specific recommendations for the Compensation Committee's consideration. Accordingly, individual executive awards may and do vary from the benchmark guideline. Furthermore, the benchmark values used by the Compensation Committee are estimates only and are not indicative of the actual value that will be realized from the awards. The Compensation Committee evaluated the Chairman and CEO's performance using the same criteria as discussed above in "Compensation Process" to establish the appropriate award for the Chairman and CEO. For 2012, the approved long-term incentive value was delivered using a combination of stock options, restricted stock units and performance-based restricted stock units, with the Chairman and CEO receiving 67% stock options and 33% performance-based restricted stock units. Mr. Abate received 54% stock options, 20% restricted stock units, and 25% performance-based restricted stock units. All other Named Executive Officers received 70% stock options and 30% performance-based restricted stock units. Stock options were more heavily weighted in the allocation to focus the Named Executive Officers on the creation of stockholder value over the long-term.

        Stock options granted during 2012 have an exercise price equal to the closing price on the day of Compensation Committee approval. As discussed above, the Compensation Committee approved the 2012 awards for the Named Executive Officers at its meeting in May 2012. Stock options granted to Messrs. Mussallem and Abate vest monthly over twenty-four months, each with a seven-year term, consistent with vesting standards established for executives who were retirement-eligible before May 12, 2011. Stock options granted to Messrs. Solomon, Verguet, and Bobo vest annually over four years and have a seven-year term.

        Restricted stock units awarded in 2012 to Mr. Abate and other employees become 50% vested on the third anniversary of the grant and 100% vested on the fourth anniversary of the grant. Upon termination, retirement-eligible employees receive 25% of the restricted stock unit awards for each full year of employment with the Company measured from the grant date. To be retirement-eligible, an employee must be 55 years of age or older and have 10 or more years of service with the Company. As of December 31, 2012, Messrs. Mussallem, Abate, and Verguet were the only retirement-eligible Named Executive Officers.

        Performance-based restricted stock units awarded in 2012 to Named Executive Officers and other executive officers will vest on May 9, 2015. The number of shares issuable upon vesting of these performance-based restricted stock units will range from 0% to 175% of the target number of shares subject to the award and depend on satisfaction of applicable performance requirements over a three-year performance period.

        The awards made to the Named Executive Officers for 2012 are set forth in the accompanying "Grants of Plan-Based Awards in Fiscal Year 2012" table.

        Stock Ownership Guidelines.     Under guidelines adopted by the Company, the Chairman and CEO is targeted to own shares of Company stock with an aggregate market value at least equal to six times his current base salary; the other Named Executive Officers are targeted to own shares with an aggregate market value at least equal to three times the executive's current annual base salary. Shares that count toward meeting the guidelines include the shares held directly or under Company plans, restricted stock and restricted stock units, and 25% of the value of vested in-the-money stock options. Executives are expected to meet the guidelines within five years of becoming an executive officer and are expected, absent unusual circumstances, to maintain or exceed their target ownership levels. Stock ownership guidelines were established to create additional owner commitment and to emphasize stockholder value creation. Target ownership levels are adjusted as the executives' annual base salaries change. As of December 31, 2012, each Named Executive Officer had achieved his targeted level of stock ownership within the allotted time.

        Market Timing of Equity Awards.     The Company does not have any program, plan, or practice to time option grants to its Named Executive Officers (or any other optionee) in coordination with the release of material information. Annual equity awards for the Named Executive Officers are generally made at the Compensation Committee meeting in May of each year. Any other equity awards to Named Executive Officers, including grants to new hires, are generally made on the date of the next available regularly scheduled Board meeting.

        Benefits.     The Named Executive Officers are eligible to participate in employee benefit programs generally offered to other employees of the Company including, for all Named Executive Officers (other than Mr. Verguet) the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan ("401(k)"), which provides for a Company matching contribution. These benefits generally provide, on average, approximately 6.0% of the value of the Named Executive Officer's total cash compensation. In addition, the Company provides certain other perquisites to its Named Executive Officers that are not generally available to the Company's employees. The Company believes that providing these perquisites is a relatively inexpensive way to enhance the competitiveness of the executive's compensation package. These perquisites are described below and reported in the "Summary Compensation Table."

        The Company's perquisite program for the Named Executive Officers includes:

        Car Allowance—A monthly car allowance is paid as follows: $1,100 for the Chairman and CEO, $900 for the other U.S.-based Named Executive Officers, and approximately $3,000 for the Corporate Vice President, Europe, Middle East, Africa, Latin America and Canada. The car allowance is intended to cover expenses related to the lease, purchase, insurance, and maintenance of a vehicle, and mileage for business use. It is provided in recognition of the need to have executive officers visit customers, business partners, and other stakeholders in order to fulfill their job responsibilities. This travel causes wear and tear on personal vehicles and increases fuel expenses. The car allowance eases the administrative burden of tracking mileage and wear-and-tear each time travel occurs.

        Executive Physical Examination—Named Executive Officers are reimbursed for an annual executive physical examination, generally ranging from $1,300 to $3,700). Each of the Named Executive Officers is entitled to receive an annual comprehensive executive physical examination. This benefit encourages the proactive management of the executive's health, helping best position the executive team to be able to address the on-going and day-to-day issues facing the Company.

        Flexible Allowance—Named Executive Officers receive a flexible allowance for certain qualifying expenses of an annual maximum of $40,000 (plus two club memberships, at a combined cost of $9,281 in 2012, that are being used for corporate business purposes) for the Chairman and CEO, and a maximum of $20,000 for the other Named Executive Officers. This benefit recognizes the diverse nature of expenses that have a business nexus that may be incurred by the Company's executive officers, including airline clubs, cellular phone, club memberships, and home office equipment. The allowance may also be used to cover certain personal financial, estate, and tax planning costs as the company believes that it is in the best interest for the executives to have professional assistance in managing their total compensation so that they can focus their full attention on growing and managing the business. The allowance may also be used for certain spousal travel when an executive attends a business function where the Company has determined it is appropriate for an executive to take their spouse. The benefits covered by the flexible allowance are useful for conducting job-related business or are provided to permit executives to focus their full attention on growing and managing he business.

        The Compensation Committee conducts an annual review of the competitiveness of the Company's perquisite program, the individual components and levels against the perquisite programs of companies in the Comparator Group. As a result of these reviews, the Compensation Committee may make adjustments as it determines to be appropriate. No such changes were made for fiscal 2012. Also, the Audit Committee periodically reviews actual benefit usage.

        Pension.     Mr. Verguet participates in the Company's pension plan applicable to its salaried employees at its Nyon, Switzerland facility (see the section "Pension Benefits" below). The Company does not have any pension plans in which any of the other Named Executive Officers participate.

        Deferred Compensation.     The Company has adopted a deferred compensation plan for the Named Executive Officers and certain other management employees to enable them to save for retirement by deferring their income and the associated tax to a future date or termination of employment. Under the Executive Deferred Compensation Plan (the "EDCP"), the Named Executive Officers and other key employees have the opportunity to defer compensation to future dates specified by the participant with a return based on investment alternatives selected by the participant. The Company believes that the EDCP is comparable to similar plans offered by companies in the Comparator Group.

        In 2001, the Company adopted the EOP, a nonqualified option plan for the benefit of its executives and other key employees. The EOP permitted participants to elect to forego all or a portion of their compensation (base salary and bonus) and receive instead options to purchase shares of mutual funds or common stock of the Company. The Company discontinued participation in the EOP on December 31, 2004. The outstanding options under the EOP are fully vested. The participating Named Executive Officers are entitled to receive payment of dividend equivalents on outstanding options they hold under the EOP in accordance with the terms of the EOP.

        The amounts deferred and accrued under the EDCP and the EOP for the Named Executive Officers are reported below in the "Summary Compensation Table" and the "Nonqualified Deferred Compensation Table."

        Employment and Post-Termination Agreements.     The Company has entered into an employment agreement with its Chairman and CEO as well as change in control severance agreements with the Chairman and CEO and the Company's other Named Executive Officers as discussed below. Messrs. Abate, Bobo and Solomon are eligible to participate in a severance plan for eligible employees to receive severance benefits upon an involuntary termination of employment due to the elimination of their position or a reduction in workforce.

        Chief Executive Officer Employment Agreement.    The Company's employment agreement with the Chairman and CEO, Mr. Mussallem, was approved by the Compensation Committee, and provides for his appointment as Chief Executive Officer, an annual base salary, bonus, and long-term incentive awards as determined by the Board, and, in certain circumstances, severance payments upon termination of employment.

        Mr. Mussallem's base salary is reviewed and may be adjusted annually based on: (i) the Compensation Committee's review of the Comparator Group data in consultation with the Compensation Committee's compensation consultant, and (ii) Mr. Mussallem's performance. The Compensation Committee followed the same philosophy and programs described above for executives in determining 2012 compensation for Mr. Mussallem. In addition, the Compensation Committee reviewed a tally sheet prepared by its independent compensation consultant which affixed a dollar amount to all components of Mr. Mussallem's compensation, including current compensation, equity awards, benefits, and potential severance payments. The Compensation Committee believes, after reviewing Mr. Mussallem's total direct compensation, individual performance and contribution to the Company's financial results during 2012, that Mr. Mussallem's total compensation and each component thereof were in line with the Company's compensation philosophy and objectives.

        If Mr. Mussallem's employment is involuntarily terminated by the Company without "cause," as defined in the employment agreement, the Company is required to pay certain severance benefits if he is not receiving the severance benefits under his change in control severance agreement. The material terms of the severance arrangement are described in the section "Potential Payments Upon Termination or Change in Control," below.

        Change in Control Severance Agreements.    The Company has entered into agreements with its Named Executive Officers pursuant to which such individuals would be provided certain payments and benefits in the event of termination of employment following a change in control of the Company. The Company believes that this program enhances the likelihood of retaining the services of such officers in the event the Company was to become an acquisition target and allows the Named Executive Officers to continue to focus their attention on the Company's business operations, stockholder value, and the attainment of long-term and short-term objectives without undue concern over their employment or financial situations.

        The Compensation Committee, with input from its independent compensation consultant, reviews the terms of the agreements including the level of severance benefits, periodically. As a result of this review in 2012, certain changes were made to the agreements, including among other things, removal of the excise tax gross-up provisions, and elimination of the Chairman and CEO's right to receive severance benefits upon a voluntary termination of his employment at any time during the thirteenth month following a change in control. The material terms of the agreements are described in the section "Potential Payments Upon Termination or Change in Control," below.

        The Company believes that the level of severance payments is fair and reasonable based on the years of service of the Named Executive Officers and the value the Company would derive from the services provided by the executives with change in control severance agreements prior to, and following, a change in control.

  Tax and Accounting Implications.

        Policy Regarding Section 162(m).    Section 162(m) generally limits the corporate deduction for annual compensation deemed paid to the named executive officers, excluding the Chief Financial Officer, to $1,000,000 per individual, unless that compensation qualifies as performance-based under Section 162(m). The Compensation Committee considers the impact of this tax code provision and attempts, to the extent practical and consistent with the Company's compensation philosophy, to implement compensation policies and practices that maximize the tax benefits to the Company's stockholders. The Long-Term Stock Program is a stockholder-approved plan which has been structured so that any compensation deemed paid in connection with the exercise of stock options will qualify as performance-based compensation not subject to the $1,000,000 limitation. The awards to the Named Executive Officers under the Incentive Plan for 2011 and 2012 are intended to qualify as performance-based compensation so as not to be subject to the $1,000,000 limitation.

        Compensation that does not qualify as "performance-based" under Section 162(m) paid to the Named Executive Officers in 2012 exceeded the $1,000,000 limitation by $1,246,252, primarily as a result of the vesting of certain restricted stock units. The Compensation Committee recognizes the importance of preserving the Company's ability to design compensation programs to attract and retain skilled and qualified individuals in a highly competitive market. The Compensation Committee will continue to design salary, annual incentive bonuses, and long-term incentive compensation in a manner that the Compensation Committee believes prudent or necessary to hire and retain the Company's Named Executive Officers, and some of the compensation deemed paid to these executives may be nondeductible.

        Accounting for Stock-Based Compensation.    The Company accounts for stock-based payments in accordance with applicable accounting guidance. The fair value of each award is estimated on the date of grant and expensed in the income statement over the vesting period for the award.

        2013 Compensation Decisions.     At its February 2013 meeting, the Compensation Committee approved average base salary increases of approximately 6% for the Named Executive Officers to maintain market competitiveness. The Compensation Committee also approved other base salary increases to recognize performance for other executives. In addition, the Compensation Committee established the Incentive Pay Objectives for each Named Executive Officer, and established the Company's 2013 financial measures and operational goals under the Incentive Plan.

  Report of the Compensation and Governance Committee

        The Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis" disclosure with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the "Compensation Discussion and Analysis" be included in the Company's Proxy Statement distributed in connection with the Company's 2013 Annual Meeting of Stockholders.

The Compensation and Governance Committee:
Mike R. Bowlin (Chairperson)
Robert A. Ingram
William J. Link, Ph.D.
Barbara J. McNeil, M.D., Ph.D.

   Executive Compensation

        The Summary Compensation Table quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers for 2012. The primary elements of each Named Executive Officer's total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of stock options, performance-based restricted stock units and restricted stock units. Named Executive Officers also received the other benefits listed in the "All Other Compensation" column of the Summary Compensation Table, as further described in the footnotes to the table.

        The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer's base salary and annual bonus is provided immediately following the Summary Compensation Table. The Grants of Plan-Based Awards in Fiscal Year 2012 table, and the accompanying description of the material terms of the stock options and stock unit awards granted in 2012, provides information regarding the long-term equity incentives awarded to Named Executive Officers in 2012. The "Outstanding Equity Awards at 2012 Fiscal Year-End" and "Option Exercises and Stock Vested in Fiscal Year 2012" tables provide further information on the Named Executive Officers' potential realizable value and actual value realized with respect to their equity awards.

Summary Compensation Table

        The following table sets forth a summary, for the years indicated, of the compensation of the principal executive officer, the principal financial officer, and the three other most highly compensated executive officers of the Company whose total compensation for 2012 was in excess of $100,000 and who were serving as executive officers at the end of 2012. No other executive officers that would have otherwise been includable in such table on the basis of total compensation for 2012 have been excluded by reason of their termination of employment or change in executive status during that year.

Name and Principal Position	Year	Salary $(1)	Stock Awards $(2)	Option Awards $(2)	Non-Equity Incentive Plan Compensation $(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(4)	All Other Compensation $(5)	Total $
Mr. Mussallem	2012	825,000	1,875,735	3,661,715	881,000	—	144,436	7,387,886
Chairman of the Board and	2011	825,000	116,937	4,005,997	1,119,195	—	142,536	6,209,665
Chief Executive Officer	2010	825,000	133,128	3,559,500	1,143,500	15,587	152,303	5,829,018
Mr. Abate	2012	479,326	680,504	763,591	302,600	—	64,094	2,290,115
Corporate Vice President,	2011	446,769	345,240	848,675	361,760	4,270	58,106	2,064,820
Chief Financial Officer	2010	412,308	305,422	733,257	373,968	2,320	57,920	1,885,195
Mr. Verguet	2012	582,431	307,384	698,926	350,503	465,866	78,361	2,483,471
Corporate Vice President	2011	567,950	—	874,198	456,757	639,818	89,187	2,627,910
	2010	493,745	—	855,040	375,126	400,042	70,821	2,194,774
Mr. Solomon	2012	454,098	450,098	1,025,414	240,567	—	66,162	2,236,339
Corporate Vice President	2011	423,923	—	1,250,885	371,280	—	62,751	2,108,839
	2010	391,923	—	1,138,272	328,457	—	53,297	1,911,949
Mr. Bobo	2012	407,848	400,697	914,167	250,875	—	51,230	2,024,817
Corporate Vice President	2011	379,923	—	1,099,262	314,874	—	52,053	1,846,112
	2010	347,692	—	1,026,048	295,117	—	49,710	1,718,567

(1)
Amounts shown for 2012 include amounts that were deferred into the EDCP as follows: Mr. Mussallem $119,094; Mr. Abate $26,302; Mr. Verguet $0; Mr. Solomon $40,776 and Mr. Bobo $166,718. The EDCP provides officers and other key employees the opportunity to defer compensation to future dates specified by the participant with a return based on investment alternatives selected by the participant. The EDCP is more fully described in the section following the "Nonqualified Deferred Compensation Plans" table below.

  Mr. Verguet's compensation is converted from Swiss Francs to United States Dollars. The conversion rate was determined by averaging the monthly intercompany exchange rate for the year. Mr. Verguet's base salary expressed in Swiss Francs for 2012, 2011, and 2010 was CHF 543,970, CHF 532,000, and CHF 514,425, respectively.

(2)
The amounts reported in these columns reflect the aggregate grant date fair value of the stock awards and option awards, as applicable, during the applicable year. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company's financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in these columns, please see the discussion of stock awards and option awards contained in Note 12 of the "Notes to Consolidated Financial Statements" in the Company's Annual Report on Form 10-K .

(3)
Amounts shown in this column for 2012 were earned under the Incentive Plan based on achievement of performance criteria for 2012, as described in the "Compensation Discussion and Analysis." Amounts shown include amounts that were deferred into the EDCP as follows: Mr. Mussallem—$0; Mr. Abate—$302,600; Mr. Verguet—$0; Mr. Solomon—$0; and Mr. Bobo—$87,806. Amounts earned but not deferred were paid to the executives in 2012.

(4)
Amounts shown in this column for the individuals, other than Mr. Verguet, reflect dividend equivalents paid in cash under the Company's EOP. Please refer to the table under the heading "Executive Option Plan" below for a description of aggregate earnings in connection with this plan. Please refer to the section following the "Nonqualified Deferred Compensation Plans" table below for a description of the plan.

Mr. Verguet participates in the Company's pension plan for salaried employees at its Nyon, Switzerland facility (see the section, "Pension Benefits" below). The amounts shown in this column include employer contributions and investment earnings, and do not include regular employee contributions of approximately $60,723 in 2012, $58,225 in 2011 and $48,081 in 2010, and additional voluntary employee contributions of approximately $1,689,173 in 2012, $1,069,466 in 2011, and $862,134 in 2010. The amount of Mr. Verguet's regular employee contributions to the Nyon pension plan are reflected in the total amount included in the "Base Salary" column of the Summary Compensation Table for the applicable fiscal year.

(5)
The "All Other Compensation" column includes the following amounts paid by the Company for the year ended December 31, 2012. The amounts disclosed are the actual costs to the Company of providing these benefits.

Type of Compensation	Mr. Mussallem	Mr. Abate	Mr. Verguet	Mr. Solomon	Mr. Bobo
401(k) Company Match	$10,000	$10,000	—	$10,000	$10,000
EDCP Company Contribution	$67,768	$18,893	—	$23,038	$12,888
Car Allowance or Company Car Lease Payments	$13,200	$10,800	$33,703	$10,800	$10,800
Reimbursement for Financial Planning Expenses	$40,000	$1,500	$15,360	$16,075	$9,150
Reimbursement for Airline Club Dues	—	—	—	$425	$375
Reimbursement for Club Membership Dues	$9,281	$18,073	—	$3,500	—
Reimbursement for Home Office Supplies	—	$427	$630	—	$5,631
Personal Travel Expenses	—	—	—	—	$319
Reimbursement for Annual Physical Examination Expenses	$2,886	$3,650	—	$1,482	$1,354
Life Insurance Premiums	$1,301	$751	$28,668	$842	$713

Totals	$144,436	$64,094	$78,361	$66,162	$51,230

        Employment Agreements.    As described in the "Compensation Discussion and Analysis" section of this Proxy Statement, the Company entered into an amended and restated employment agreement with Mr. Mussallem on March 9, 2009. During 2012, the Company did not have employment agreements with the other Named Executive Officers. Provisions of Mr. Mussallem's employment agreement relating to post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

 Grants of Plan-Based Awards in Fiscal Year 2012

        The following table provides certain summary information concerning each grant of an incentive award made to Named Executive Officers in 2012 under a compensation plan.

									All Other Option Awards; Number of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock/Units (#)						Grant Date Fair Value of Stock and Option Awards ($)(3)
											Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($)
Name	Grant Date(1)	Approval Date	Threshold ($)	Target ($)		Maximum ($)
Mr. Mussallem			—	990,000	(4)	1,980,000
	4/3/2012	2/15/2012					1,480	(5)					$108,277
	5/9/2012	5/09/2012					16,100	(6)	166,400	(8)	$85.45	$85.45	$5,429,173
Mr. Abate			—	340,000		680,000
	4/3/2012	2/15/2012					362	(5)					$26,484
	5/9/2012	5/09/2012					3,350	(7)	34,700	(8)	$85.45	$85.45	$1,049,848
	5/9/2012	5/09/2012					3,350	(6)					$367,763
Mr. Verguet			—	361,065	(4)	722,132
	5/9/2012	5/09/2012					2,800	(6)	28,900	(9)	$85.45	$85.45	$1,006,310
Mr. Solomon			—	318,000	(4)	636,000
	5/9/2012	5/09/2012					4,100	(6)	42,400	(9)	$85.45	$85.45	$1,475,512
Mr. Bobo			—	290,600	(4)	581,200
	5/9/2012	5/09/2012					3,650	(6)	37,800	(9)	$85.45	$85.45	$1,314,864

(1)
The Company's practice is to grant equity-based awards on the date the Compensation Committee takes action to approve such grants. However, certain grants made in connection with the transition of certain employees (including some of the Named Executive Officers) out of Baxter's pension plan are granted annually on the Company's founding anniversary and approved at the meeting of the Compensation Committee held in the preceding February. Please see footnote 5 below regarding an explanation of such transition grants.

(2)
Awards payable under the Incentive Plan for 2012. See the discussion on "Annual Cash Incentive Payment" at page 24 for additional information. Amounts for Mr. Verguet were converted from Swiss Francs to United States dollars using an exchange rate of 1.09 CHF/USD.

(3)
Amounts disclosed reflect the grant date fair value of the stock award or option award determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company's financial statements. For the assumptions and methodologies used to value the awards reported in this column, see footnote 2 to the "Summary Compensation Table" above.

(4)
The awards to Messrs. Mussallem, Verguet, Solomon, and Bobo under the Incentive Plan for 2012 were intended to qualify as performance-based compensation so as not to be subject to the $1,000,000 limitation under Section 162(m). See the discussions at page 24 on "Annual Cash Incentive Payment" and at Page 25 on "Incentive Pay Objective" for additional information. The amounts set forth above represent the Incentive Pay Objective anticipated to be paid for performance that meets pre-established objectives, after the exercise of negative discretion by the Compensation Committee.

(5)
The Company is facilitating the transition of certain longer service salaried exempt employees (including some of the Named Executive Officers) out of the Baxter pension plan in connection with the spin-off of the Company from Baxter in 2000 by granting them annual equity-based awards to compensate them for their lost pension benefits. The annual transition grants will continue until the earlier of when the employee reaches age 65 or terminates employment with the Company. In 2012, these awards were in the form of restricted stock units.

On February 15, 2012, the Compensation Committee approved the transition grant eligible earnings for two Named Executive Officers: Mr. Mussallem and Mr. Abate. The number of restricted stock units awarded to each participant was determined by dividing the amount equivalent to the participant's 401(k)-eligible earnings for 2011 (as adjusted by a factor based on the participant's "points" under the Baxter pension plan) by the fair market value of the Company's common stock on the date of grant. On April 3, 2012, transition grants of restricted stock units were awarded under the Long-Term Stock Program. Vesting for employees who are retirement-eligible at termination is 25% per year of unvested units. The material terms of the restricted stock units are described in the section "Equity Incentive Plan Awards—Restricted Stock Units" below.

(6)
These are performance-based restricted stock units granted under the Long-Term Stock Program that vest based on a combination of certain service and market conditions. The material terms of the options are described in the section "Equity Incentive Plan Awards—Performance-Based Restricted Stock Units" below.

(7)
The restricted stock units are granted under the Long-Term Stock Program. Vesting for employees who are retirement eligible at termination is 25% per year of unvested units. The material terms of the restricted stock units are described in the section "Equity Incentive Plan Awards—Restricted Stock Units" below.

(8)
Options to acquire common stock are granted under the Long-Term Stock Program. Consistent with vesting standards established for executives who were retirement eligible before May 11, 2012, the options vest and become exercisable in twenty-four equal monthly installments beginning on June 9, 2012, and are subject to the officer's continued employment with the Company. The material terms of the options are described in the section "Equity Incentive Plan Awards—Options" below.

(9)
Options to acquire common stock are granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on May 12, 2013 subject to the officer's continued employment with the Company. The material terms of the options are described in the section "Equity Incentive Plan Awards—Options" below.

  Non-Equity Incentive Plan Awards.

        The material terms of the non-equity incentive plan awards reported in the table above are described in the "Compensation Discussion and Analysis" section of this Proxy Statement under the heading, "Elements of Compensation—Annual Cash Incentive Payment."

  Equity Incentive Plan Awards.

        Each of the equity incentive awards reported in the table above was granted under, and is subject to, the terms of the Long-Term Stock Program. The Long Term Stock Program is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. Additional terms of the equity incentive plan awards reported in the table above are described in the "Compensation Discussion and Analysis" section of this Proxy Statement under the heading, "Elements of Compensation—Long-term Incentive Awards" and in the footnotes accompanying the table above.

        Under the terms of the Long Term Stock Program, if there is a change in control of the Company, each Named Executive Officer's outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable. Specific terms regarding the effect of a change in control of the Company apply to performance-based restricted stock units as described below.

        In addition, each Named Executive Officer may be entitled to accelerated vesting of his outstanding equity-based awards upon certain terminations of employment with the Company. The terms of this accelerated vesting are described in this section and in the section titled "Potential Payments Upon a Termination or Change in Control."

        Options.    Each option reported in the table above was granted with a per-share exercise price equal to the fair market value of a share of Company common stock on the grant date. For these purposes, and in accordance with our Long Term Stock Program and our option grant practices, the fair market value is equal to the closing price of a share of Company common stock on the applicable grant date.

        Stock options granted to Messrs. Mussallem and Abate in 2012 become vested in monthly installments over the twenty-four month period following the grant date, consistent with vesting standards established for executives who were retirement-eligible before May 12, 2011. Stock options granted to Messrs. Solomon, Verguet, and Bobo in 2012 become vested annually over four years following the grant date. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our Named Executive Officers in 2012 has a term of seven years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer's employment (subject to any accelerated vesting that may apply pursuant to the terms of the executive's employment agreement or change in control severance agreement, as applicable). As in prior years, the options granted to Named Executive Officers during 2012 do not include any dividend rights.

        Restricted Stock Units.    The awards of restricted stock units granted to our Named Executive Officers in 2012 vest based solely on the executive's continued employment or service with the Company and must become vested over a minimum period of three years following the grant date of the award. Each restricted stock unit represents a contractual right to receive one share of Company common stock upon vesting of the unit. The restricted stock unit awards granted in 2012 to Messrs. Mussallem and Abate and other employees become vested as to 50% of the total number of units subject to the award on each of the third and fourth anniversaries of the grant date. Upon termination of employment, retirement-eligible employees vest in 25% of the restricted stock units subject to the award for each full year of employment with the Company measured from the grant date. To be retirement eligible, an employee must be 55 years of age or older and have ten or more years of service with the Company. As of December 31, 2012, the following Named Executive Officers were retirement eligible: Messrs. Mussallem, Abate, and Verguet.

        Holders of restricted stock units will not have any stockholder rights until the underlying shares are actually issued. However, the plan provides that dividend equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock on outstanding restricted stock units, subject to such terms and conditions as the Compensation Committee deems appropriate.

        Performance-Based Restricted Stock Units.    The table above reports awards of performance-based restricted stock units granted to our Named Executive Officers in 2012. Each performance-based restricted stock unit represents a contractual right to receive one share of Company common stock if the applicable performance-based and time-based vesting requirements are satisfied. The performance-based restricted stock units were granted to the Named Executive Officers on May 9, 2012 and have a three-year performance period commencing on April 1, 2012 and ending on March 31, 2015.

        The number of shares of Company common stock issuable upon vesting of the performance-based restricted stock units depends on the achievement of applicable performance goals and will range from 0% to 175% of the target number of shares subject to the award. The performance-based restricted stock units become eligible to vest based on the percentile ranking of the Company's Total Shareholder Return ("TSR") for the three-year performance period when measured against the TSR of the companies in the Morgan Stanley Healthcare Product Companies Index (the "RXP") for the performance period. For purposes of the performance-based restricted stock unit awards granted in 2012, TSR means, as to both the Company and the companies included in the RXP, as the case may be, the average of the closing price of a share for each trading day during the quarter prior to the beginning of the performance period compared to the average of the closing price of a share for each trading day for the last quarter of the performance period, as determined by the Compensation Committee and subject to certain adjustments with respect to shares of the Company common stock and whether an entity remains in the RXP for the duration of the performance period. The percentage of the performance-based restricted stock units that become vested at the end of the performance period will depend on the Company's TSR percentile ranking at the end of the performance period as follows: if at less than the 25th percentile, no portion of the target award will become vested; if at the 25th percentile, 25% of the target award will become vested; if at the 50th percentile, 100% of the target award will become vested; if at the 74th percentile or above, 175% of the target award will become vested. The applicable percentage of the target award earned will be interpolated on a linear basis between the levels stated above. Any performance-based restricted stock units that do not become eligible to vest based on the performance requirements set forth above will be cancelled and automatically terminate as of the end of the performance period.

        In general, if the Named Executive Officer's employment terminates during the performance period for any reason other than "cause" or "good reason" (as such terms are defined in the award agreement evidencing the performance-based restricted stock units), the performance-based restricted stock units will immediately terminate. If the Named Executive Officer's employment terminates due to a termination by the Company without cause, by the executive with good reason, or due to the executive's death, "disability" or "retirement" (as such terms are defined in the award agreement evidencing the performance-based restricted stock units) during the performance period, the performance-based restricted stock units will remain eligible to vest at the end of the performance period based on actual attainment of the performance goals, and the executive will receive a pro rata portion of the shares subject to the performance-based restricted stock unit award that otherwise would have become vested at the end of the performance period based on the whole months of service with the Company during the performance period. If there is a change in control of the Company during the performance period and prior to a termination of the executive's employment, the performance-based restricted stock units will automatically become vested as to 100% of the target number of shares subject to the award. In the event a change in control of the Company occurs following the last day of the performance period and prior to May 9, 2015, subject to the executive's continued employment through such date, the performance-based restricted stock units will immediately become vested as to the number of units that otherwise would have become vested as of such date.

        Similar to restricted stock units described above, vested performance-based restricted stock units are payable in an equal number of shares of Company common stock. The Compensation Committee will determine the exact number of shares of Company common stock issuable pursuant the performance-based restricted stock units based on performance (if any) in May after the end of the performance period. Payment will generally be made within 60 days following the vesting date of May 9, 2015. Holders of performance-based restricted stock units will not have any stockholder rights until the underlying shares are actually issued.

Outstanding Equity Awards at 2012 Fiscal Year-End

        The following table provides certain summary information concerning outstanding equity awards held by the Named Executive Officers as of December 31, 2012, including the vesting schedules for the portions of these awards that had not vested as of that date:

		Option Awards					Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mr. Mussallem	5/11/2006	140,000	—		$21.96	05/10/2013
	5/10/2007	318,000	—		$24.42	05/09/2014
	5/8/2008	352,000	—		$27.77	05/07/2015
	5/7/2009	416,000	—		$31.47	05/06/2016
	5/13/2010	300,000	—		$50.96	05/12/2017
	5/11/2011	150,968	39,732	(2)	$89.23	05/11/2018
	5/9/2012	48,532	117,868	(2)	$85.45	05/08/2019
	4/6/2009						1,266	(3)	$114,155
	4/5/2010						2,580	(3)	$232,639
	4/4/2011						1,368	(3)	$123,353
	4/3/2012						1,480	(3)	$133,452
	5/9/2012						16,100	(4)	$1,451,737

Total		1,725,500	157,600				22,794

Mr. Abate	4/4/2003	1,826	—		$13.81	04/03/2013
	5/11/2006	47,000	—		$21.96	05/10/2013
	5/10/2007	94,000	—		$24.42	05/09/2014
	5/8/2008	100,800	—		$27.77	05/07/2015
	5/7/2009	90,000	—		$31.47	05/06/2016
	5/13/2010	61,800	—		$50.96	05/12/2017
	5/11/2011	31,982	8,418	(2)	$89.23	05/11/2018
	5/9/2012	10,120	24,580	(2)	$85.45	05/08/2019
	4/6/2009						338	(3)	$30,477
	5/7/2009						4,500	(3)	$405,765
	4/5/2010						586	(3)	$52,840
	5/13/2010						5,400	(3)	$486,918
	4/4/2011						307	(3)	$27,682
	5/12/2011						3,575	(3)	$322,358
	4/3/2012						362	(3)	$32,642
	5/9/2012						3,350	(3)	$302,070
	5/9/2012						3,350	(4)	$302,070

Total		437,528	32,998				21,768

		Option Awards					Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mr. Verguet	5/11/2006	2,000	—		$21.96	05/10/2013
	5/10/2007	58,000	—		$24.42	05/09/2014
	5/8/2008	72,800	—		$27.77	05/07/2015
	5/7/2009	60,000	20,000	(5)	$31.47	05/06/2016
	5/13/2010	32,000	32,000	(5)	$50.96	05/12/2017
	5/11/2011	9,225	27,675	(5)	$89.23	05/11/2018
	5/9/2012	—	28,900	(5)	$85.45	05/08/2019
	5/12/2011						3,400	(3)	$306,578
	5/9/2012						2,800	(4)	$252,476

Total		234,025	108,575				6,200

Mr. Solomon	5/7/2009	42,000	23,500	(5)	$31.47	05/06/2016
	5/13/2010	42,600	42,600	(5)	$50.96	05/12/2017
	5/11/2011	13,200	39,600	(5)	$89.23	05/11/2018
	5/9/2012	—	42,400	(5)	$85.45	05/08/2019
	5/12/2011						2,400	(3)	$216,408
	5/9/2012						4,100	(4)	$369,697

Total		97,800	148,100				6,500

Mr. Bobo	5/8/2008	73,270	—		$27.77	05/07/2015
	5/7/2009	57,000	23,000	(5)	$31.47	05/06/2016
	5/13/2010	38,400	38,400	(5)	$50.96	05/12/2017
	5/11/2011	11,600	34,800	(5)	$89.23	05/11/2018
	5/9/2012	—	37,800	(5)	$85.45	05/08/2019
	5/12/2011						2,300	(3)	$207,391
	5/9/2012						3,650	(4)	$329,121

Total		180,270	134,000				5,950

(1)
The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the "Number of Shares or Units of Stock That Have Not Vested" column by $90.17, the closing price of Company common stock on the last trading day of 2012.

(2)
Options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established for executives who were retirement-eligible before May 12, 2011, the options vest and become exercisable in twenty-four equal monthly installments beginning one month after the award date, and are subject to the officer's continued employment with the Company.

(3)
Restricted stock units under the Long-Term Stock Program. Restricted stock units become vested as to 50% of the total number of units subject to the award on each of the third and fourth anniversaries of the award date, and are subject to the officer's continued employment with the Company.

(4)
Target number of performance-based restricted stock units under the Long-Term Stock Plan. Performance-based restricted stock units vest on the third anniversary of the award date, and are subject to the officer's continued employment with the Company. The number of shares issuable upon vesting of these performance-based restricted stock units will range from 0% to 175% of the target number of shares subject to the award and depend on satisfaction of applicable performance requirements over a three-year performance period.

(5)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on the first anniversary of the award date, and are subject to the officer's continued employment with the Company.

 Option Exercises and Stock Vested in Fiscal Year 2012

        The following table sets forth for each of the Named Executive Officers the number of shares of the Company's common stock acquired and the value realized on each exercise of stock options during the year ended December 31, 2012. No stock appreciation rights have been granted to the Named Executive Officers.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise(#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
Mr. Mussallem	548,958	(3)	$33,119,357	15,355	$1,277,249
Mr. Abate	181,200		$12,754,046	11,423	$964,992
Mr. Verguet	114,000		$7,609,884	7,900	$673,671
Mr. Solomon	73,300		$4,066,617	5,600	$477,544
Mr. Bobo	145,330		$10,356,997	5,300	$451,947

(1)
The dollar amounts shown in the "Value Realized on Exercise" column are determined by multiplying (i) the number of shares of Company common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of Company common stock on the date of exercise and the exercise price of the options.

(2)
The dollar amounts shown in the "Value Realized on Vesting" column are determined by multiplying number of shares or units, as applicable, that vested by (ii) the per-share closing market price of the Company common stock on the day prior to vesting.

(3)
Of the 548,958 options exercised, all options were exercised pursuant to a pre-arranged stock trading plan established by Mr. Mussallem under Rule 10b5-1 of the Securities and Exchange Act of 1934.

Pension Benefits

        Mr. Verguet participates in the Company's pension plan applicable to its salaried employees at its Nyon, Switzerland facility. No other Named Executive Officer of the Company participates in any Company pension plan. The following table sets forth the actuarial present value of Mr. Verguet's accumulated benefit under the Nyon pension plan.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Mussallem	—	—	—	—
Mr. Abate	—	—	—	—
Mr. Verguet	Nyon Plan	10.33	$6,524,418	$0
Mr. Solomon	—	—	—	—
Mr. Bobo	—	—	—	—

        The Company's Nyon pension plan is a cash balance plan under which each participant has an account balance consisting of savings and interest credits earned each year. Interest credits are determined annually. Savings credits are equal to a percentage of "insured salary" based upon the age of the participant (ranging from 0% at age 18 to 21% at age 55 or older). Insured salary includes salary and bonus reduced by social security offsets. The plan is funded by both employee and employer contributions which are fully vested at all times. Normal retirement age is 65. At normal retirement, a participant may choose to receive the accumulated account balance as either a lump sum or in the form of a pension annuity. See Note 11 of the "Notes to Consolidated Financial Statements" in the Company's Annual Report on Form 10-K for a discussion of the assumptions and methodologies used to determine the present value of accumulated benefits under the Company's pension plans.

 Nonqualified Deferred Compensation Plans

        Information regarding the Named Executive Officers' participation in the Company's nonqualified deferred compensation plans for 2012 is included below.

        Executive Deferred Compensation Plan.    On December 24, 2004, the Compensation Committee adopted the EDCP, effective for compensation earned on or after January 1, 2005. The following table sets forth information relating to the EDCP for 2012 for the Named Executive Officers:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Mr. Mussallem	$119,094	$67,768	$3,442	—	$1,701,934
Mr. Abate	$26,302	$18,893	$2,188	—	$2,023,597
Mr. Verguet	—	—	—	—	—
Mr. Solomon	$40,776	$23,038	$2,114	—	$415,652
Mr. Bobo	$166,718	$12,888	$728	—	$1,032,437

(1)
Executive contributions are included in the "Salary" column of the "Summary Compensation Table" above for 2012.

(2)
Company contributions are included in the "All Other Compensation" column of the "Summary Compensation Table" above for 2012.

(3)
Earnings is defined to reflect the difference in the account balance between the beginning and end of the year, less any executive or Company contributions and any amounts withdrawn or distributed. Earnings include realized and unrealized gains and losses, capital gains and losses, and dividends paid.

        The EDCP provides the Named Executive Officers and certain other employees with the opportunity to defer specified percentages (up to 25%) of their cash compensation and receive matching employer contributions that could not be deferred or contributed to the 401(k) because of the limitations under such plan imposed by the Internal Revenue Code. The EDCP also permits the participants to defer up to 100% of their annual incentive bonus and an additional 60% of their base pay, but the Company does not match the employee contribution above 25%. Participants may elect deferred amounts to be paid in the form of either a lump sum or in up to 15 annual installments either upon separation from service or a specified date. Deferrals are credited with gain or loss based on the performance of one or more investment alternatives selected by the participant from among investment funds chosen by the Compensation Committee. Investment elections made for each plan year may not be revoked, changed, or modified except as permitted under the EDCP and subject to applicable law. No actual investments will be held in the participants' accounts and participants will at all times remain general unsecured creditors of the Company with respect to their account balances.

        Executive Option Plan.    In 2001, the Company adopted the EOP, which permitted the Named Executive Officers and certain other employees to receive options to purchase shares of mutual funds or common stock of the Company in lieu of all or a portion of their compensation from the Company. The Company discontinued option grants under the EOP on December 31, 2004.

        The following table sets forth information relating to the EOP for 2012 for the named executive officers:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Mr. Mussallem	—	—	—	—	—
Mr. Abate	—	—	$18,207	—	$110,363
Mr. Verguet	—	—	—	—	—
Mr. Solomon	—	—	—	—	—
Mr. Bobo	—	—	—	—	—

(1)
Earnings include realized and unrealized gains and losses for the year and actual earnings but exclude dividend equivalents paid in cash, which are discussed in footnote 4 to the "Summary Compensation Table" above.

(2)
Balance is calculated by taking the fair value of options held less cost to exercise and less interest payments due to the Company.

        Under the EOP, the Named Executive Officers and certain other employees were provided with the opportunity to forego a portion of their cash compensation and receive in lieu thereof options to purchase shares of mutual funds or Company common stock (as selected by the participant) and matching employer contributions. Each plan participant received an option to purchase selected securities with a grant date value of one and one-third dollars for every dollar of his or her compensation foregone and any Company matching contributions, and an exercise price equal to 25% of the fair market value of the underlying securities on the grant date. Any dividends and distributions paid on the securities underlying the outstanding options that were paid in cash to the participants during 2012 are reported as Nonqualified Deferred Compensation Earnings under the "Summary Compensation Table" above.

Potential Payments Upon Termination or Change in Control

        Included below is a summary of the material terms and conditions of the agreements the Company has entered into with its Named Executive Officers that provide for certain payments and benefits in connection with a termination of their employment. These agreements are the only arrangements the Company has with its Named Executive Officers to provide benefits in connection with certain terminations of employment that are not otherwise part of the Company's employee benefit plans that apply to all salaried employees on the same terms. Also described below are the terms of the Long-Term Stock Program which provides for the acceleration of outstanding equity awards in the event of a change in control of the Company.

        Change in Control Severance Agreements.    On October 9, 2012, the Company entered into amended and restated change in control severance agreements with each of the Named Executive Officers and certain other executive officers (the "Change in Control Severance Agreements"). The current terms of the Change in Control Severance Agreements extend through December 31, 2013; with automatic one-year extensions each year unless the Company provides notice that the agreement will not be extended. Under the terms of each executive's Change in Control Severance Agreement, the executive is entitled to receive certain severance payments if, at any time during the period commencing six months prior to and ending on the date that is 24 months following a change in control of the Company, the executive incurs a "qualifying termination" of employment with the Company. For these purposes, a "qualifying termination" of employment means a termination of the executive's employment due to either of the following during the period mentioned above: (i) the executive is involuntarily terminated by the Company without cause; or (ii) the executive voluntarily terminates employment for good reason.

        For purposes of the Change in Control Severance Agreements with the Named Executive Officers, "cause" is defined in the agreement and generally includes (1) certain willful and deliberate material breaches by the executive of the executive's duties and responsibilities that are not timely remedied pursuant to the terms of the agreement, (2) the executive engaging in conduct that is willfully, demonstrably and materially injurious to the Company that is not timely remedied pursuant to the terms of the agreement, or (3) the executive is convicted of, or pleads guilty or nolo contendere to, a felony that adversely affects the reputation of the executive or the Company.

        For purposes of the Change in Control Severance Agreements with the Named Executive Officers other than Mr. Mussallem, "good reason" is defined in the agreement and generally includes (1) a material change of the executive's responsibilities or status or the assignment of the executive to duties materially inconsistent with such responsibilities or status, (2) a relocation in excess of 50 miles of the executive's principal job location, (3) a reduction of the executive's base salary, incentive plans, or benefits, (4) the Company's failure to require any successor to the Company to assume the obligations under the agreement, or (5) a material breach by the Company of the material terms of the agreement. For purposes of Mr. Mussallem's Change in Control Severance Agreement, "good reason" generally has the same meaning described above, except that the definition also includes the following events: (1) following a change in control, Mr. Mussallem is no longer a member of the Board or fails to be nominated for reelection to the Board; or (2) following a change in control, Mr. Mussallem and the Company (or any successor company) have not mutually agreed (within 5 business days following a change in control) on the terms and conditions of his continued employment.

        In the event of a qualifying termination of the Named Executive Officer's employment as described above, the executive would be entitled to receive a lump sum payment equal to the sum of: (1) three times (two times in the case of Messrs. Solomon and Bobo) the executive's annual base salary as of the time of termination (or during the 12 months preceding the change in control, if higher); (2) three times (two times in the case of Messrs. Solomon and Bobo) the executive's Incentive Pay Objective for the year of termination (or the dollar amount of the actual bonus paid in the preceding year, if higher); (3) a pro-rated bonus for the year of termination; (4) all then outstanding and unvested long-term incentive awards previously granted to the executive will generally be subject to accelerated vesting; and (5) continued participation in the Company's medical and dental plans for three years following termination of employment. In addition, the executive will be entitled to reasonable outplacement services over the two-year period following termination, up to an aggregate amount of $50,000 for such services. If any such payments or benefits would constitute a parachute payment under Section 280G of the Internal Revenue Code, then such payments and benefits will be reduced to the extent necessary to assure that the executive receives only the greater of (1) the amount of the payments which would not constitute a parachute payment or (2) the amount which yields the executive the greatest after-tax amount of benefits after taking into account any excise taxes imposed on the executive under Section 4999 of the Internal Revenue Code. The Change in Control Severance Agreements do not provide for tax gross-up payments. Receipt of these severance benefits is conditioned upon the executive executing and not revoking a general release of any claims in favor of the Company.

        The Change in Control Severance Agreements for the Named Executive Officers other than Mr. Mussallem provide that, in the event the executive is entitled to benefits under the Company's Severance Pay Plan ("the Severance Plan"), which is described below, and the executive also has a qualifying termination of employment for purposes of the executive's Change in Control Severance Agreement, the executive will be entitled to the benefits under the Change in Control Severance Agreement only, and installment payments to the executive under the Severance Plan will immediately cease and terminate without offset or reduction for any benefits the executive has received under the Severance Plan prior to the time of the qualifying termination. For Mr. Mussallem, the terms of his Change in Control Severance Agreement provide that, in the event Mr. Mussallem becomes entitled to the severance benefits under his Change in Control Severance Agreement following the time at which he became entitled to certain severance benefits under the terms of his amended and restated employment agreement (which is further described below), any then remaining severance benefits under his employment agreement will immediately terminate and he will only be entitled to benefits under his Change in Control Severance Agreement, and the aggregate amount of certain severance benefits payable under his Change in Control Severance Agreement will be reduced, on a dollar-for-dollar basis, by the aggregate amount of the severance benefits previously paid to Mr. Mussallem under his employment agreement.

        Employment Agreement with Chairman and CEO.    On March 9, 2009, the Company entered into an amended and restated employment agreement with Mr. Mussallem, pursuant to which Mr. Mussallem is eligible to receive certain benefits in connection with certain terminations of his employment. The employment agreement provides that, in the event that Mr. Mussallem's employment is terminated by the Company without cause, the Company will pay him a lump sum cash payment equal to the sum of: (1) two times his highest base salary in the preceding 12 months; (2) one times his Incentive Pay Objective for the year of termination (or two times the actual bonus paid in the preceding year, if higher); (3) a pro-rated bonus for the year of termination; and (4) a lump sum amount equal to the cost of continued medical and dental coverage for up to 24 months. Under the terms of Mr. Mussallem's employment agreement, Mr. Mussallem will not be entitled to receive any such payments or benefits if he receives payments under the terms of his Change of Control Severance Agreement and, as described above any severance benefits Mr. Mussallem may receive under this Change in Control Severance Agreement are subject to offset by the amount of benefits he receives under his employment agreement. For purposes of Mr. Mussallem's employment agreement, "cause" is defined in the agreement and generally includes (1) the executive willfully engaging in conduct that is demonstrably and materially injurious to the Company, or (2) the executive's conviction of a felony.

        In the event of Mr. Mussallem's termination due to retirement, disability, or death, he will be paid 50% of his pro-rated target bonus for the year of termination in a lump sum payment within 30 calendar days of termination and additional benefits as determined in accordance with the Company's benefit plans.

        Under the terms of his employment agreement, Mr. Mussallem may not, for a period of 24 months following his termination of employment, employ or solicit for employment any employee or consultant of the Company.

        Severance Pay Plan.    The Company maintains the Severance Plan, under which the Named Executive Officers (other than Mr. Mussallem and Mr. Verguet) and certain other employees are eligible to receive certain severance benefits in connection with a termination of the individual's employment due to an elimination of his or her employment position or a reduction in the size of the Company's workforce. Benefits paid to a Named Executive Officer (other than Mr. Mussallem and Mr. Verguet) under the Severance Play Plan consist of cash severance equal to one and one-half times his or her "monthly compensation" (as defined in the Severance Plan), plus 4% of the monthly compensation multiplied by the number of full months of service completed as of the date of termination. In no event will this cash severance exceed the amount of two times the annual compensation received during the 12-month period immediately prior to the termination of employment. As described above, in the event the executive is entitled to benefits under the Severance Plan and the executive also has a qualifying termination of employment for purposes of the executive's Change in Control Severance Agreement, the executive will be entitled to the benefits under the Change in Control Severance Agreement only, and installment payments to the executive under the Severance Plan will immediately cease and terminate without offset or reduction for any benefits the executive has received under the Severance Plan prior to the time of the qualifying termination.

        Acceleration of Equity Awards.    Pursuant to the terms of the Long-Term Stock Program, in the event of a change in control of the Company, all outstanding options, restricted stock, restricted stock units and performance-based restricted stock units held by all salaried employees (including the Named Executive Officers) will vest in full.

        Estimated Payments.    The following tables set forth the estimated payments and benefits that would have been payable to the Named Executive Officers under the terms of their agreements with the Company as described above had their employment with the Company been terminated on December 31, 2012 under the termination circumstances indicated below. Unless otherwise noted, all cash payments would be made in a lump sum and would be paid by the Company or its successor. The amounts set forth in these tables represent estimates and forward-looking information that is subject to substantial variation, based on the timing of the applicable triggering event. The Company cautions the reader to consider these limitations in reviewing the following tables.

        For purposes of estimating the amount of payments and benefits payable as a result of a termination of the executive's employment following a change in control, the Company has made the following assumptions where applicable:

  •
  if applicable, the change in control occurred on December 31, 2012;

  •
  the applicable stock price is $90.17 per share, which was the closing Company common stock price on December 31, 2012;

  •
  all Named Executive Officers were terminated on the date of the change in control;

  •
  all accelerated vested options and restricted stock units were cashed out on the date of the change in control; and

  •
  the Named Executive Officers received continued participation in the Company's medical and dental plans for three years following termination of employment.

        For purposes of estimating the amount of payments and benefits payable as a result of Mr. Mussallem's termination of employment pursuant to his employment agreement as described above, the Company assumed a termination date of December 31, 2012.

Executive Benefits and Payments Upon Termination: Mr. Mussallem

	Qualifying Termination in Connection with a Change in Control(1)	Termination Due to Retirement, Disability and or Death(2)	Involuntary Termination by the Company Without Cause(2)
Salary Severance	$2,475,000	—	$1,650,000
Bonus Severance	$3,357,585	—	$2,238,390
Pro Rata Bonus—2012	$990,000	$990,000	$990,000
Stock Option Acceleration	$593,676	—	—
Restricted Stock Unit Acceleration	$399,363	—	—
Performance Stock Unit Acceleration	$1,767,458	$322,608	$322,608
Medical and Dental Coverage Continuation(2)	$26,613	—	$20,006
Outplacement	$50,000	—	—
Cutback	—	—	—

Total	$9,659,695	$1,312,608	$5,221,004

(1)
Pursuant to the terms of Mr. Mussallem's Change in Control Severance Agreement. Under Mr. Mussallem's Change in Control Severance Agreement, payments and benefits will be reduced to the extent necessary to ensure that the executive receives only the greater of (1) the amount of the payments which would not constitute a parachute payment or (2) the amount which yields the executive the greatest after-tax amount of benefits after taking into account any excise taxes imposed on the executive under Section 4999 of the Internal Revenue Code. The value of Mr. Mussallem's severance benefits presented in the table indicates that no such reduction in his benefits would be required.

(2)
Pursuant to the terms of Mr. Mussallem's amended and restated employment agreement and assuming that the termination of employment is not in connection with a change in control of the Company.

Executive Benefits and Payments upon Termination: Qualifying Termination in
Connection with a Change in Control(1)

	Mr. Abate	Mr. Verguet	Mr. Solomon	Mr. Bobo
Salary Severance	$1,463,760	$1,806,560	$924,480	$830,320
Bonus Severance	$1,085,280	$1,442,633	$742,560	$629,748
Pro Rata Bonus—2012	$340,000	$391,655	$318,000	$290,600
Stock Option Acceleration	$123,925	$2,591,143	$3,287,148	$3,066,892
Restricted Stock Unit Acceleration	$1,085,241	$153,289	$216,408	$207,391
Performance Stock Unit Acceleration	$367,763	$307,384	$450,098	$400,697
Medical and Dental Coverage Continuation	$88,535	—	$88,535	$88,535
Outplacement	$50,000	$50,000	$50,000	$50,000
Cutback	—	—	—	—

Total	$4,604,504	$6,742,664	$6,077,229	$5,564,183

(1)
Under the Change in Control Severance Agreements, payments and benefits will be reduced to the extent necessary to ensure that the executive receives only the greater of (1) the amount of the payments which would not constitute a parachute payment or (2) the amount which yields the executive the greatest after-tax amount of benefits after taking into account any excise taxes imposed on the executive under Section 4999 of the Internal Revenue Code.

Executive Benefits and Payments upon Termination: Not in Connection with a Change in Control(1)

	Mr. Abate	Mr. Verguet	Mr. Solomon	Mr. Bobo
Cash Severance	$657,879	—	$197,993	$336,972

(1)
Pursuant to the terms of the Severance Plan and assuming that the termination of employment is not in connection with a change in control of the Company.

        Death and Disability Benefits for Mr. Verquet.    As a member of the Company's European Management Team, Mr. Verguet is entitled to receive certain death and disability benefits over and above those provided to salaried employees at Nyon generally. In the event of the termination of his employment due to disability, Mr. Verguet would be entitled to an additional benefit under the Nyon pension plan equal to 25% of his qualifying salary. Assuming termination of his employment as of December 31, 2012 because of disability, Mr. Verguet would have been entitled to receive $143,800 per year payable for the duration of his life. In the event of his death while employed by the Company, Mr. Verguet would be entitled to an additional lump sum payment equal to 200% of his salary. Assuming his death as of December 31, 2012, Mr. Verguet's death benefit would have been $1,150,400. An exchange rate of 1.09 CHF/USD has been used to convert payments in Swiss Francs into United States dollars.

Nonemployee Director Compensation

        Director Compensation Table.     The following table sets forth certain information regarding the compensation paid or awarded to each nonemployee director during 2012. The compensation paid to Mr. Mussallem is presented in the "Executive Compensation" disclosures beginning on page 34. Mr. Mussallem does not receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Mr. Bowlin	$17,000	$199,929	$36,050	$252,979
Mr. Cardis	$72,000	$199,929	—	$271,929
Mr. Ingram	$5,000	$239,983	—	$244,983
Dr. Link	$5,000	$239,983	—	$244,983
Dr. McNeil	$5,000	$239,983	—	$244,983
Mr. Pyott	$12,000	$199,929	$36,050	$247,979
Mr. von Schack	$27,000	$239,983	—	$266,983

(1)
Consists of annual retainer fees and meeting fees for service as a director and a member of Board committees. Please see the "Retainers and Fees" section below. Excludes retainer fees deferred into stock-based awards as described in footnote 2 below.

(2)
Includes annual retainer fees deferred under the deferral election program in effect under the Nonemployee Directors Program. Messrs. Bowlin and Pyott each elected to convert their $40,000 annual retainer into stock options and received an option on May 11, 2012 with respect to 1,890 shares at an exercise price per share equal to $84.68. Messrs. Ingram and von Schack and Drs. Link and McNeil each elected to convert their $40,000 annual retainer into 473 restricted shares awarded on May 11, 2012.

Amounts disclosed in these columns reflect the aggregate grant date fair value of the stock award or option award, as applicable, granted to our nonemployee directors during fiscal 2012 as determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company's financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in these columns, please see the discussion of stock awards and option awards contained in Note 12 of the "Notes to Consolidated Financial Statements" in the Company's Annual Report on Form 10-K.

        Retainers and Fees.     Nonemployee directors received an annual retainer of $40,000. Additional annual retainers were paid as follows: the Presiding Director received $15,000, the Chairperson of the Compensation and Governance Committee received $12,000, and the Chairperson of the Audit and Public Policy Committee received $20,000. In May 2012, the annual retainer to be paid in 2013 to the Presiding Director was increased from $15,000 to $20,000 and to the Chairperson of the Compensation and Governance Committee from $12,000 to $18,000. Nonemployee committee members also received a fee of $1,000 per committee meeting attended. A director may elect to receive an option to purchase shares of common stock or a grant of restricted shares in lieu of the annual cash retainers as described in "Deferral Election Program" below. All director retainers and fees are paid in arrears.

        Nonemployee Directors Program.     In order to align the nonemployee directors' interests more closely with the interests of the Company's stockholders, the Company has implemented the Company's Nonemployee Directors Program pursuant to which each nonemployee director receives an annual grant of an option for up to 10,000 shares of Company common stock, or a restricted stock units award for up to 4,000 units with respect to shares of Company common stock, or a combination of an option and restricted stock unit award with a maximum value of $200,000. The Compensation Committee recommends the actual amount and type of award for each year within such limitations to the Board for its approval.

        The annual equity award is granted on the day after the Company's annual meeting. The exercise price of an option is the closing price of the Company common stock on the date of the award.

        For purposes of the aggregate limit for a combination award, the option share is valued as of the grant date using the Black-Scholes valuation model, and any restricted stock units are valued at the fair market value of the underlying shares of common stock on the date of such award.

        On May 11, 2012, each of the nonemployee directors received a restricted stock unit award with respect to 2,361 shares as his or her annual grant. These restricted stock unit awards vest 100% upon completion of one year of service on the Board measured from the grant date. Once such restricted stock units vest, the shares must be held until the nonemployee director retires from the Board. Restricted stock unit annual awards granted to nonemployee directors prior to May 2012 vest as to 33 1/3% of the total number of units subject to the award per year over three years measured from the grant date, and have no holding requirement.

        In addition to the equity awards described above, upon a nonemployee director's initial election to the Board, the director receives a grant of restricted stock units with a fair market value on the grant date of $200,000, provides that such award is not to exceed 10,000 shares. These restricted stock unit awards vest as to 33 1/3% of the total number of units subject to the award per year over three years measured from the grant date.

        Deferral Election Program.     In lieu of all or part of a director's annual cash retainer, the director may elect to receive either an option to purchase shares of common stock or a grant of restricted shares under the Nonemployee Directors Program. If a director makes a timely election and elects to receive a stock option, such option is granted on the date the cash retainer would otherwise have been paid and the number of shares subject to the option is equal to four times the number of shares that could have been purchased on the grant date with the amount of the director's cash retainer foregone to receive the option. The option is exercisable and vested in full on the grant date and the exercise price per share is the fair market value per share of the common stock on the date of grant, as fair market value is defined in the Nonemployee Directors Program. If a director makes a timely election to receive a restricted share grant, the shares are granted on the date the cash retainer would otherwise have been paid and the number of shares granted is equal to the portion of the cash retainer to be paid in the form of restricted shares divided by the fair market value per share of the common stock, as fair market value is defined in the Nonemployee Directors Program. The restrictions on the restricted share grant vests upon the director's completion of one year of board service measured from the date of grant.

        On May 11, 2012, Messrs. Bowlin and Pyott each received an option award to purchase 1,890 shares of the Company's common stock in lieu of his annual cash retainer. On the same date, Messrs. Ingram and von Schack, and Drs. Link and McNeil each received a grant of 473 restricted shares in lieu of his or her annual cash retainer.

        Stock Ownership Guidelines for Directors.     The Board has adopted stock ownership guidelines for directors that target each nonemployee director to own a minimum of 20,000 shares of the Company's common stock within five years of first becoming a director. Stock that is counted toward meeting the guidelines includes any common shares owned outright (including restricted stock and restricted stock units), plus 25% of vested, in-the-money stock options. All of the Company's directors have either exceeded their ownership target levels or are on track to achieve their ownership targets by the required date.

        Expense Reimbursement Policy.     Directors are reimbursed for travel expenses related to their attendance at Board and committee meetings as well as for the costs of attending director continuing education programs.

        The following table sets forth, as of December 31, 2012, the options held by, and stock awards to acquire shares of Company common stock granted to, each nonemployee director under the Company's Nonemployee Directors Program who served on the Board in 2012:

		Option Awards
Name	Grant Date	Exercise Price ($)	Options Awards Vested and Outstanding (#)(1)	Stock Awards Not Vested (#)(1)
Mr. Bowlin	07/03/2006	$22.72	3,520	—
	05/11/2007	$24.42	3,278	—
	05/09/2008	$27.99	2,860	—
	05/08/2009	$31.75	2,522	—
	05/14/2010	$50.31	1,592	—
	05/14/2010	—	—	1,326
	05/13/2011	—	—	1,511
	05/11/2012	$84.68	1,890	—
	05/11/2012	—	—	2,361

Total			15,662	5,198

Mr. Cardis	05/14/2010	—	—	1,325
	05/13/2011	—	—	1,511
	05/11/2012	—	—	2,361

Total			—	5,197

Mr. Ingram	05/14/2010	—	—	1,325
	05/13/2011	—	—	1,511
	05/11/2012	—	—	2,361
	05/11/2012	—	—	473

Total			—	5,670

Dr. Link	05/14/2010	—	—	1,325
	05/13/2011	—	—	1,511
	05/11/2012	—	—	2,361
	05/11/2012	—	—	473

Total			—	5,670

Dr. McNeil	05/14/2010	—	—	1,325
	05/13/2011	$88.25	1,814	—
	05/13/2011	—	—	1,511
	05/11/2012	—	—	2,361
	05/11/2012	—	—	473

Total			1,814	5,670

		Option Awards
Name	Grant Date	Exercise Price ($)	Options Awards Vested and Outstanding (#)(1)	Stock Awards Not Vested (#)(1)
Mr. Pyott	05/08/2009	$31.75	2,522	—
	05/14/2010	$50.31	1,592	—
	05/14/2010	—	—	1,325
	05/13/2011	$88.25	1,814	—
	05/13/2011	—	—	1,511
	05/11/2012	$84.68	1,890	—
	05/11/2012	—	—	2,361

Total			7,818	5,197

Mr. von Schack	05/14/2010	—	—	1,325
	05/13/2011	—	—	1,511
	05/11/2012	—	—	2,361
	05/11/2012	—	—	473

Total			—	5,670

(1)
Amounts shown include annual retainer fees deferred into options and restricted shares, as applicable, that were deferred under the deferral election program, as follows: Mr. Bowlin—15,662 options; Mr. Cardis—0 options or restricted shares; Mr. Ingram—473 restricted shares; Dr. Link—1,814 options and 473 restricted shares; Dr. McNeil—473 restricted shares; Mr. Pyott—7,818 options; Mr. von Schack—473 restricted shares.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information on the shares of our common stock that may be issued upon exercise of options or rights outstanding as of December 31, 2012 under our five equity compensation plans, which include the Long-Term Stock Program, the Nonemployee Directors Stock Incentive Program (the "Nonemployee Directors Program"), the 2001 Employee Stock Purchase Plan for United States Employees (the "U.S. ESPP"), the 2001 Employee Stock Purchase Plan for International Employees (the "International ESPP") and the Executive Option Plan (the "EOP"). With the exception of the EOP and the International ESPP, these plans have each been approved by our stockholders. The Company has never issued any warrants under these plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance(3)
Equity compensation plans approved by stockholders(4)	8,463,452	(5)	$49.68	3,837,158	(6)
Equity compensation plans not approved by stockholders(7)	—	(8)	—	278,173	(9)

Total	8,463,452		n/a	4,115,331

(1)
In accordance with the terms and conditions of the Long-Term Stock Program, option awards are not transferable to third parties for consideration.

(2)
The weighted average exercise price is calculated without taking into account 933,559 shares of our common stock subject to outstanding restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.

(3)
The amounts indicated in this column exclude securities listed in the column titled "Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights."

(4)
As of February 28, 2013, there were a total of 3,337,623 shares available for future grants under the Long-Term Stock Program and Nonemployee Directors Program , which included up to 1,224,203 full value award shares (shares that may be issued as restricted stock or restricted stock units). As of February 28, 2013, 7,299,584 stock options were outstanding with a weighted average exercise price of $50.79 and a weighted average term of 3.68 years, and 892,225 shares subject to full value award were outstanding.

(5)
This amount includes 933,559 shares of common stock subject to restricted stock unit awards that will entitle the holders to one share of our common stock for each such unit that vests over the holders' period of continued service. This amount excludes purchase rights outstanding under the U.S. ESPP. Approximately 81,391 shares would be issuable under purchase rights outstanding under the U.S. ESPP, assuming that the participation rate and purchase price of shares for the remaining quarterly purchases under each such outstanding right is the same as the participation rate and purchase price for such right for the quarter ended December 31, 2012.

(6)
As of December 31, 2012, the following number of shares of common stock remain available for future issuance under equity compensation programs approved by our stockholders: (a) Long-Term Stock Program (prior to the additional 1,500,000 shares that will be available under the plan if our stockholders approve Proposal 2)—2,845,821; (b) Nonemployee Directors Program—494,039; and (c) U.S. ESPP (prior to the additional 700,000 shares that will be available under the plan if our stockholders approve Proposal 3)—453,223. If Proposal 2 is approved by our stockholders, as of February 28, 2013, a total of 4,343,584 shares of our common stock would be available for future issuance under the Long-Term Stock Program. If Proposal 3 is approved by our stockholders, as of February 28, 2013, a total of 1,153,223 shares of our common stock would be available for future issuance under the U.S. ESPP.

(7)
Reflects information for the EOP, which was discontinued on December 31, 2004, and the International ESPP.

The EOP permitted executive officers and other key employees to receive options to purchase shares of mutual funds or our common stock in lieu of all or a portion of their compensation from the Company. Each plan participant received an option to purchase securities with a grant date value of one and one-third dollars for every dollar of his or her compensation foregone, including any Company contributions, and an exercise price equal to one quarter of the fair market value of the underlying securities on the grant date. Prior to December 31, 2004, options were granted to purchase additional shares of mutual funds or our common stock with a value equal to any dividends paid on the shares subject to the original options. After December 31, 2004, the Company paid an amount equal to such dividends in cash. Options generally became exercisable six months after the grant date, have a ten-year term and may terminate earlier upon the termination of the optionee's service with the Company. Options granted prior to January 1, 2005 remain outstanding (with the latest expiration date of certain of such options being December 31, 2014). No new awards may be granted under the EOP.

  In 2001, the Company implemented the International ESPP pursuant to which 1,300,000 shares of common stock were initially reserved for issuance. Regular employees of participating international subsidiaries who are scheduled to work 20 hours or more per week and employees where local law requires the International ESPP be offered to them may participate in the International ESPP. Under the International ESPP, eligible employees may purchase shares of the Company's common stock at a discount with accumulated payroll deductions. Shares are purchased generally on the last day of each calendar quarter at a purchase price per share equal to 85% of the lower of (i) the fair market value per share of common stock on the employee's entry date into the one-year offering period, as fair market value is defined in the International ESPP, or (ii) the fair market value per share on the quarterly purchase date, as fair market value is defined in the International ESPP.

(8)
This amount excludes purchase rights outstanding under the International ESPP and represents only shares subject to options under the EOP. Approximately 24,525 shares would be issuable under purchase rights outstanding under the International ESPP, assuming that the participation rate and purchase price of shares for the remaining quarterly purchases under each such outstanding right is the same as the participation rate and purchase price for such right for the quarter ended December 31, 2012.

(9)
This amount represents 278,173 shares remaining available for issuance under the International ESPP.

MANAGEMENT AND STOCKHOLDER PROPOSALS

Proposal 2—Amendment and Restatement of the Long-Term Stock Incentive Compensation Program

        The Board has approved an amendment and restatement of the Long-Term Stock Program, subject to stockholder approval. The proposed amendment and restatement will increase the total number of shares of common stock available for issuance under the Long-Term Stock Program by 1,500,000 shares.

        The Board and the Compensation Committee believe that stockholders' support of this proposal will enable the Company to continue to attract and retain the highest caliber of employees within our industry, link incentive awards to Company performance, encourage employee ownership in the Company, and more closely align the interests of employees with those of our stockholders. While our compensation strategy has been formulated for the long-term, we provide stockholders the regular opportunity to evaluate and vote on share increases to the Long-Term Stock Program. Therefore, the Company is requesting stockholder approval of an amount of shares that will enable us to continue providing competitive long-term incentives to eligible employees as part of our equity-based compensation strategy.

        The Company believes that the long-term component of our incentive compensation program should be aligned with stockholders and strongly prefers the attributes of stock-based incentives. If stockholder approval for this proposal is not obtained, the number of shares reserved under the Long-Term Stock Program will not be increased, and we may be unable to fully implement the long-term incentive component of our compensation program. Without the ability to use stock, we would be required to replace stock compensation with the equivalent in cash incentives in order to maintain a competitive compensation program. Cash incentive programs generally offer much less opportunity to link management compensation to stock performance. In years when performance targets are exceeded, the use of cash incentive programs could greatly impact the Company's net income.

        The Company encourages stockholders to consider the following factors:

  •
  The Company believes that its incentive compensation program is essential to our financial success. Further, we believe our incentive compensation program has been a contributing factor in our many recent achievements, including a 292% return over the past five years. The following chart shows the cumulative total return of $100 invested on December 31, 2007 in the Company, the Standard & Poor's 500 Index, and the Morgan Stanley Healthcare Products Index, including the reinvestment of dividends.

	Dec-07	Dec-08	Dec-09	Dec-10	Dec-11	Dec-12
Edwards Lifesciences	$100	$119	$189	$352	$307	$392
S&P 500	$100	$62	$76	$86	$86	$97
Morgan Stanley Healthcare Products	$100	$80	$99	$106	$112	$136
  •
  Each year since 2007, the Company has actively repurchased shares of its common stock through various stock repurchase programs.

	2007	2008	2009	2010	2011	2012
Shares Outstanding at Fiscal Year End (in millions)	113.2	111.9	113.7	115.0	114.1	114.3

    On March 20, 2013, the Company had outstanding 113,534,739 shares of common stock.

    On September 13, 2011, the Board authorized the Company to repurchase common stock with an aggregate value of up to $500,000,000. As of February 28, 2013, the Company had remaining authority to repurchase approximately $184.0 million of common stock, which represented approximately 2.1 million shares, based on the closing price of $85.93 per share on the NYSE on that day.

  •
  The Company grants long-term incentive awards (stock options and restricted stock units) to a limited number of employees who are considered key contributors to our success and whose performance most directly influences the long-term results of the Company. This strategy has allowed the Company to achieve a low burn rate while providing adequate incentives for our key employees.

	2009	2010	2011	2012
Three Year Average Burn Rate(1)(2)	1.7%	1.6%	1.4%	1.2%

(1)	Burn Rate =	Shares granted less cancellations
Shares outstanding
(2)	The three year average Burn Rate for each year is calculated as the sum of the Burn Rates for that year and the preceding two years, divided by 3.

    The 1,500,000 shares requested in this proposal represent 1.3% of the Company's outstanding shares at December 31, 2012.

        The Company notes these additional factors:

  •
  When employees hold "in-the-money" stock options for a long time it can artificially skew the overhang, or the percentage of outstanding shares represented by all stock incentives awarded and those available for future awards under all plans. A significant portion of the Company's overhang is attributed to a large population of employees who have held stock options due to their increasing value, which we believe reflects employees' confidence in the Company's future prospects.

    As of February 28, 2013, a total of 8,063,635 shares (including 7,277,810 shares subject to outstanding options and 785,825 restricted stock units) were subject to outstanding options and stock awards under the Long-Term Stock Program.

    The following table provides additional information on stock options outstanding as of February 28, 2013.

	Total Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
Total vested options outstanding	4,865,464	$39.46	2.92
Total options outstanding	7,277,810	$50.79	3.68
  •
  Of the total 8,063,635 shares subject to options and stock awards that were outstanding as of February 28, 2013, approximately 40.0% were held by the Named Executive Officers (as defined in the section entitled "Executive Officers" at page 18) as a group.

  •
  The Company adopted stock ownership guidelines for its executive officers beginning in 2000 to create additional owner commitment and to emphasize stockholder value creation. (See "Executive Compensation and Other Information—Compensation Discussion and Analysis—Stock Ownership Guidelines" at page 30.) All executive officers have either exceeded their ownership targets or are on track to achieve their ownership targets by the required date.

  •
  The Long-Term Stock Program is a component of total executive direct compensation (total cash compensation plus equity), which is targeted to be at approximately the median for comparable positions at competitive peer companies. (See "Executive Compensation and Other Information—Compensation Discussion and Analysis—Compensation Process" at page 21.)

        The Company is committed to maintaining strong corporate governance practices and notes the following important factors that pertain to our Long-Term Stock Program and our long-term equity compensation practices:

  •
  In 2003, the Company reduced the maximum term of options to seven years from ten years. Our standard practice for options is ratable vesting over four years;

  •
  Our standard practice imposes a minimum vesting period of three years on restricted stock unit awards;

  •
  The Long-Term Stock Program does not allow net share counting provisions;

  •
  The Company does not have any program, plan or practice to time option grants in coordination with the release of material information. (See "Executive Compensation and Other Information—Compensation Discussion and Analysis—Market Timing of Equity Awards" at page 21.);

  •
  The Company's practice is to grant equity to Named Executive Officers each year at its May Board meeting, in conjunction with the annual meeting of stockholders;

  •
  The Company has never engaged in a repricing of stock options, and our Long-Term Stock Program would require stockholder approval for any repricing actions; and

  •
  The Company provides our stockholders the opportunity to evaluate and vote regularly on share increases to the Long-Term Stock Program.

        The principal terms of the Long-Term Stock Program are summarized below. The following summary is qualified in its entirety by the full text of the Long-Term Stock Program, which has been filed as Appendix A to this Proxy Statement.

Administration

        The Long-Term Stock Program is administered by the Compensation Committee. The Compensation Committee may, and has, delegated authority to the Chairman and CEO to grant rights in, or options to purchase, shares of our common stock to eligible employees who are not executive officers.

Eligibility

        Only employees and independent contractors providing services to the Company or its subsidiaries are eligible to participate in the Long-Term Stock Program. As of February 28, 2013, approximately 8,179 employees (including 12 executive officers) were eligible to participate in the Long-Term Stock Program. Our nonemployee directors are not eligible to participate in the Long-Term Stock Program; however, they are eligible to receive awards under the Nonemployee Directors Program as described at page 48 of this Proxy Statement.

Share Reserve

        Subject to adjustment for certain changes in the Company's capitalization, a total of 48,900,000 shares of our common stock will have been authorized for issuance under the Long-Term Stock Program, including the 1,500,000 shares that are the subject of Proposal 2, if stockholders approve

Proposal 2. In general, shares subject to outstanding options or other awards under the Long-Term Stock Program that expire or otherwise terminate prior to the issuance of the shares subject to those options or awards will be available for subsequent issuance under the Long-Term Stock Program. Unvested shares issued under the Long-Term Stock Program and subsequently forfeited to or reacquired by the Company will be added back to the number of shares reserved for issuance under the Long-Term Stock Program and will accordingly be available for subsequent issuance. However, shares withheld from an award to satisfy tax withholding obligations, shares surrendered to fulfill tax obligations incurred, and shares surrendered in payment of the option exercise price upon the exercise of an option will not be available for reissuance under the Long-Term Stock Program.

        Subject to adjustment for certain changes in the Company's capitalization, not more than 2,000,000 shares in the aggregate may be granted in the form of stock options to any one participant during a fiscal year.

        Subject to adjustment for certain changes in the Company's capitalization, not more than 3,600,000 shares in the aggregate may be issued as restricted stock and restricted stock unit awards under the Long-Term Stock Program, and no more than 400,000 shares may be issued as restricted stock or restricted stock units to any one participant during a fiscal year. As of February 28, 2013, a total of 730,164 shares remained available for issuance as restricted stock or restricted stock units under the Long-Term Stock Program.

        As of February 28, 2013, options covering 7,277,810 shares of our common stock and restricted stock units covering 785,825 shares were outstanding under the Long-Term Stock Program. As of the same date, 34,408,770 shares had been issued pursuant to the exercise of outstanding options, 2,084,011 shares had been issued upon vesting of restricted stock units, and 2,843,584 shares remained available for future option grants, restricted stock units, or direct issuance.

Types of Awards

        The following three types of awards may be granted to eligible participants under the Long-Term Stock Program: stock options, restricted stock awards, and restricted stock units.

        Stock Options.     Nonqualified and incentive stock options may be granted under the Long-Term Stock Program. The Compensation Committee has the discretion to select eligible participants to receive options, and determine the type, number of shares, exercise price, and other terms of options granted under the Long-Term Stock Program. The Compensation Committee may, and has, delegated authority to the Chairman and CEO to grant options to eligible employees who are not executive officers. No option may be granted with an exercise price less than the current fair market value of a share of our common stock, which is defined as the closing price of our common stock on the grant date. The closing market price of our common stock on the NYSE as of February 28, 2013 was $85.93 per share.

        Restricted Stock and Restricted Stock Units.     Shares of our common stock that have restrictive conditions may be issued under the Long-Term Stock Program to eligible participants. The Compensation Committee has the discretion to select eligible participants to receive restricted stock, and determine the number of shares, purchase price (if any), conditions of restriction, and other terms of restricted stock issued under the Long-Term Stock Program. A plan participant who receives an award of restricted stock under the plan will have stockholder rights, including voting and dividend rights, for those shares unless the Compensation Committee determines otherwise.

        The Compensation Committee may issue restricted stock units under the Long-Term Stock Program, which entitle the participant to receive shares of our common stock underlying the units upon attainment of designated performance goals, the satisfaction of specified service requirements, or upon the expiration of a designated time period following the vesting of the units. The

Compensation Committee has the discretion to select eligible participants to receive restricted stock units, and to determine the number of shares, the vesting, and other terms and conditions of the restricted stock units. The holders of restricted stock units will not have any stockholder rights until the underlying shares are actually issued to the holder. However, dividend equivalent units may be paid or credited, either in cash or in actual or phantom shares of our common stock, on outstanding restricted units, subject to such terms and conditions as the Compensation Committee deems appropriate.

        Awards of restricted stock or restricted stock units are generally not considered performance-based compensation for exclusion from the $1,000,000 limitation on nonperformance-based compensation pursuant to Section 162(m). To allow for the possibility that such awards may qualify for exclusion from the $1,000,000 limitation, the Long-Term Stock Program provides the Compensation Committee with the discretionary authority to structure one or more stock issuances or restricted stock unit awards so that the shares subject to those particular awards will vest only upon the achievement of certain pre-established corporate performance goals. The goals can be based on one or more of the following criteria:

  •
  return measures (including, but not limited to, return on assets, capital, investment, equity, or sales);

  •
  earnings per share;

  •
  net income (before or after taxes) or operating income;

  •
  earnings before interest, taxes, depreciation, and amortization, or operating income before depreciation and amortization;

  •
  sales or revenue targets;

  •
  market to book value ratio;

  •
  cash flow or free cash flow (cash flow from operations less capital expenditures);

  •
  market share;

  •
  cost reduction goals;

  •
  budget comparisons;

  •
  implementation, completion or progress of projects, processes, products or product lines strategic or critical to the Company's business operations;

  •
  measures of customer satisfaction;

  •
  share price (including, but not limited to, growth measures and total stockholder return);

  •
  working capital;

  •
  economic value added;

  •
  percentage of sales generated by new products;

  •
  progress of research and development projects or milestones;

  •
  growth in sales of products or product lines;

  •
  any combination of, or a specified increase in, any of the foregoing; or

  •
  the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company's revenue or profitability or expand the Company's customer base.

        Performance goals may be based upon the attainment of specified levels of the Company's performance under one or more of the measures described above relative to the performance of other entities, and may also be based on the performance of any of the Company's business groups or divisions or any parent or subsidiary. Performance goals may include a minimum threshold level of performance below which no award, will be earned, levels of performance at which specified portions of an award will be earned, and a maximum level of performance at which an award will be fully earned. The attainment of performance goals may be measured including or excluding certain extraordinary items. The Compensation Committee does not have the discretion to accelerate the vesting of shares intended to qualify as performance-based compensation under Section 162(m).

        Pursuant to the terms of the Long-Term Stock Program, restricted stock awards and restricted stock units will become vested over a minimum period of three years measured from the applicable award date.

Stock Awards

        The following table shows the number of options granted under the Long-Term Stock Program between January 1, 2012 and February 28, 2013 to the Named Executive Officers and groups indicated. For the fiscal year ended December 31, 2012, our Named Executive Officers consisted of the individuals named in the table below. Directors who are not employees are not eligible to participate in the Long-Term Stock Program (although they are eligible to participate in the Nonemployee Directors Program) and, accordingly, none of our nonemployee directors has received options under the Long-Term Stock Program.

Name and Position	Options Granted (Number of Shares)	Weighted Average Exercise Price
Michael A. Mussallem Chairman of the Board and Chief Executive Officer	166,400	$85.45
Thomas M. Abate Corporate Vice President, Chief Financial Officer	34,700	$85.45
Patrick B. Verguet Corporate Vice President	28,900	$85.45
Carlyn D. Solomon Corporate Vice President	42,400	$85.45
Don Bobo Corporate Vice President	37,800	$85.45
All current executive officers as a group (12 persons)	445,270	$85.67
All non-executive directors as a group (7 persons)	—	n/a
All employees, including current officers who are not executive officers, as a group (approximately 8,167 persons as of February 28, 2013)	703,325	$87.43

        The following table sets forth the number of shares of the Company's common stock subject to restricted stock units awarded under the Long-Term Stock Program between January 1, 2012 and February 28, 2013 to the individuals and groups indicated:

Name and Position	Number of Shares Subject to Restricted Stock Units
Mr. Mussallem Chairman of the Board and Chief Executive Officer	1,480
Mr. Abate Corporate Vice President, Chief Financial Officer	3,172
Mr. Verguet Corporate Vice President	—
Mr. Solomon Corporate Vice President	—
Mr. Bobo Corporate Vice President	—
All current executive officers as a group (12 persons)	12,462
All non-executive directors as a group (7 persons)	—
All employees, including current officers who are not executive officers, as a group (approximately 8,167 persons as of February 28, 2013)	236,832

        On April 3, 2013, the Company is scheduled to grant restricted stock unit awards in connection with the transition of certain longer service salaried exempt employees out of Baxter's pension plan as a result of the spin-off of the Company from Baxter. The number of restricted stock units to be awarded to each participant will be determined by dividing the amount equivalent to the participant's transition grant eligible earnings for 2012 by the fair market value of the Company's common stock on the date of grant. On February 20, 2013, the Compensation Committee approved the transition grant eligible earnings for two named executives: Messrs. Mussallem and Abate. Please see footnote 5 to the "Grants of Plan-Based Awards in Fiscal Year 2012" table at page 36, for more information.

        The following table sets forth the target number of shares of the Company's common stock subject to performance-based restricted stock units awarded under the Long-Term Stock Program between January 1, 2012 and February 28, 2013 to the individuals and groups indicated:

Name and Position	Target Number of Shares Subject to Performance-Based Restricted Stock Units
Mr. Mussallem Chairman of the Board and Chief Executive Officer	16,100
Mr. Abate Corporate Vice President, Chief Financial Officer	3,350
Mr. Verguet Corporate Vice President	2,800
Mr. Solomon Corporate Vice President	4,100
Mr. Bobo Corporate Vice President	3,650
All current executive officers as a group (12 persons)	42,050
All non-executive directors as a group (7 persons)	—
All employees, including current officers who are not executive officers, as a group (approximately 8,167 persons as of February 28, 2013)	5,225

Amendment of the Long-Term Stock Incentive Compensation Program

        The Board may alter, amend, suspend, or terminate the Long-Term Stock Program at any time, and the Compensation Committee may amend awards previously granted. However, stockholder approval will be required for any amendment of the Long-Term Stock Program that: (a) materially increases the number of shares available for issuance under the Long-Term Stock Program (other than pursuant to certain adjustments), (b) expands the type of awards available under the Long-Term Stock Program, (c) materially expands the class of participants eligible to receive awards under the Long-Term Stock Program, (d) materially extends the term of the Long-Term Stock Program, (e) materially changes the method of determining the option price under the Long-Term Stock Program, or (f) deletes or limits any provision of the Long-Term Stock Program prohibiting the repricing of options. In addition, except for adjustments made in connection with changes in the Company's capitalization, the Compensation Committee may not amend outstanding options for the sole purpose of lowering the exercise price or to cancel and reissue options to lower the exercise price, without stockholder approval. Further, no termination, amendment or modification of the Long-Term Stock Program or amendment of previously granted awards may adversely affect in any material way a previously granted award, without the consent of the participant holding the award. The ability to grant an award under the Long-Term Stock Program is currently scheduled to terminate on April 1, 2018, subject to any extension that may be approved by our stockholders.

Acceleration Upon Change in Control

        Upon a change in control (as defined in the Long-Term Stock Program), awards (other than performance-based awards) outstanding under the Long-Term Stock Program will immediately become 100% vested and exercisable and any restrictions will immediately lapse. For performance-

based awards, if there is a change in control during the performance period and prior to a termination of the executive's employment, the performance-based restricted stock units will automatically become vested as to 100% of the target number of shares subject to the award. In the event a change in control occurs following the last day of the performance period and prior to the vesting date, subject to the executive's continued employment through such date, the performance-based restricted stock units will immediately become vested as to the number of units that otherwise would have become vested as of such date.

Adjustments in Authorized Shares

        In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or any partial or complete liquidation of the Company, adjustments will be made to: (i) the maximum number and class of shares issuable under the Long-Term Stock Program, (ii) the maximum number and class of shares for which options may be granted to a participant per fiscal year, (iii) the maximum number and class of shares for which restricted stock and restricted stock units may be issued in the aggregate and to any participant per fiscal year, and (iv) the number and class of and price of shares subject to outstanding awards granted under the Long-Term Stock Program. Such adjustments will be made as deemed to be appropriate and equitable by the Compensation Committee, in its sole discretion, to prevent dilution or enlargement of rights.

New Plan Benefits

        No options have been granted, and no direct stock issuances or restricted stock units have been awarded, on the basis of the 1,500,000 share increase which forms part of Proposal 2.

Summary of Federal Income Tax Consequences

        The following summary describes the United States federal income taxation treatment applicable to the Company and the participants who receive awards under the Long-Term Stock Program. The following summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

        Option Grants.     Options granted under the Long-Term Stock Program may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code, or non-statutory options which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

        Incentive Options.     No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For federal tax purposes, dispositions are divided into two categories: qualifying, and disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted, and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

        Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.

        If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount of ordinary income recognized by the optionee as a result of the disposition. The Company will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

        Non-Statutory Options.     No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

        The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will generally be allowed for the Company's taxable year in which such ordinary income is recognized by the optionee.

        Restricted Stock.     A recipient of restricted stock will generally recognize ordinary income when his or her shares vest, based on the then-fair market value of the shares. The recipient may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of issuance of the shares the fair market value of the shares at that time. The recipient will be required to satisfy the tax withholding requirements applicable to such income.

        The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient. The deduction will be allowed for the taxable year in which such ordinary income is recognized by the recipient.

        Restricted Stock Units.     No taxable income is recognized upon receipt of a restricted stock unit. The holder will recognize ordinary income in the year in which the shares subject to that unit are actually issued. The amount of that income will be equal to the fair market value of the shares on the date of issuance. The holder will be required to satisfy the tax withholding requirements applicable to such income.

        The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder. The deduction will, in general, be allowed for the taxable year in which such ordinary income is recognized by the holder.

        Deductibility of Executive Compensation.     The Company anticipates that any compensation deemed paid by the Company in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory options will qualify as performance-based compensation for purposes of Section 162(m) and will not have to be taken into account for purposes of the $1,000,000 limitation per covered individual on the deductibility of the compensation paid to certain of the Company's executive officers. Accordingly, the compensation deemed paid with respect to options granted under the Long-Term Stock Program will remain deductible by the Company without limitation under Section 162(m). However, any compensation deemed paid by the Company in connection with restricted stock or restricted stock units issued under the Long-Term Stock Program will be subject to the $1,000,000 limitation, unless the vesting of the stock or units is tied solely to one or more of the performance milestones described above.

         Accounting Treatment.     Under applicable accounting guidance, the Company measures and recognizes as compensation expense, the estimated fair value of all share-based payments including option grants, restricted stock and restricted stock units. Accordingly, option grants under the Long-Term Stock Program to the Company's employees will result in a direct charge to the Company's reported earnings in an amount equal to the estimated fair value of the options as determined under the applicable accounting guidance; the charge will be recognized as expense over the vesting period.

        Any option grants made to nonemployees under the Long-Term Stock Program will result in a direct charge to the Company's reported earnings based upon the fair value of the option, measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the fair value of the option over the period between the grant date of the option and the vesting date of each installment of the option shares.

        The number of outstanding options will be a factor in determining the Company's earnings per share on a fully diluted basis.

        Restricted stock issued under the Long-Term Stock Program will result in a direct charge to the Company's reported earnings equal to the excess of the fair market value of the shares on the issuance date over the cash consideration (if any) paid for such shares. If the shares are unvested at the time of issuance, then any charge to the Company's reported earnings will be amortized over the vesting period. Similar accounting treatment will be in effect for any restricted stock units issued under the Long-Term Stock Program.

Board Recommendation

        The Board believes that it is in the Company's best interests to enable the Company to continue to attract and retain the highest caliber of employees within our industry, link incentive awards to Company performance, encourage employee ownership in the Company and more closely align the interests of employees with those of our stockholders.

THE BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT AND RESTATEMENT
OF THE LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM.

Proposal 3—Amendment and Restatement of the 2001 Employee Stock Purchase Plan for United States Employees

        The stockholders are being asked to approve an amendment and restatement of the U.S. ESPP, which will increase the number of shares of common stock reserved for issuance under such plan from 4,600,000 shares to 5,300,000 shares. The 700,000 share increase to the U.S. ESPP was adopted by the Board on February 21, 2013, subject to stockholder approval of this proposal at the Annual Meeting.

        The U.S. ESPP is designed to allow the Company's eligible employees and the eligible employees of the Company's participating parent and subsidiaries (whether now existing or subsequently established) to purchase shares of common stock at periodic intervals through their accumulated payroll deductions. The Company has also implemented the International ESPP pursuant to which employees of the Company's foreign subsidiaries may purchase shares on terms similar to the U.S. ESPP. The maximum number of shares of common stock that may be issued under the International Plan is 1,300,000 shares.

        The following summary describes the principal features of the U.S. ESPP, as amended and restated through February 21, 2013. This summary, however, does not purport to be a complete description of all the provisions of the U.S. ESPP. A copy of the amended and restated U.S. ESPP is attached as Appendix B to this Proxy Statement.

Administration

        The U.S. ESPP is administered by the Compensation Committee. Such committee, as plan administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the U.S. ESPP.

Share Reserve

        The number of shares of common stock reserved for issuance over the term of the U.S. ESPP is currently limited to 4,600,000 shares. The authorized share reserve will increase to 5,300,000 shares if the share increase which is the subject of this Proposal 3 is approved at the Annual Meeting.

        In the event of a stock split, stock dividend, recapitalization, reclassification or combination of shares, merger, spin-off, or similar event, equitable adjustments will be made to: (i) the maximum number and class of securities issuable under the U.S. ESPP, (ii) the number and class of securities and the market value and price per share in effect under each outstanding purchase right, and (iii) the maximum number of shares purchasable per participant with respect to any offering.

Offerings

        Shares of the Company's common stock will be offered under the U.S. ESPP through a series of successive offerings. Unless the Compensation Committee determines otherwise, a new offering will commence on the first day of each calendar quarter. Each offering commencing prior to July 1, 2007 was of a duration of two years. Each offering commencing on or after July 1, 2007 has a duration of one year unless otherwise determined by the Compensation Committee. Shares will be purchased on the last business day of each calendar quarter in an offering (or such other dates determined by the Compensation Committee).

        At the time the participant joins an offering, he or she will be granted a purchase right to acquire shares of the Company's common stock on each purchase date during that offering. All payroll deductions collected from the participant for the offering period will be automatically applied to the purchase of common stock on such purchase dates, subject to certain limitations summarized below in the section entitled "Special Limitations."

Eligibility and Participation

        Any individual who is employed on a basis under which he or she is scheduled to work for more than twenty hours per week in the Company's employ or the employ of any of the Company's participating parent or subsidiaries (including any corporation which subsequently becomes such a participating parent or subsidiary at any time during the term of the U.S. ESPP) will be eligible to participate in the U.S. ESPP.

        Each individual who is an eligible employee on the start date of any offering may elect to participate in that offering, provided he or she does so during the enrollment period prescribed for that offering. As of February 28, 2013, approximately 3,390 employees were eligible to participate in the U.S. ESPP.

Payroll Deductions and Stock Purchases

        Each participant may authorize periodic payroll deductions in any multiple of one percent (up to a maximum of twelve percent) of his or her base pay to be applied to the acquisition of common stock at quarterly intervals. Accordingly, on each such purchase date (generally the last business day of each calendar quarter), the payroll deductions of each participant accumulated for the offering ending on that purchase date will automatically be applied to the purchase of shares of common stock at the purchase price in effect for that purchase date.

        For purposes of the U.S. ESPP, the base pay of each participant will include his or her base salary plus commissions.

Purchase Price

        The purchase price of the common stock acquired on each quarterly purchase date will be equal to eighty-five percent of the lower of the fair market value per share of common stock on the start date of the offering or the fair market value on the purchase date.

        The fair market value per share of common stock on any particular date other than a purchase date under the U.S. ESPP will be deemed to be equal to the closing selling price per share on the last trading day prior to such date on the NYSE, and the fair market value per share of common stock on a purchase date will be deemed to be equal to the closing selling price per share on such date on the NYSE. On February 28, 2013, the fair market value of the Company's common stock determined on such basis was $85.93 per share.

Special Limitations

        The U.S. ESPP imposes certain limitations upon a participant's rights to acquire common stock, including the following limitations:

  •
  Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of common stock (valued at the time each purchase right is granted) for each calendar year for which those purchase rights are outstanding.

  •
  Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase, stock equaling five percent (5%) or more of the total combined voting power or value of all classes of the Company's outstanding stock, or the outstanding stock of any of the Company's affiliates.

  •
  No participant may purchase more than 20,000 shares of common stock during any one offering.

Termination of Purchase Rights

        The participant may withdraw from the U.S. ESPP at any time up to the last business day of the offering, and his or her accumulated payroll deductions for that offering period will be applied to the purchase of common stock on the next purchase date.

        The participant's purchase right will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions which the participant may have made for the offering in which such cessation of employment or loss of eligibility occurs will be applied to the purchase of common stock on the next purchase date.

Stockholder Rights

        No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant's behalf and the participant has become a holder of record of the purchased shares. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

        No purchase rights will be assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant.

Change in Control

        Upon a change in control (as defined in the U.S. ESPP), all outstanding purchase rights will either be assumed by the successor entity and continued in effect or will be automatically exercised immediately prior to the effective date of such acquisition. In the event of such automatic exercise, the purchase price will be equal to eighty-five percent of the lower of the fair market value per share of common stock on the start date of the offering in which such acquisition occurs or the fair market value per share of common stock immediately prior to such acquisition.

Share Pro-Ration

        Should the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the U.S. ESPP, then the Compensation Committee will make a pro-rata allocation of the available shares on a uniform and equitable basis, and the balance of payroll deductions of each participant will be refunded.

Amendment and Termination

        The Board may amend or terminate the U.S. ESPP at anytime. However, the board may not, without stockholder approval, increase the number of shares issuable under the U.S. ESPP (except as permissible adjustments in the event of changes to the Company's capitalization) or modify the requirements for eligibility to participate in the U.S. ESPP.

New Plan Benefits

        No purchase rights will be granted, and no shares will be issued, on the basis of the share increase subject to this proposal unless such proposal is approved by the stockholders at the Annual Meeting.

Stock Purchases

        The following table sets forth, as to individuals and groups indicated, the number of shares of common stock purchased under the U.S. ESPP between January 1, 2012 and February 28, 2013, together with the weighted average purchase price paid per shares.

 U.S. ESPP Transactions

Name and Position	Number of Purchased Shares	Weighted Average Purchase Price Per Share($)
Michael A. Mussallem Chairman of the Board and Chief Executive Officer	0	$0
Thomas M. Abate Corporate Vice President, CFO & Treasurer	354	$60.10
Carlyn Solomon Corporate Vice President	0	$0
Donald E Bobo Jr. Corporate Vice President	348	$66.94
All current executive officers as a group (11 persons)	2,805	$68.16
All employees, including current officers who are not executive officers, as a group (3,378 persons)	214,099	$68.36

Federal Tax Consequences

        The U.S. ESPP is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the U.S. ESPP, or in the event the participant should die while still owning the purchased shares.

        If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering or within one year after the purchase date in which such shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs, equal in amount to such excess.

        If the participant sells or disposes of the purchased shares more than two years after the start date of the offering in which the shares were acquired and more than one year after the purchase date, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or fifteen percent (15%) of the fair market value of the shares on the start date of that offering, and any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such disposition.

        If the participant still owns the purchased shares at the time of death, then the participant will recognize ordinary income in an amount equal to the lesser of the amount by which the fair market value of the shares on the date of death exceeds the purchase price, or fifteen percent (15%) of the fair market value of the shares on the start date of the offering in which those shares were acquired.

Accounting Treatment

        Pursuant to the accounting principles applicable to employee stock purchase plans such as the U.S. ESPP, the fair value of each purchase right granted under the U.S. ESPP will be charged as a direct compensation expense to the Company's reported earnings over the offering period to which that purchase right pertains. The fair value of each such purchase right will be determined as of its grant date.

Board Recommendation

        The Board believes that it is in the Company's best interests to provide the Company's employees with the opportunity to acquire an ownership interest in the Company through their participation in the U.S. ESPP and thereby encourage them to remain in the Company's employ and more closely align their interests with those of the stockholders.

THE BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT AND RESTATEMENT
OF THE 2001 EMPLOYEE STOCK PURCHASE PLAN FOR UNITED STATES EMPLOYEES.

 Proposal 4—Advisory Vote on Executive Compensation

        In accordance with Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010) and the related rules of the SEC, the Company is providing its stockholders with the opportunity to vote, on an advisory, non-binding basis, on the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

        As described in the "Compensation Discussion and Analysis," our compensation programs are designed to attract, retain, motivate, and engage executives with superior leadership and management capabilities. High-caliber talent is critical to our success and we strive to provide compensation that is competitive. Our strong "pay for performance" culture is reflected in the following:

  •
  A significant portion of executive compensation is performance based;

  •
  Our performance goals consist of a mix of company-wide financial and operating and strategic measures as well as personal objectives designed to further the Company's annual and long-term business performance; and

  •
  We strive to align the interests of our executives with the interests of our stockholders.

        The Compensation Committee regularly reviews our executive officer compensation programs to ensure that they achieve the desired goals.

        We urge stockholders to read the "Compensation Discussion and Analysis" beginning on page 18 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures are designed and operate to achieve our compensation and strategic objectives, as well as the "Summary Compensation Table" and other related compensation tables and narrative appearing on pages 34 through 51. The Compensation Committee and the Board believe that the policies, procedures and compensation programs described in these sections have contributed to the Company's long-term performance.

        In an advisory vote held at our 2012 Annual Meeting, more than 96% of the votes cast by our stockholders supported our executive compensation policies and procedures. Even though we received strong support, the Compensation Committee engages in an ongoing review of the Company's executive compensation and benefits programs and makes changes as appropriate to reflect the Company's compensation philosophy and objectives and to serve the best interests of our stockholders. As a result, in 2012 the Company began granting performance-based restricted stock units to our executive officers. In addition, our Chairman and CEO amended his Change in Control Severance Agreement to, among other things, eliminate the "single-trigger" walk-away right.

        We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

  "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure included in the Proxy Statement."

        The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Board and our Compensation Committee value the opinions of our stockholders and will consider the voting results as appropriate when making future decisions regarding executive compensation.

THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

 Proposal 5—Ratification of Appointment of the Independent Registered Public Accounting Firm

        The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Representatives of PwC are expected to attend the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they so desire. PwC also performs certain non-audit services for the Company. Although we are not required to seek stockholder approval of the appointment of PwC, the Board believes that it is consistent with good corporate governance practices to ask stockholders to ratify the appointment. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. In addition, even if stockholders ratify the Audit Committee's appointment of PwC, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if its believes that such a change would be in the best interests of the Company and our stockholders.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE
APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR 2013.

 Proposal 6—Amendments to Certificate of Incorporation to Declassify the Board

        Article SIXTH of the Restated Certificate of Incorporation divides the Board of Directors into three classes, with each class consisting, as nearly equal in number as possible, of one-third of the total number of directors constituting the entire Board of Directors, and provides that members of each class are elected to serve for staggered three-year terms. On the recommendation of the Compensation and Governance Committee, the Board has approved, and recommends that the stockholders approve, amendments to the Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors.

Background

        This proposal is being submitted as a result of the Board's ongoing review of corporate governance matters and following a vote at the 2012 Annual Meeting on a nonbinding stockholder proposal requesting that the Board take the steps necessary to eliminate the classification of the Board and require that all directors be elected on an annual basis. The stockholder proposal received the favorable vote of holders of a majority of the Company's outstanding shares of common stock.

        The Compensation and Governance Committee and the Board have considered the advantages and disadvantages of maintaining a classified board structure. In this regard, the Board has viewed the classified structure of the Board as benefiting stockholders by promoting continuity and stability in the management of the business and affairs of the Company, reducing the Company's vulnerability to coercive takeover tactics and special interest groups who may not be acting in the best interests of all stockholders, encouraging directors to take a long-term perspective and enhancing the independence of non-management directors by providing them with a longer term of office and insulating them against pressure from management or special interest groups. While the Board continues to believe that these are important benefits, the Board has also considered the views of some stockholders, who believe that classified boards have the effect of reducing the accountability of directors to stockholders, and recognizes the benefit of providing stockholders an annual opportunity to express their satisfaction or dissatisfaction with the actions of the Board. In addition, the Board believes it is important for the Board to maintain stockholder confidence by demonstrating that it is responsive and accountable to stockholders and committed to strong corporate governance. In this regard, although the stockholder proposal last year was nonbinding, the Board gave considerable weight to the fact that the proposal received a substantial majority of votes in favor of the proposal.

        Therefore, following careful consideration of the foregoing matters, the Board, upon the recommendation of the Compensation and Governance Committee, has determined that it is appropriate to propose amendments to the Restated Certificate of Incorporation that would declassify the Board. By recommending the amendments, the Board is demonstrating its accountability and willingness to take steps that address stockholder-expressed concerns.

Proposed Amendments

        If approved, Proposal 6 would amend Article SIXTH of the Company's Restated Certificate of Incorporation to provide for the phased elimination of the classified structure of the Board over a three-year period. Commencing with the class of directors standing for election at the 2014 Annual Meeting, directors will stand for election for one-year terms, expiring at the next succeeding annual meeting of stockholders. The directors who are elected at the 2013 Annual Meeting under Proposal 1, whose terms will expire in 2016, and the directors who were elected at the 2012 Annual Meeting, whose terms will expire in 2015, will continue to hold office until the end of the terms for which they were elected. All directors will be elected on an annual basis beginning with the 2016 Annual Meeting. In all cases, each director will hold office until his or her successor has been duly elected and qualified or until the director's earlier death, resignation, retirement or removal.

        If approved, Proposal 6 would also amend Article FIFTH of the Company's Restated Certificate of Incorporation to provide that directors may be removed only for cause until the 2016 Annual

Meeting. Because the current terms of the directors are staggered, consistent with Delaware law, directors are removable only for cause. However, from and after the 2016 Annual Meeting (at which meeting the entire Board will be fully declassified), directors would be removable with or without cause upon the affirmative vote of a majority of the outstanding shares entitled to vote for the election of directors.

        The approval of Proposal 6 is not conditioned on the approval of Proposal 7 (a proposal to eliminate supermajority voting provisions).

        This summary of the proposed amendments is qualified in its entirety by reference to the text of the proposed amendments attached as Appendix C to this Proxy Statement, with deletions indicated by strike outs and additions indicated by underlining. If the proposal is approved, the Board has authorized the officers of the Company to file with the Delaware Secretary of State an Amended and Restated Certificate of Incorporation incorporating the amendments set forth in Appendix C. The Amended and Restated Certificate of Incorporation will become effective on the date the filing is accepted by the Delaware Secretary of State. If Proposal 6 is not approved, the proposed amendments will not be implemented and the Board's current classified structure will remain in place.

Board Recommendation

        While the Board continues to believe that the retention of a classified Board structure provides stockholders with very meaningful protections against actions that may not be in their best interests, the Board recognizes that many stockholders have a different view. Accordingly, after careful consideration of the issue and in recognition of stockholder support for last year's nonbinding stockholder proposal to declassify the Board, the Board has determined to recommend a vote for the approval of Proposal 6.

THE BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD.

 Proposal 7—Amendment to Certificate of Incorporation to Eliminate Supermajority Voting Provision

        Article EIGHTH of the Restated Certificate of Incorporation requires the affirmative vote of at least 80% of the outstanding shares entitled to vote for the following matters of corporate structure and governance: stockholder amendments to the Bylaws and stockholder-initiated amendments to the Restated Certificate of Incorporation relating to the size of the Board, the ability to fill vacancies on the Board, the removal of directors for cause, the classification of the Board and actions by stockholders without a meeting. On the recommendation of the Compensation and Governance Committee, the Board has approved, and recommends that the stockholders approve, amendments to the Restated Certificate of Incorporation to eliminate the supermajority voting provision.

Background

        This proposal is being submitted as a result of the Board's ongoing review of corporate governance matters and following a vote at the 2012 Annual Meeting on a nonbinding stockholder proposal requesting that the Board take the steps necessary to eliminate supermajority voting provisions in favor of a simple majority voting standard. The stockholder proposal received the favorable vote of holders of a majority of the Company's outstanding shares of common stock.

        The Compensation and Governance Committee and the Board have considered the advantages and disadvantages of the Company's current voting requirements. In this regard, the Board recognized that the retention of a supermajority voting standard for certain extraordinary matters was the best way to ensure that the interests of all stockholders are fully protected. The Board also recognized that fundamental changes to corporate governance should have the support of a broad consensus of the Company's stockholders, rather than just a simple majority, and that supermajority vote requirements can serve to protect stockholders against potentially self-interested actions of short-term investors. The Company's existing supermajority voting provisions may encourage persons or firms making unsolicited takeover proposals to negotiate directly with the Board, which provides the Board with increased leverage in the exercise of its fiduciary duties to negotiate the best possible return for stockholders, and prevents the use of potentially coercive or abusive takeover tactics.

        On the other hand, the Board is aware that some stockholders disagree, arguing that supermajority voting provisions impede accountability to stockholders and contribute to Board and management entrenchment, and believe that a majority vote requirement should be sufficient for any corporate action requiring stockholder approval, regardless of the benefits outlined above. While it is important to the Company's long-term success for the Board to maintain appropriate defenses against inadequate takeover bids, it is also important for the Board to maintain stockholder confidence by demonstrating that it is responsive and accountable to stockholders and committed to strong corporate governance. In this regard, although the stockholder proposal last year was nonbinding, the Board gave considerable weight to the fact that the proposal received a substantial majority of votes in favor of the proposal.

        Therefore, following careful consideration of the foregoing matters, the Board, upon the recommendation of the Compensation and Governance Committee, has determined that it is appropriate to propose an amendment to the Restated Certificate of Incorporation that would eliminate the supermajority voting provision. By recommending the amendment, the Board is demonstrating its accountability and willingness to take steps that address stockholder-expressed concerns.

Proposed Amendment

        If approved, Proposal 7 would amend Article EIGHTH of the Company's Restated Certificate of Incorporation to require an affirmative vote of a majority of the Company's outstanding shares to amend or repeal, or adopt any provision inconsistent with, the Company's Bylaws or Articles FIFTH, SIXTH and TWELFTH of the Restated Certificate of Incorporation, rather than an affirmative vote of at least eighty percent (80%) of the Company's outstanding shares.

        This summary of the proposed amendment is qualified in its entirety by reference to the text of the proposed amendment attached as Appendix D to this Proxy Statement, with deletions indicated by strike outs and additions indicated by underlining.

        In connection with the proposed amendment to the Restated Certificate of Incorporation, the Board will approve a conforming amendment to the Company's Bylaws upon stockholder approval of Proposal 7. The proposed amendment to the Bylaws does not require stockholder approval. If the proposal is approved, the Board has authorized the officers of the Company to file with the Delaware Secretary of State an Amended and Restated Certificate of Incorporation incorporating the amendment set forth in Appendix D. The Amended and Restated Certificate of Incorporation will become effective on the date the filing is accepted by the Delaware Secretary of State. If Proposal 7 is not approved, the proposed amendment will not be implemented and the Company's current voting requirements will remain in place.

Board Recommendation

        While the Board continues to believe that the retention of the Company's supermajority voting requirements for fundamental governance matters provides stockholders with very meaningful protections against actions that may not be in their best interests, the Board recognizes that many stockholders have a different view. Accordingly, after careful consideration of the issue and in recognition of stockholder support for last year's nonbinding stockholder proposal to eliminate the supermajority voting provisions, the Board has determined to recommend a vote for the approval of Proposal 7.

THE BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY
VOTING PROVISION.

 Proposal 8—Stockholder Proposal Regarding Special Meetings of Stockholders

        A stockholder has submitted the proposal and supporting statement set forth below in accordance with the rules of the SEC, and the Board and the Company disclaim any responsibility for its content. We will furnish, orally or in writing as requested, the name, address and claimed share ownership of the stockholder that submitted this proposal promptly upon oral or written request to the Company's Corporate Secretary.

Special Shareowner Meeting Right

        Resolved, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowner meeting.

        This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law). This proposal does not impact our board's current power to call a special meeting.

        Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This proposal topic won more than 60% support at CVS, Sprint and Safeway.

        This proposal should also be evaluated in the context of our Company's overall corporate governance as reported in 2012:

        The GMI/Corporate Library, an independent investment research firm, downgraded our company to "D" with "High Governance Risk" and "High Concern" in accounting with a SOX 404 violation and concern in executive pay—$39 million for CEO Michael Mussallem.

        GMI said all equity pay for our highest paid executives should include job performance requirements. Equity pay for our executives simply vested over time. Our market-priced stock options for our highest paid executives could provide rewards due to a rising market alone, regardless of an executive's job performance.

        At our May 2012 annual meeting shareholder proposals for annual election of each director and for simple majority voting standards won 98% and 82% votes respectively. Michael Bowlin, the Chairman of our corporate governance committee, had apparently not taken any action to adopt these proposals since the May 2012 vote. Plus three of our directors had more than 12-years long-tenure. Director independence tends to erode after 10-years. A more independent perspective would be a priceless asset for our board of directors. Robert Ingram was potentially over-extended with seats on 4 boards and he received our highest negative votes. EW shareholder returns were negative 16% (-) over a one-year period compared to positive returns for both the S&P 500 and the industry.

        Please encourage our board to respond positively to this proposal to protect our investment.

STATEMENT OF THE BOARD

        The Board has carefully considered the above proposal and believes that it is not in the best interests of the stockholders. Consequently, the Board unanimously recommends that the stockholders vote AGAINST the proposal for the following reasons:

        The Board believes that it is not in the best interests of the stockholders or the Company to enable holders of only 10% of our outstanding common stock to have an unlimited ability to call a special meeting of stockholders for any purpose at any time. The proposal would permit a small group of minority stockholders to use the extraordinary measure of calling a special meeting to serve such group's narrow self-interests at the expense of the majority of the stockholders and the Company. For example, event-driven hedge funds or other activists may pursue a special meeting with the goal of being disruptive to the Company's business or to propose issues that facilitate their own short-term focused exit strategies.

        The power to call a special meeting has historically been a tool for acquirers in the hostile merger and acquisition context. Potential acquirers seeking to take over the Company for an inadequate price could use a special meeting to increase their negotiating leverage or to avoid negotiating at all with the Board, which has the legal duty to protect the interests of all stockholders. This concern is heightened if stockholders who may have a perspective substantially different from a majority of the stockholders could borrow shares from other stockholders for the sole purpose of meeting the required threshold necessary to call a special meeting.

        A special meeting also imposes significant burdens on the Company. Giving holders of as little as 10% of our outstanding common stock the unlimited power to call a special meeting opens the door to potential abuse and waste of corporate resources, can be disruptive to the Company's operations and can divert the focus of the Board and members of senior management from managing the Company in an effective manner. Moreover, convening a special meeting is an expensive and time-consuming event because of the costs associated with preparing required disclosure documents, printing and mailing costs and the time commitment required of the Board and senior management to prepare for and conduct the meeting. Accordingly, the Board believes that special meetings should occur only when either fiduciary obligations or strategic, significant transactional or similar considerations require that matters be addressed expeditiously before the next annual meeting of stockholders.

        The Company is committed to good governance practices and has demonstrated accountability and responsiveness to the views and concerns of stockholders. We maintain open lines of communication with large and small stockholders, financial analysts and stockholder advisory services regarding important issues relating to the Company's business and governance. Stockholders are able to communicate directly with the Board, as described under the heading "Communications with the Board" in this Proxy Statement, and can use the Company's annual meeting to communicate their concerns to other stockholders, the Board, and management, including through the submission of stockholder proposals (such as this one). For example, at the 2012 Annual Meeting, stockholder proposals requesting declassification of the Board and elimination of supermajority voting provision were approved by a majority of the votes cast. Following careful consideration of the voting results and the implications of implementing such proposals, the Board responded by submitting two management proposals for stockholder approval at this Annual Meeting to amend the Company's Restated Certificate of Incorporation to declassify the Board and eliminate the supermajority voting provisions.

        Finally, the Board would like to note that certain of the proponent's comments regarding the Company's executive compensation policies and corporate governance practices are outdated and incorrect. The Board believes that such comments are not relevant in evaluating the advisability of allowing holders of only 10% of our outstanding common stock to have an unlimited ability to call a special meeting of stockholders.

        It should be noted that stockholder approval of the proposal would not in itself implement a stockholder right to call special meetings. Approval of the proposal would only advise the Board that a majority of stockholders voting at the meeting supports the proposal.

        After careful consideration of this proposal, the Board has determined that it is not in the best interests of the stockholders or the Company to enable holders of only 10% of our outstanding common stock to have an unlimited ability to call a special meeting of stockholders for any purpose at any time.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE STOCKHOLDER PROPOSAL REGARDING SPECIAL MEETINGS OF STOCKHOLDERS.

 Other Business

        It is not anticipated that any matter will be considered by the stockholders other than those set forth above, but if other matters are properly brought before the Annual Meeting, the proxy holders have the authority to vote all proxies received with respect to such matters in accordance with their best judgment.

AUDIT MATTERS

Report of the Audit and Public Policy Committee

        Management is responsible for our internal controls, financial reporting process, and compliance with laws, regulations, and ethical business practices. Our independent registered public accounting firm, PwC, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes.

        In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company's consolidated financial statements as of and for the fiscal year ended December 31, 2012. The Audit Committee has discussed with the Company's independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm under applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

        Based on the reviews and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for filing with the SEC.

The Audit and Public Policy Committee:
John T. Cardis (Chairperson)
David E.I. Pyott
Wesley W. von Schack

Fees Paid to Principal Accountants

        During 2012 and 2011, the Company retained its independent registered public accounting firm, PwC, to provide services in the following categories and amounts:

	2012	2011
	(in millions)
Audit Fees	$2.3	$2.3
Audit-Related Fees	—	—
Tax Fees	1.1	1.2
All Other Fees	0.3	—

        Audit Fees.    Amounts paid under "Audit Fees" include aggregate fees for the audit of the Company's consolidated financial statements and the effectiveness of internal control over financial reporting, the three quarterly reviews of the Company's reports on Form 10-Q and other SEC filings, and services in connection with statutory and regulatory filings.

        Audit-Related Fees.    There were insignificant or no amounts paid under "Audit-Related Fees" in 2012 and 2011.

        Tax Fees.    Amounts paid under "Tax Fees" in 2012 were for tax compliance ($0.7) and other tax services ($0.4), and in 2011 were for tax compliance ($0.7) and other tax services ($0.5).

        All Other Fees.    Amounts paid under All other Fees were for research services in 2012. There were insignificant or no amounts paid under "All Other Fees" in 2011.

Pre-Approval of Services.

        The Audit Committee is required to pre-approve the audit and non-audit services performed by the Company's independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor's independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee at least annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management. The Audit Committee may delegate, and has delegated, pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee.

OTHER MATTERS AND BUSINESS

Additional Information

        Our Bylaws, Governance Guidelines, Global Business Practice Standards (applicable to all of the Company's employees, executive officers, and directors), and charters of each of the Audit Committee and Compensation Committee, are posted under the "Investors—Corporate Governance and Responsibility" section of our website (www.edwards.com).

Section 16(a) Beneficial Ownership Reporting Compliance

        To our knowledge, all reports that were required to be filed by our executive officers, directors, and beneficial owners of more than 10% of its common stock under Section 16 of the Securities and Exchange Act of 1934 during 2012 were filed on a timely basis, except for one inadvertent late filing. Due to a technological error, a filing that was timely attempted was not accepted. Paul Redmond's exercise of options to purchase, and subsequent sale, of 3,100 shares of the Company's common stock on January 3, 2012 were not timely reported on a Form 4 in 2012, but were subsequently reported on Form 5 on February 12, 2013.

Related Party Transactions

        We or any of our subsidiaries may occasionally enter into transactions with certain "related persons." Related persons include our executive officers and directors, nominees for directors, 5% or more beneficial owners of our common stock, and immediate family members of these persons. Transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest are referred to as "related person transactions." Under our Global Business Practice Standards, which are applicable to all of our employees and members of our Board, conflicts of interest are prohibited unless approved in accordance with the requirements of such Global Business Practice Standards, which in the case of transactions involving our executive officers or directors may be given only by the Board or a Committee of the Board, and must be disclosed promptly to stockholders. Under the Global Business Practice Standards, a conflict of interest includes holding a "significant financial interest" in any company that does business with the Company. A "significant financial interest" is deemed to exist if the related person owns more than 1% of the outstanding capital of a business or if the investment represents more than 5% of the total assets of the related person. The Board generally considers all relevant factors when determining whether to approve a related person transaction.

Indemnification of Directors and Officers

        Pursuant our Restated Certificate of Incorporation, we indemnify our directors and officers to the fullest extent permitted by law. We have also entered into indemnification agreements with each of our directors and executive officers that contractually commits us to provide this indemnification to him or her.

Deadline for Receipt of Stockholder Proposals for the 2014 Annual Meeting

        In order for a stockholder proposal to be eligible for inclusion in our Proxy Statement under the rules of the SEC for the 2014 Annual Meeting, the written proposal must be received by the Secretary of the Company at our offices no later than November 29, 2013 and must comply with the requirements of the rules established by the SEC.

        Our Bylaws provide that in order for a stockholder proposal to be presented at our 2014 Annual Meeting, including stockholder nominations for candidates for election as directors, written notice to the Secretary of the Company of such stockholder proposal or director nomination must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the preceding annual meeting of stockholders. This requirement is independent of and in addition to the notice required under SEC rules for inclusion of a stockholder proposal in our proxy materials. As a result, stockholders who intend to present proposals or director nominations at the 2014 Annual Meeting under these provisions must give written notice of the proposal to the Secretary no earlier than February 3, 2014, and no later than February 28, 2014. However, if the date of the 2014 Annual Meeting is a date that is not within 30 days before or after May 14, 2014, the anniversary date of the 2013 Annual Meeting, notice by the stockholder of a proposal must be received no later than the close of business on the 10th calendar day after the first to occur of the day on which notice of the 2014 Annual Meeting is mailed or public disclosure of the date of the 2014 Annual Meeting is made.

        Our Bylaws require that a stockholder must provide certain information concerning the proposing person, the nominee and the proposal, as applicable. Nominations and proposals not meeting the requirements set forth in our Bylaws will not be entertained at the 2014 Annual Meeting. Stockholders should contact the Secretary in writing at One Edwards Way, Irvine, California 92614 to obtain additional information as to the proper form and content of stockholder nominations or proposals.

Annual Report on Form 10-K

        The Company will furnish without charge to each person whose proxy is solicited upon the written request of such person a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC, including the financial statements and financial statement schedules (upon request, exhibits thereto will be furnished subject to payment of a specified fee). Requests for copies of such report should be directed to: Edwards Lifesciences Corporation, Attention: Secretary, One Edwards Way, Irvine, California 92614.

 Delivery of Proxy Materials.

        We have adopted a procedure called "householding," which the Securities and Exchange Commission has approved. Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our proxy materials unless we receive contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you are a stockholder of record at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials for the Annual Meeting or for our future meetings, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to Computershare at P.O. Box 43069, Providence, RI 02940-3069, (800) 446-2617. If you are a beneficial stockholder, please contact your bank, broker or other nominee directly if you have questions, require additional copies of the proxy materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the proxy materials in the future.

By Order of the Board of Directors,

Denise E. Botticelli Vice President, Associate General Counsel and Secretary

ALL STOCKHOLDERS ARE URGED TO SUBMIT
THEIR PROXIES PROMPTLY

Appendix A

EDWARDS LIFESCIENCES CORPORATION
LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM
(Amended and Restated as of February 21, 2013)

Article 1. Establishment, Objectives, and Duration

        1.1    Establishment of the Program.    Edwards Lifesciences Corporation, a Delaware corporation (hereinafter referred to as the "Company"), hereby amends and restates the incentive compensation plan established April 1, 2000 and known as the "Edwards Lifesciences Corporation Long-Term Stock Incentive Compensation Program" (hereinafter, as amended and restated, referred to as the "Program"), as set forth in this document. The Program permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock and Restricted Stock Units.

        The Program became effective as of April 1, 2000 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

        The Program was amended and restated effective as of July 12, 2000 to clarify the definition of "Subsidiary" and was subsequently further amended and restated as of May 8, 2002, February 20, 2003, February 17, 2005, February 16, 2006, March 6, 2007, February 14, 2008, March 21, 2008, March 20, 2009, February 11, 2010, further amended on March 23, 2010, further amended and restated as of February 10, 2011, May 12, 2011, February 16, 2012, and February 21, 2013.

        1.2    Objectives of the Program.    The objectives of the Program are to optimize the profitability and growth of the Company through long-term incentives which are consistent with the Company's goals and which link the personal interests of Participants to those of the Company's stockholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants. Awards generally are made in conjunction with services performed by the Participant within the previous twelve (12) months.

        The Program is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success and to allow Participants to share in the success of the Company.

        1.3    Duration of the Program.    The Program shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board to amend or terminate the Program at any time pursuant to Article 14 hereof, until all Shares subject to it shall have been purchased or acquired according to the Program's provisions. However, in no event may an Award be granted under the Program on or after April 1, 2018.

Article 2. Definitions

        Whenever used in the Program, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

        2.1  "Award" means, individually or collectively, a grant under this Program of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock or Restricted Stock Units.

        2.2  "Award Agreement" means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Program.

        2.3  "Board" or "Board of Directors" means the Board of Directors of the Company.

        2.4  "Change in Control" of the Company shall mean the occurrence of any one of the following events:

  (a)
  Any "Person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

  (b)
  During any period of not more than twenty-four (24) months, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2.4(a), 2.4(c), or 2.4(d) of this Section 2.4) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

  (c)
  The consummation of a merger or consolidation of the Company with any other entity, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company's then outstanding securities; or

  (d)
  The Company's stockholders approve a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

        2.5  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        2.6  "Committee" means the Compensation and Governance Committee or any other committee appointed by the Board to administer Awards to Participants, as specified in Article 3 herein.

        2.7  "Company" means Edwards Lifesciences Corporation, a Delaware corporation, and any successor thereto as provided in Article 16 herein.

        2.8  "Contractor" means an individual providing services to the Company who is not an Employee or member of the Board, and who does not participate in the Edwards Lifesciences Corporation Nonemployee Directors and Consultants Stock Incentive Program.

        2.9  "Covered Employee" means a Participant who is one of the group of "covered employees," as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

        2.10 "Disability" shall have the meaning ascribed to such term in the Participant's governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

        2.11 "Effective Date" shall have the meaning ascribed to such term in Section 1.1 hereof.

        2.12 "Employee" means any employee of the Company or of a Subsidiary of the Company. Directors who are employed by the Company shall be considered Employees under this Program.

        2.13 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

        2.14 "Fair Market Value" means, the closing price of a share of Common Stock as reported in the new York Stock Exchange Composite Transactions on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported.

        2.15 "Incentive Stock Option" or "ISO" means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

        2.16 "Insider" shall mean an individual who is, on the relevant date, an officer, director, or beneficial owner of more than ten percent (10%) of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

        2.17 "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

        2.18 "Option" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

        2.19 "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.

        2.20 "Participant" means an Employee or Contractor who has been selected to receive an Award or who has outstanding an Award granted under the Program.

        2.21 "Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code Section 162(m) applicable to compensation payable to Covered Employees.

        2.22 "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7 herein.

        2.23 "Restricted Stock" means an Award granted to a Participant pursuant to Article 7 herein.

        2.24 "Restricted Stock Units" means an Award granted to a Participant pursuant to Article 8 herein.

        2.25 "Retirement" means, unless otherwise defined in the applicable Award Agreement, any termination of an Employee's employment or a Contractor's service after age fifty-five (55) other than due to death, Disability or, with respect to Awards made after May 8, 2002, Cause, provided that such Employee or Contractor has at least a combined ten (10) years of service with the Company and Baxter International Inc. A Participant's number of years of service with the Company and Baxter International Inc. shall be determined by calculating the number of complete twelve-month (12) periods of employment from the Participant's original date of hire as an Employee or Contractor with the Company or Baxter International Inc. to the Participant's date of employment or service termination. Employment or service with Baxter International Inc. shall be included for purposes of determining qualification for Retirement only to the extent that such employment or service immediately, and without any break, precedes employment or service with the Company. For purposes of this definition, unless defined otherwise in the applicable Award Agreement, "Cause" means: (a) a Participant's willful and continued failure to substantially perform his duties with the Company or a Subsidiary (other than any such failure resulting from Disability); (b) a Participant's willfully engaging in conduct that is demonstrably and materially injurious to the Company or a Subsidiary, monetarily or otherwise; or (c) a Participant's having been convicted of a felony. For the purpose of determining "Cause," no act, or failure to act, on a Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interests of the Company or a Subsidiary.

        2.26 "Shares" means the shares of common stock of the Company.

        2.27 "Subsidiary" means any business, whether or not incorporated, in which the Company beneficially owns, directly or indirectly through another entity or entities, securities or interests representing more than fifty percent (50%) of the combined voting power of the voting securities or voting interests of such business.

Article 3. Administration

        3.1    General.    The Program shall be administered by the Compensation and Governance Committee of the Board, or by any other Committee appointed by the Board, which shall consist of two (2) or more nonemployee directors within the meaning of the rules promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act who also qualify as outside directors within the meaning of Code Section 162(m) and the related regulations under the Code, except as otherwise determined by the Board. Any Committee administering the Program shall be comprised entirely of directors. The members of the Committee shall be appointed from time to time by, and shall serve at the sole discretion of, the Board.

        The Committee shall have the authority to delegate administrative duties to officers, Employees, or directors of the Company; provided, however, that the Committee shall not be able to delegate its authority with respect to: (i) granting Awards to Insiders; (ii) granting Awards that are intended to qualify for the Performance-Based Exception; and (iii) certifying that any performance goals and other material terms attributable to Awards that are intended to qualify for the Performance-Based Exception have been satisfied.

        3.2    Authority of the Committee.    Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions of the Program, the Committee shall have the authority to: (a) interpret the provisions of the Program, and prescribe, amend, and rescind rules and procedures relating to the Program; (b) grant Awards under the Program, in such forms and amounts and subject to such terms and conditions as it deems appropriate, including, without limitation, Awards which are made in combination with or in tandem with other Awards (whether or not contemporaneously granted) or compensation or in lieu of current or deferred compensation; (c) subject to Article 14, modify the terms of, cancel and reissue, or repurchase outstanding Awards; (d) prescribe the form of agreement, certificate, or other instrument evidencing any Award under the Program; (e) correct any defect or omission and reconcile any inconsistency in the Program or in any Award hereunder; (f) to design Awards to satisfy requirements to make such Awards tax-advantaged to Participants in any jurisdiction or for any other reason that the Company desires; and (g) make all other determinations and take all other actions as it deems necessary or desirable for the administration of the Program; provided, however, that no outstanding Option will be amended to lower the exercise price or will be canceled for the purpose of reissuing such Option to a Participant at a lower exercise price (other than, in both cases, pursuant to Section 5.4) without the approval of the Company's stockholders. The determination of the Committee on matters within its authority shall be conclusive and binding on the Company and all other persons. The Committee shall comply with all applicable laws in administering the Plan. As permitted by law (and subject to Section 3.1 herein), the Committee may delegate its authority as identified herein.

        3.3    Decisions Binding.    All determinations and decisions made by the Committee pursuant to the provisions of the Program and all related orders and resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, directors, Employees, Contractors, Participants, and their estates and beneficiaries.

Article 4. Eligibility and Participation

        4.1    Eligibility.    Persons eligible to participate in this Program shall include all Employees and Contractors. Directors who are not Employees of the Company shall not be eligible to participate in the Program.

        4.2    Actual Participation.    Subject to the provisions of the Program, the Committee may, from time to time, select from all eligible Employees and Contractors those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 5. Shares Subject to the Program and Maximum Awards

        5.1    Number of Shares Available for Grants.    Subject to adjustment as provided in Section 5.4 herein, the number of Shares hereby reserved for delivery to Participants under the Program shall be forty eight million nine hundred thousand (48,900,000) Shares. No more than three million six hundred thousand (3,600,000) Shares reserved for issuance under the Program may be granted in the form of Shares of Restricted Stock or Restricted Stock Units. The Committee shall determine the appropriate methodology for calculating the number of Shares issued pursuant to the Program. The following rules shall apply to grants of such Awards under the Program:

  (a)
  Options:    The maximum aggregate number of Shares that may be granted in the form of Options in any one (1) fiscal year to any one (1) Participant shall be two million (2,000,000).

  (b)
  Restricted Stock and Restricted Stock Units:    The maximum aggregate number of Shares that may be granted in the form of Restricted Stock and Restricted Stock Units in any one (1) fiscal year to any one (1) Participant shall be four hundred thousand (400,000).

        5.2    Type of Shares.    Shares issued under the Program in connection with Stock Options or Restricted Stock Units may be authorized and unissued Shares or issued Shares held as treasury Shares. Shares issued under the Program in connection with Restricted Stock shall be issued Shares held as treasury Shares; provided, however, that authorized and unissued Shares may be issued in connection with Restricted Stock to the extent that the Committee determines that past services of the Participant constitute adequate consideration for at least the par value thereof.

        5.3    Reuse of Shares.

  (a)
  General.    In the event of the expiration or termination (by reason of forfeiture, expiration, cancellation, surrender, or otherwise) of any Award under the Program, that number of Shares that was subject to the Award but not delivered shall again be available as Awards under the Program.

  (b)
  Restricted Stock.    In the event that Shares are delivered under the Program as Restricted Stock and are thereafter forfeited or reacquired by the Company pursuant to rights reserved upon the grant thereof, such forfeited or reacquired Shares shall again be available as Awards under the Program.

  (c)
  Limitation.    Notwithstanding the provisions of Sections 5.3(a) or 5.3(b) above, the following Shares shall not be available for reissuance under the Program: (i) Shares which are withheld from any Award or payment under the Program to satisfy tax withholding obligations; (ii) Shares which are surrendered to fulfill tax obligations incurred under the Program; and (iii) Shares which are surrendered in payment of the Option Price upon the exercise of an Option.

        5.4    Adjustments in Authorized Shares.    In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under Section 5.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Program, and in the Award limits set forth in Section 5.1, as shall be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number. In a stock-for-stock acquisition of the Company, the Committee may, in its sole discretion, substitute securities of another issuer for any Shares subject to outstanding Awards.

Article 6. Stock Options

        6.1    Grant of Options.    Subject to the terms and provisions of the Program, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. If all or any portion of the exercise price or taxes incurred in connection with the exercise are paid by delivery (or, in the case of payment of taxes, by withholding of Shares) of other Shares of the Company, the Options may provide for the grant of replacement Options.

        6.2    Award Agreement.    Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

        6.3    Option Price.    The Option Price for each grant of an Option under this Program shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

        6.4    Duration of Options.    Each Option granted to a Participant on or after February 16, 2006 shall expire at such time, not later than the seventh (7th) anniversary date of its grant, as the Committee shall determine.

        6.5    Exercise of Options.    Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant; provided, however, that each option shall become exercisable over a minimum period of three (3) years measured from the date of grant of the option. Grants to Participants who were Retirement eligible before May 12, 2011, may vest monthly over 36 months after the date of grant for grants in the first year of retirement eligibility, and monthly over 24 months after the date of grant for grants in the second and subsequent years of retirement eligibility, as determined by the Committee.

        6.6    Payment.    Options granted under this Article 6 shall be exercised by the delivery of a written notice (or such other form of notice as the Company may specify) of exercise to the

Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares (or a satisfactory "cashless exercise" notice).

        The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering previously acquired Shares (by either actual delivery or attestation) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months, or such shorter or longer period, if any, as is necessary to avoid variable accounting treatment); (c) by a cashless exercise, as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions and such procedures and limitations as the Company may specify from time to time, (d) by any other means which the Committee determines to be consistent with the Program's purpose and applicable law, or (e) by a combination of two or more of (a) through (d).

        Subject to any governing rules or regulations, including cashless exercise procedures, as soon as practicable after receipt of a notification of exercise and full payment (or a satisfactory "cashless exercise" notice), the Company shall cause to be issued and delivered to the Participant, in certificate form or otherwise, evidence of the Shares purchased under the Option(s).

        6.7    Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

        6.8    Termination of Employment or Service.    Each Participant's Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

        6.9    Nontransferability of Options.

  (a)
  Incentive Stock Options.    No ISO granted under the Program may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Program shall be exercisable during his or her lifetime only by such Participant.

  (b)
  Nonqualified Stock Options.    Except as otherwise provided in a Participant's Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

        6.10    Substitution of Cash.    Unless otherwise provided in a Participant's Award Agreement, and notwithstanding any provision in the Program to the contrary (including but not limited to Section 14.2), in the event of a Change in Control in which the Company's stockholders holding Shares receive consideration other than shares of common stock that are registered under Section 12 of the Exchange Act, the Committee shall have the authority to require that any outstanding Option be surrendered to the Company by a Participant for cancellation by the Company, with the Participant receiving in exchange a cash payment from the Company within ten (10) days of the Change in Control. Such cash payment shall be equal to the number of Shares under Option, multiplied by the excess, if any, of the greater of (i) the highest per Share price offered to stockholders in any transaction whereby the Change in Control takes place, or (ii) the Fair Market Value of a Share on the date the Change in Control occurs, over the Option Price.

Article 7. Restricted Stock

        7.1    Grant of Restricted Stock.    Subject to the terms and provisions of the Program, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.

        7.2    Restricted Stock Agreement.    Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine. The Period of Restriction shall be a minimum of three (3) years measured from the grant date of the Restricted Stock. If a Retirement eligible Participant retires prior to completion of the Period of Restriction, then the period of restriction shall be reduced upon retirement at the rate of 25% annually from the grant date of the Restricted Stock.

        7.3    Restriction on Transferability.    Except as provided in this Article 7, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Program shall be available during his or her lifetime only to such Participant.

        7.4    Other Restrictions.    Subject to Article 9 herein, the Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Program as it may deem advisable including, without limitation, any or all of the following:

  (a)
  A required period of employment or service as a Contractor with the Company, as determined by the Committee, prior to the vesting of Shares of Restricted Stock.

  (b)
  A requirement that Participants forfeit (or in the case of Shares sold to a Participant, resell to the Company at his or her cost) all or a part of Shares of Restricted Stock in the event of termination of his or her employment or service as a Contractor during the Period of Restriction.

  (c)
  A prohibition against employment of Participants holding Shares of Restricted Stock by any competitor of the Company, against such Participants' dissemination of any secret or confidential information belonging to the Company, or the solicitation by Participants of the Company's employees for employment by another entity.

        Shares of Restricted Stock awarded pursuant to the Program shall be registered in the name of the Participant and, if such Shares are certificated, in the sole discretion of the Committee, may be deposited in a bank designated by the Committee or with the Company. The Committee may require a stock power endorsed in blank with respect to Shares of Restricted Stock whether or not certificated.

        Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Program shall become freely transferable (subject to any restrictions under any applicable securities law) by the Participant after the last day of the applicable Period of Restriction.

        7.5    Voting Rights.    Unless the Committee determines otherwise, Participants holding Shares of Restricted Stock issued hereunder shall be entitled to exercise full voting rights with respect to those Shares during the Period of Restriction.

        7.6    Dividends and Other Distributions.    Unless the Committee determines otherwise, during the Period of Restriction, Participants holding Shares of Restricted Stock issued hereunder shall be entitled to regular cash dividends paid with respect to such Shares. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares of Restricted Stock is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, such that the dividends and/or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception.

        7.7    Termination of Employment or Service.    Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to vest in previously unvested Shares of Restricted Stock following termination of the Participant's employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Program, and may reflect distinctions based on the reasons for termination.

Article 8. Restricted Stock Units

        8.1.    Restricted Stock Units Awards.    Subject to the terms and conditions of the Program, the Committee, at any time and from time to time, may issue Restricted Stock Units which entitle the Participant to receive the Shares underlying those units following the lapse of specified restrictions (whether based on the achievement of designated performance goals or the satisfaction of specified services or upon the expiration of a designated time period following the vesting of the units).

        8.2.    Restricted Stock Units Award Agreement.    Each Restricted Stock Units award shall be evidenced by a Restricted Stock Units Award Agreement that shall specify the vesting restrictions, the number of Shares subject to the Restricted Stock Units award, and such other provisions as the Committee shall determine. Restricted Stock Units shall vest over a minimum period of three (3) years measured from the grant date of the award.

        8.3.    Restrictions.    The Committee shall impose such other conditions and/or restrictions on the issuance of any Shares under the Restricted Stock Units granted pursuant to the Program as it may deem advisable including, without limitation, any or all of the following:

  (a)
  A required period of service with the Company, as determined by the Committee, prior to the issuance of Shares under the Restricted Stock Units award.

  (b)
  A requirement that the Restricted Stock Units award be forfeited in whole or in part in the event of termination of the Participant's employment or service as a Contractor during the vesting period.

  (c)
  A prohibition against employment of Participants holding Restricted Stock Units by any competitor of the Company, against such Participants' dissemination of any secret or confidential information belonging to the Company, or the solicitation by Participants of the Company's employees for employment by another entity.

        Except as otherwise provided in this Article 8, Shares subject to Restricted Stock Units under the Program shall be freely transferable (subject to any restrictions under applicable securities law) by the Participant after receipt of such shares.

        8.4.    Stockholder Rights.    Participants holding Restricted Stock Units issued hereunder shall not have any rights with respect to Shares subject to the award until the award vests and the Shares are issued hereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom Shares, on outstanding Restricted Stock Units awards, subject to such terms and conditions as the Committee may deem appropriate.

        8.5.    Termination of Employment or Service.    Each Restricted Stock Units Award Agreement shall set forth the extent to which the Participant shall have the right to vest in previously unvested Shares subject to the Restricted Stock Units award following termination of the Participant's employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Restricted Stock Unit awards issued pursuant to the Program, and may reflect distinctions based on the reasons for termination.

Article 9. Performance Measures

        Unless and until the Board proposes for stockholder vote and stockholders approve a change in the general performance measures set forth in this Article 9, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Covered Employees which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be chosen from among:

  (i)
  return measures (including, but not limited to, return on assets, capital, investment, equity or sales);

  (ii)
  earnings per share;

  (iii)
  net income (before or after taxes) or operating income;

  (iv)
  earnings before interest, taxes, depreciation and amortization or operating income before depreciation and amortization;

  (v)
  sales or revenue targets;

  (vi)
  market to book value ratio;

  (vii)
  cash flow or free cash flow (cash flow from operations less capital expenditures);

  (viii)
  market share;

  (ix)
  cost reduction goals;

  (x)
  budget comparisons;

  (xi)
  implementation, completion or progress of projects, processes, products or product-lines strategic or critical to the Company's business operations;

  (xii)
  measures of customer satisfaction;

  (xiii)
  share price (including, but not limited to, growth measures and total shareholder return);

  (xiv)
  working capital;

  (xv)
  economic value added;

  (xvi)
  percentage of sales generated by new products;

  (xvii)
  progress of research and development projects or milestones;

  (xviii)
  growth in sales of products or product-lines;

  (ix)
  any combination of, or a specified increase in, any of the foregoing; and

  (x)
  the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company's revenue or profitability or expand the Company's customer base.

        Subject to the terms of the Program, each of these measures shall be defined by the Committee on a corporation, subsidiary, group or division basis or in comparison with peer group performance, and may include or exclude specified extraordinary items, as determined by the Company's auditors.

        The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals or the size of Awards; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, and which are held by a Covered Employee, may not be adjusted upward in terms of either the degree of goal attainment or size (but the Committee shall retain the discretion to adjust the degree of goal attainment or the size of the Awards downward).

        In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

Article 10. Beneficiary Designation

        Each Participant under the Program may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Program is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

Article 11. Deferrals

        The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals which shall be consistent with the requirements of Code Section 409A and the Treasury regulations and rulings promulgated thereunder.

Article 12. Rights of Employees and Contractors

        12.1    Employment.    Nothing in the Program or any Award Agreement shall interfere with or limit in any way the right of the Company to terminate at any time any Participant's employment or service to the Company as a Contractor, nor confer upon any Participant any right to continue in the employ of the Company or to provide services to the Company as a Contractor.

        12.2    Participation.    No Employee or Contractor shall have the right to be selected to receive an Award under this Program, or, having been so selected, to be selected to receive a future Award.

 Article 13. Change in Control

        Except as may otherwise be provided in a Participant's Award Agreement, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges:

  (a)
  Any and all Options granted hereunder shall become immediately exercisable, and, if granted before May 8, 2002, shall remain exercisable throughout their entire term;

  (b)
  Any restriction periods and restrictions imposed on Shares of Restricted Stock and Restricted Stock Units that are not performance-based shall lapse;

  (c)
  The vesting of all performance-based Awards denominated in Shares such as performance-based Restricted Stock and Restricted Stock Units shall be accelerated as of the effective date of the Change in Control, and there shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control a pro rata number of Shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period(s) which has elapsed prior to the Change in Control; provided, however, that if an Option or Share of Restricted Stock or Restricted Stock Unit granted after May 8, 2002 becomes exercisable or vests only after either (i) a minimum fixed period of employment or service (the duration of which is determined by the Committee at the time of the grant of the Award) or (ii) the earlier achievement of a performance-related goal, its exercisability or vesting shall not automatically accelerate in full in accordance with Article 13 (a) or (b) above, but may accelerate if and to the extent provided in the applicable Award Agreement.

Article 14. Amendment, Modification, and Termination

        14.1    Amendment, Modification, and Termination.    Subject to the terms of the Program, including Section 14.2, the Board may at any time and from time to time, alter, amend, suspend or terminate the Program in whole or in part. However, stockholder approval shall be required for any amendment of the Program that (a) materially increases the number of Shares available for issuance under the Program (other than pursuant to Article 5.4), (b) expands the type of awards available under the Program, (c) materially expands the class of participants eligible to receive Awards under the Program, (d) materially extends the term of the Program, (e) materially changes the method of determining the Option Price under the Program or (f) deletes or limits any provision of the Program prohibiting the repricing of Options. The Committee may amend Awards previously granted under the Program.

        14.2    Awards Previously Granted.    Notwithstanding any provision of the Program or of any Award Agreement to the contrary (but subject to Section 6.10 hereof), no termination, amendment, or modification of the Program or amendment of an Award previously granted under the Program shall adversely affect in any material way any Award previously granted under the Program, without the express consent of the Participant holding such Award.

Article 15. Compliance with Applicable Law and Withholding

        15.1    General.    The granting of Awards and the issuance of Shares under the Program shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding anything to the contrary in the Program or any Award Agreement, the following shall apply:

  (a)
  The Company shall have no obligation to issue any Shares under the Program if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.

  (b)
  Prior to the issuance of any Shares under the Program, the Company may require a written statement that the recipient is acquiring the Shares for investment and not for the purpose or with the intention of distributing the Shares and that the recipient will not dispose of them in violation of the registration requirements of the Securities Act of 1933.

  (c)
  With respect to any person who is subject to Section 16(a) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any incentive or payment under the Program or implement procedures for the administration of the Program which it deems necessary or desirable to comply with the requirements of Rule 16b-3 of the Exchange Act.

  (d)
  If, at any time, the Company, determines that the listing, registration, or qualification (or any updating of any such document) of any Award, or the Shares issuable pursuant thereto, is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, any Award, the issuance of Shares pursuant to any Award, or the removal of any restrictions imposed on Shares subject to an Award, such Award shall not be granted and the Shares shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

        15.2    Securities Law Compliance.    With respect to Insiders, transactions under this Program are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Program or action by the Committee or the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

        15.3    Tax Withholding.    The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Program.

        15.4    Share Withholding.    Awards payable in Shares may provide that with respect to withholding required upon any taxable event arising thereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares to satisfy their withholding tax obligations; provided that Participants may only elect to have Shares withheld having a Fair Market Value on the date the tax is to be determined equal to or less than the minimum withholding tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations, including prior Committee approval, that the Committee, in its sole discretion, deems appropriate.

Article 16. Indemnification

        Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Program and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 17. Successors

        All obligations of the Company under the Program with respect to Awards granted hereunder shall, to the extent legally permissible, be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 18. Legal Construction

        18.1    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

        18.2    Severability.    In the event any provision of the Program shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Program, and the Program shall be construed and enforced as if the illegal or invalid provision had not been included.

        18.3    Governing Law.    To the extent not preempted by federal law, the Program, and all Award or other agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Delaware without giving effect to principles of conflicts of laws.

* * *

Appendix B

EDWARDS LIFESCIENCES CORPORATION
2001 EMPLOYEE STOCK PURCHASE PLAN
FOR UNITED STATES EMPLOYEES

(Amended and Restated as of February 21, 2013)

PURPOSE

Purpose

        The Edwards Lifesciences Corporation 2001 Employee Stock Purchase Plan for United States Employees is intended to provide a method whereby employees of Edwards Lifesciences Corporation (the "Company") and its participating subsidiary companies authorized by the Committee (or an officer designated by the Committee pursuant to Section 9.02) to extend the benefits of the Plan to their Eligible Employees will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Company's common stock. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended, although the Company makes no undertaking or representation to maintain such qualification. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Code Section 423.

        The Plan was initially adopted by the Board on February 8, 2001, and subsequently approved by the stockholders on May 10, 2001 and May 10, 2007. The Plan was also amended and restated by the Board on February 20, 2003, September 13, 2005, February 15, 2007, July 9, 2009, November 10, 2009, and February 21, 2013.

DEFINITIONS

Base Pay

        "Base Pay" shall mean regular straight-time earnings plus commissions and payments in lieu of regular earnings (such as vacation, sick pay and holiday pay). In the case of a part-time hourly employee, such employee's base pay during an Offering shall be determined by multiplying such employee's hourly rate of pay by the number of regularly scheduled hours of work for such employee during such Offering.

Change in Control

        "Change in Control" of the Company shall mean the occurrence of any one of the following events:

  (a)
  Any "Person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

  (b)
  During any period of not more than twenty-four (24) months, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2.02(a), 2.02(c), or 2.02(d) of this Section 2.02) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

  (c)
  The consummation of a merger or consolidation of the Company with any other entity, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company's then outstanding securities; or

  (d)
  The Company's stockholders approve a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

Code

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

Committee

        "Committee" shall mean the individuals appointed by the Company to administer the Plan as described in Article IX.

Company

        "Company" shall mean Edwards Lifesciences Corporation.

Corporate Affiliate

        "Corporate Affiliate" shall mean any parent or subsidiary corporation or limited liability company of the Company (as determined in accordance with Code section 424), whether now existing or subsequently established.

Eligible Employee

        "Eligible Employee" means, unless local laws prohibit such employee's participation in the Plan, any regular employee of a Participating Company who is scheduled to work 20 or more hours per week.

Enrollment Period

        "Enrollment Period" shall mean with respect to any Offering, the period designated by the Committee prior to such Offering during which Eligible Employees may authorize payroll deductions through a Subscription. Unless the Committee determines otherwise, the Enrollment Period with respect to any Offering shall end on the twenty-fifth day of the month immediately preceding the

Offering Commencement Date and any Subscription received after such date shall be deemed to be an enrollment in the next following Offering.

Exchange Act

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

Fair Market Value

        The "Fair Market Value" of a share of Stock on a given day shall be determined as follows: (i) if the Stock is listed on any established stock exchange or a national market system (a) for any date of determination except the Purchase Date, Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sale is reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; (b) for the Purchase Date, Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sale is reported) as quoted on such exchange or system on the Purchase Date, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or (ii) in the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Committee.

Offering

        "Offering" shall mean the quarterly offering of the Company's Stock, the duration of which shall not exceed twenty seven (27) months.

Offering Commencement Date

        "Offering Commencement Date" shall mean June 1, 2001 and, unless determined otherwise by the Committee, the first day of each calendar quarter thereafter.

Offering End Date

        "Offering End Date" shall mean, with respect to each Offering beginning prior to July 1, 2007, the first to occur of the day preceding the second annual anniversary of the Offering Commencement Date or the day preceding July 1, 2007, unless determined otherwise by the Committee prior to the Offering Commencement Date or such date as determined pursuant to Section 6.04. "Offering End Date" shall mean, with respect to each Offering beginning on or after July 1, 2007, the day preceding the first annual anniversary of the Offering Commencement Date, unless determined otherwise by the Committee prior to the Offering Commencement Date or such date as determined pursuant to Section 6.04.

Participant

        "Participant" shall mean an Eligible Employee who has elected to participate in an Offering by entering a Subscription during the Enrollment Period for such Offering.

Participating Company

        "Participating Company" shall mean the Company and each Corporate Affiliate as may be authorized from time to time by the Committee to extend the benefits of the Plan to their Eligible Employees and set forth in Appendix A to this Plan.

Plan

        "Plan" shall mean the Edwards Lifesciences Corporation 2001 Employee Stock Purchase Plan for United States Employees, as amended from time to time.

Purchase Date

        "Purchase Date" shall mean with respect to any Offering, the last day of each calendar quarter (or such other dates determined by the Committee prior to the Offering Commencement Date or pursuant to Section 6.04) during the period beginning with the Offering Commencement Date for such Offering and ending with the Offering End Date; provided, however, if any such day is not a business day, the Purchase Date shall be the next preceding business date on which shares of Stock are traded.

Stock

        "Stock" shall mean the common stock, par value $1.00, of the Company.

Subscription

        "Subscription" shall mean an Eligible Employee's authorization for payroll deductions made in the form and manner specified by the Committee (which may include enrollment by submitting forms, by voice response, internet access or other electronic means). Unless withdrawn earlier in accordance with Section 6.02, each Subscription shall be in effect for the duration of the Offering to which it applies. No more than one Subscription may be in effect for an Eligible Employee during any calendar quarter.

ELIGIBILITY AND PARTICIPATION

Initial Eligibility

        Any individual who is an Eligible Employee on an Offering Commencement Date shall be eligible to participate in the Offering commencing on such date, subject to the terms and conditions of the Plan.

Leave of Absence

        For purposes of participation in the Plan, a Participant on a leave of absence shall be deemed to be an employee for a period of up to 90 days or, if longer, during the period the Participant's right to reemployment is guaranteed by statute or contract. If the leave of absence is paid, deductions authorized under any Subscription in effect at the time the leave began will continue. If the leave of absence is unpaid, no deductions or contributions will be permitted during the leave. If such a Participant returns to active status within 90 days or the guaranteed reemployment period, as applicable, payroll deductions under the Subscription in effect at the time the leave began will automatically begin again upon the Participant's return to active status, unless the Subscription has expired. If the Participant does not return to active status within 90 days or the guaranteed reemployment period, as applicable, the Participant shall be treated as having terminated employment for all purposes of the Plan. If such terminated Participant later returns to active employment as an Eligible Employee or if a Participant returns to active employment as an Eligible Employee after the Subscription has expired, such individual will be treated as a new employee and will be eligible to participate in Offerings commencing after his or her reemployment date by filing a Subscription during the applicable Enrollment Period for such Offering.

Restrictions on Participation

        Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted a right to purchase Stock:

  (a)
  if, immediately after the grant, such employee would own Stock, and/or hold outstanding options to purchase Stock, possessing 5% or more of the total combined voting power or value of all classes of the Company's stock (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any employee); or

  (b)
  which permits the employee's rights to purchase Stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in Fair Market Value of the Stock (determined at the time such right to purchase Stock is granted) for each calendar year in which such right is outstanding (as computed to comply with Section 423(b)(8) of the Code).

Further, with respect to any Offering, in no event shall an employee be granted a right to purchase in excess of 20,000 shares of Stock, subject to adjustment pursuant to Section 10.03.

Commencement of Participation

        An Eligible Employee may become a Participant in any Offering by entering a Subscription during the Enrollment Period for such Offering. Payroll deductions for such Offering shall commence on the applicable Offering Commencement Date and shall end on the applicable Offering End Date unless withdrawn by the Participant or sooner terminated in accordance with Article VII. Only one Subscription may be in effect with respect to any Participant at any one time.

Participation After Rehire

        An Eligible Employee's Subscription will automatically terminate on the date he or she is no longer an employee of any Participating Company. If the Eligible Employee terminates employment with a Subscription in effect with respect to an Offering and is rehired prior to the Offering End Date for that Offering, the Subscription will not be reinstated and the Eligible Employee will not be allowed to again make payroll deductions under such Offering. The Eligible Employee may elect to participate in Offerings commencing after his or her reemployment date by entering a Subscription during the applicable Enrollment Period for such Offering. Notwithstanding the foregoing, an Eligible Employee's transfer from one Participating Company to another shall not terminate such Eligible Employee's Subscription.

Transfers

        An Eligible Employee's transfer from one Participating Company under this Plan to another shall not terminate such Eligible Employee's Subscription.

        If an Eligible Employee transfers to a Corporate Affiliate that is not a Participating Company under this Plan, the employee will be treated as a terminated Participant under this Plan. The employee may become eligible to participate in the Company's stock purchase plan for international employees if the employee is transferred to a subsidiary or affiliate of the Company that is designated to participate in the stock purchase plan for international employees subject to the terms and conditions set forth in that plan.

 OFFERINGS

Quarterly Offerings

        The Plan commenced with an Offering beginning on June 1, 2001 and, unless determined otherwise by the Committee, will continue in operation with a new Offering commencing on the first day of each calendar quarter thereafter. Eligible Employees may not have in effect more than one Subscription at a time.

        Participants may subscribe to any Offering by entering a Subscription during the Enrollment Period for such Offering in such manner as the Committee may prescribe (which may include enrollment by submitting forms, by voice response, internet access or other electronic means).

        A Subscription that is in effect on an Offering End Date will automatically be deemed to be a Subscription for the Offering that commences immediately following such Offering End Date, provided that the Participant is still an Eligible Employee and has not withdrawn the Subscription. Under the foregoing automatic enrollment provisions, payroll deductions will continue at the level in effect immediately prior to the new Offering Commencement Date, unless changed in advance by the Participant in accordance with Section 5.03.

Purchase Price

        The purchase price per share of Stock under each Offering shall be the lower of:

  (a)
  85% of the Fair Market Value of the Stock on the Offering Commencement Date; or

  (b)
  85% of the Fair Market Value of the Stock on the Purchase Date.

Such purchase price may only be paid with accumulated payroll deductions in accordance with Article V.

PAYROLL DEDUCTIONS

Amount of Deduction

        An Eligible Employee's Subscription shall authorize payroll deductions at a rate, in whole percentages, of no less than 1% and no more than 12% of Base Pay on each payday that the Subscription is in effect.

Participant's Account

        All payroll deductions made with respect to a Participant shall be credited to his or her recordkeeping account under the Plan. A Participant may not make any separate cash payment into such account. No interest will accrue or be paid on any amount withheld from a Participant's pay under the Plan or credited to the Participant's account. Except in the case that any purchase limits set forth under the Plan would be exceeded, all amounts in a Participant's account will be used to purchase shares of Stock and no cash refunds shall be made from such account. Shares of Stock issued may be whole shares and/or fractional shares. Any amounts that are withheld but unable to be applied to the purchase of Stock because of the limitations of Section 3.03 shall be returned to the Participant without interest and will not be used to purchase shares with respect to any other Offering under the Plan.

Changes in Payroll Deductions

        During an Offering, a Participant may change his or her level of payroll deduction with respect to such Offering within the limits described in Section 5.01 in accordance with procedures established by the Committee (including, without limitation, rules relating to the frequency of such changes); provided, however, if the Participant reduces his or her payroll deductions to zero, it shall be deemed to be a withdrawal of the Subscription and the Participant may not thereafter participate in such Offering but must wait until the next Offering to resubscribe to the Plan. Any such discontinuance or change in level shall be effective as soon as administratively practicable.

EXERCISE OF RIGHTS TO PURCHASE STOCK

Automatic Exercise

        A Participant's right to purchase Stock with respect to any Offering will be automatically exercised on each Purchase Date for the Offering. The right to purchase Stock will be exercised by using the accumulated payroll deductions in the Participant's account as of each such Purchase Date to purchase the number of shares of Stock that may be purchased at the purchase price on such date, determined in accordance with Section 4.02.

Withdrawal From Offering

        A Participant may not withdraw the accumulated payroll deductions in his or her account during an Offering. If the Participant withdraws his or her Subscription with respect to any Offering, the accumulated payroll deductions in the Participant's account at the time the Subscription is withdrawn will be used to purchase shares of Stock at the next Purchase Date for the Offering to which the Subscription related, in accordance with Section 6.01.

Delivery of Stock

        Stock purchases under the Plan will be held in an account in the Participant's name in uncertificated form unless certification is requested by the Participant. Furthermore, Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant.

Change in Control

        If pursuant to a Change in Control rights to purchase Stock are not assumed or otherwise continued in full force and effect, then each right to purchase Stock under each Offering in effect at the time of the Change in Control shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions of each Participant for the Offering in which such Change in Control occurs to the purchase of shares of Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Stock on the start date of the applicable Offering or (ii) the Fair Market Value per share of Stock immediately prior to the effective date of such Change in Control.

WITHDRAWAL

Effect on Subsequent Participation

        The Committee shall have the authority to decide the Participant's eligibility to participate in any succeeding Offering if Participant withdraws from any Offering.

Termination of Employment

        Subject to the following provisions of this Section 7.02, upon termination of the Participant's employment for any reason that results in the Participant not qualifying as an Eligible Employee, any Subscription then in effect will be deemed to have been withdrawn and any payroll deductions credited to the Participant's account will be used to purchase Stock on the next Purchase Date for the Offering with respect to which such deductions relate. Notwithstanding the foregoing, if the Participant has a Subscription in effect on the Participant's termination of employment, payroll deductions (at the rate in effect on the termination date) shall continue to be made from Base Pay earned prior to termination of employment, if any, that is paid to the Participant after such termination of employment and before the earlier of (i) the three-month anniversary of such termination of employment, or (ii) the Offering End Date of such Offering. Any such payroll deduction shall be used to purchase Stock on the next Purchase Date for the Offering after the deduction is made.

Effect of Hardship Rules

        At the discretion of the Company, the Company may cancel or suspend a Participant from participating in the Plan if the Participant claims a hardship with respect to his/her participation in any applicable benefit program and pursuant to the applicable benefit program, the Participant cannot be permitted to continue to participate in the Plan. If cancellation or suspension is required, the Company will determine whether accumulated contributions should be refunded or may be held to purchase shares on the next Purchase Date and when the Participant will become eligible to participate in the Plan in the future.

STOCK

Maximum Shares

        The maximum number of shares which may be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 10.03, shall be 5,300,000 shares. If the total number of shares for which rights to purchase Stock are exercised on any Purchase Date exceeds the maximum number of shares available for issuance, the Company shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each Participant under the Plan shall be returned to him as promptly as possible.

Participant's Interest in Rights to Purchase Stock

        The Participant will have no interest in Stock covered by a right to purchase Stock under the Plan until such right has been exercised.

ADMINISTRATION

Appointment of Committee

        The Company's Board of Directors shall appoint a Committee to administer the Plan. No member of the Committee who is not an Eligible Employee shall be eligible to purchase Stock under the Plan.

Authority of Committee

        Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, to adopt sub-plans creating additional rules and restrictions for participation and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee shall also have full power and authority to determine whether, to what extent and under what circumstances any Eligible Employee's participation in the Plan shall be cancelled or suspended as a result of 401(k) hardship rules or similar rules, as determined at the sole discretion of the Committee. The Committee's determination on the foregoing matters shall be conclusive. The Committee shall also have the authority to determine if and when the employees of

Corporate Affiliates organized or acquired after the Effective Date shall be eligible for participation in the Plan. The Committee may delegate to an officer its authority under this Section 9.02 to determine if and when the employees of a Corporate Affiliate shall be eligible or ineligible for participation in the Plan.

Rules Governing the Administration of the Committee

        The Company's Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

Statements

        Each Participant shall receive a statement of his account showing the number of shares of Stock held and the amount of cash credited to such account. Such statements will be provided as soon as administratively feasible following the end of each calendar quarter.

MISCELLANEOUS

Transferability

        Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of a right to purchase Stock or to receive Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect. During a Participant's lifetime, rights to purchase Stock that are held by such Participant shall be exercisable only by that Participant.

Use of Funds

        All payroll deductions received or held by the Participating Company under this Plan may be used by the Participating Company for any corporate purpose and the Participating Company shall not be obligated to segregate such payroll deductions.

Adjustment Upon Changes in Capitalization

        In the event of a stock split, stock dividend, recapitalization, reclassification or combination of shares, merger, spin-off or similar event, the Committee shall adjust equitably (a) the number and class of shares or other securities that are reserved for sale under the Plan, (b) the number and class of shares or other securities that are subject to outstanding rights to purchase Stock, (c) the maximum number of shares of Stock that can be purchased by a Participant with respect to any Offering and (d) the appropriate market value and other price determinations applicable to rights to purchase Stock. The Committee shall make all determinations under this Section 10.03, and all such determinations shall be conclusive and binding.

Amendment and Termination

        The Company's Board of Directors shall have complete power and authority to terminate or amend the Plan at any time and for any reason; provided, however, that the Company's Board of Directors shall not, without the approval of the stockholders of the Company in accordance with Section 423 of the Code, (i) increase the maximum number of shares which may be issued under any Offering (except pursuant to Section 10.03); (ii) amend the requirements as to the class of employees eligible to purchase stock under the Plan; or (iii) permit members of the Committee who are not Eligible Employees to purchase stock under the Plan.

        Upon termination of the Plan, the date of termination shall be considered a Purchase Date, and any cash remaining in Participant accounts will be applied to the purchase of Stock, unless determined otherwise by the Company's Board of Directors. Upon termination of the Plan, the Company's Board of Directors shall have authority to establish administrative procedures regarding the exercise of outstanding rights to purchase Stock or to determine that such rights shall not be exercised.

Effective Date

        This Plan became effective as of June 1, 2001.

No Employment Rights

        The Plan does not, directly or indirectly, create in any employee or class of employees any right with respect to continuation of employment with the Company or any Corporate Affiliate, and it shall not be deemed to interfere in any way with the right of the Company or any Corporate Affiliate employing such person to terminate, or otherwise modify, an employee's employment at any time.

Effect of Plan

        The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each employee participating in the Plan, including, without limitation, such employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such employee.

Governing Law

        The law of the State of California will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

APPENDIX A

LIST OF PARTICIPATING COMPANIES

Following is a list of Participating Companies as of February 21, 2013:

Edwards Lifesciences Corporation
Edwards Lifesciences International Assignments Inc.
Edwards Lifesciences LLC
Edwards Lifesciences (U.S.) Inc.

Appendix C

TEXT OF PROPOSED AMENDMENTS TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (Declassification of the Board)

        FIFTH:     Subject to the rights of the holders of the Preferred Stock or any series thereof to elect additional directors under specific circumstances, the number of directors which shall constitute the whole Board of Directors of the Corporation shall be the number from time to time fixed by the Board of Directors. A decrease in the number of directors shall not affect the term of office of any director then in office.

        Subject to the rights of the holders of the Preferred Stock or any series thereof to fill any newly-created directorships or vacancies, any vacancy on the Board of Directors that results from an increase in the number of directors, or for any other reason, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

        Subject to the rights of the holders of any series of Preferred Stock, prior to the 2016 annual meeting of stockholders, any director may be removed from office at any time, but only for cause and only by the affirmative vote of at least a majority of the then outstanding shares entitled to vote for the election of such director.

        Unless the Corporation's Bylaws specify otherwise, the election of directors of the Corporation need not be by written ballot.

        SIXTH:     ~~The~~Until the 2016 annual meeting of stockholders, the directors, other than those who may be elected by the holders of any series of Preferred Stock under specific circumstances, shall be divided into three classes, as nearly equal in number as possible, and designated as Class I, Class II and Class III. ~~The initial term of office of the Class I directors shall expire at the 2001 annual meeting of stockholders, the initial term of office of the Class II directors shall expire at the 2002 annual meeting of stockholders and the initial term of office of the Class III directors shall expire at the 2003 annual meeting of stockholders.~~ Members of each class shall hold office until their successors shall have been duly elected and qualified. At each annual meeting of stockholders~~, beginning with~~ prior to the ~~2001~~2014 annual meeting of stockholders, the successors of the class of directors whose terms are expiring shall be elected for a term expiring at the third succeeding annual meeting of stockholders or thereafter in each case until their respective successors are duly elected and qualified, subject to death, resignation, retirement or removal from office.

        ~~Any new positions created as a result of the increase in the number of directors shall be allocated to make the classes of directors as nearly equal as possible. Any~~Until the 2016 annual meeting of stockholders, any director elected to fill a term resulting from an increase in the number of directors shall have the same term as the other members of such director's class.~~A~~ From and after the 2016 annual meeting of stockholders, a director elected to fill ~~any other~~a vacancy shall ~~have the same remaining term as that of such director's predecessor~~ hold office for a term expiring at the next annual meeting of stockholders.

        Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article SIXTH unless expressly provided by such terms.

        Beginning with the 2014 annual meeting of stockholders, successors to the class or classes of directors whose term expires in that year shall be elected for a term expiring at the next annual meeting of stockholders. Beginning with the 2016 annual meeting of stockholders, the classification of the Board of Directors shall cease, and the entire Board of Directors shall be elected at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders.

C-1

Appendix D

TEXT OF PROPOSED AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (Elimination of Supermajority Voting Provision)

        EIGHTH:     Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of ~~at least eighty percent (80%)~~a majority of the voting power of the then outstanding Voting Stock (as defined below), voting together as a single class, shall be required for approval of any stockholder-initiated proposal to amend or repeal, or adopt any provisions inconsistent with, the Bylaws of the Corporation or Articles FIFTH, SIXTH, and TWELFTH of this Certificate of Incorporation. For the purposes of this Certificate of Incorporation, "Voting Stock" shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors

D-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01LRYD 1UPX + Annual Meeting Proxy Card + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all three nominees, and FOR Proposals 2 - 7. 01 - Robert A. Ingram 02 - William J. Link 03 - Wesley W. von Schack 1. Election of Directors: For Against Abstain 2. Approval of the amendment and restatement of the Long-Term Stock Incentive Compensation Program 4. Advisory vote to approve executive compensation For Against Abstain 3. Approval of the amendment and restatement of the U.S. Employee Stock Purchase Plan 5. Ratification of appointment of the independent registered public accounting firm For Against Abstain For Against Abstain For Against Abstain Change of Address — Please print new address below. Comments — Please print your comments below. IMPORTANT ANNUAL MEETING INFORMATION 6. Approval of amendments to the Restated Certificate of Incorporation to declassify the Board 7. Approval of an amendment to the Restated Certificate of Incorporation to eliminate the supermajority voting provision Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for corporations. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. 8. Advisory vote to approve the stockholder proposal regarding special meetings of stockholders The Board of Directors recommends a vote AGAINST Proposal 8. 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 14, 2013. Vote by Internet • Go to www.investorvote.com/EWLS • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Proxy — Edwards Lifesciences Corporation Proxy for Annual Meeting on May 14, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Mike R. Bowlin, Barbara J. McNeil, M.D., Ph.D., and Michael A. Mussallem proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the others, to represent and to vote all shares of stock of Edwards Lifesciences Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Edwards Lifesciences Corporation to be held at the corporate headquarters of Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614, on Tuesday, May 14, 2013, at 10:00 a.m., Pacific Daylight Time, and any adjournments thereof, on the proposals described in the Proxy Statement and all other matters properly coming before the meeting in accordance with the instructions on the reverse side. This proxy revokes all proxies previously given by the undersigned to vote at such meeting and any adjournments thereof. This proxy will also serve to instruct the trustees of Edwards Lifesciences Corporation 401(k) Saving and Investment Plan and the Edwards Lifesciences Corporation of Puerto Rico Savings and Investment Plan to vote in accordance with the instructions on the reverse side all shares held for the undersigned in such plans. For shares in your Savings and Investment Plan account, voting instructions submitted over the internet, by telephone or by mail must be received by the Trustees by 11:59 p.m., Eastern Daylight Time, on Monday, May 13, 2013. The Trustee will vote allocated shares for which it receives no written instructions in the same proportion as the allocated shares for which voting instructions have been received. IMPORTANT—This Proxy Must Be Signed and Dated On the Reverse Side If Voting By Mail. ON-LINE ANNUAL MEETING MATERIALS (www.computershare-na.com/green) Although you received these materials by regular mail this year, you can still vote your shares conveniently on-line or by telephone. Please see the instructions on the reverse side. Additionally, you may choose to receive future Annual Meeting materials (annual report, notice of annual meeting, proxy statement and proxy card) on-line. By choosing to become one of Edwards Lifesciences Corporation’s future electronic recipients, you help support Edwards Lifesciences Corporation in its efforts to control printing and postage costs. If you choose the option of electronic delivery and voting on-line, you will receive an email before all future annual and/or special meetings of stockholders, notifying you of the website containing the Proxy Statement and other materials to be carefully reviewed before casting your vote. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.